Exhibit 10.1
AMENDED AND RESTATED CREDIT AGREEMENT
Dated as of November 6, 2009,
among
MAGNACHIP SEMICONDUCTOR S.A.
and
MAGNACHIP SEMICONDUCTOR FINANCE COMPANY
as Borrowers,
MAGNACHIP SEMICONDUCTOR LLC
and
THE OTHER GUARANTORS PARTY HERETO,
as Guarantors,
THE LENDERS PARTY HERETO
and
WILMINGTON TRUST FSB,
as Administrative Agent,

i

ANNEX
Annex I	Outstanding Term Loans

SCHEDULES
Schedule 1.01(a)	Korean Opco Security Documents
Schedule 1.01(d)	Subsidiary Guarantors
Schedule 3.03	Governmental Approvals; Compliance with Laws
Schedule 3.05(b)	Real Property
Schedule 3.06(c)	Violations or Proceedings
Schedule 3.07(a)	Equity Interests
Schedule 3.07(c)	Corporate Organizational Chart
Schedule 3.20	Financing Statements
Schedule 4.01(d)	Extinguished Indebtedness
Schedule 4.01(g)	Local and Foreign Counsel
Schedule 5.13	Post-Closing Matters

EXHIBITS
Exhibit A	Form of Administrative Questionnaire

EXHIBITS
Exhibit B	Form of Assignment and Assumption
Exhibit C	Form of Borrowing Request
Exhibit D	Form of Compliance Certificate
Exhibit E	Form of Interest Election Request
Exhibit F	Form of Joinder Agreement
Exhibit G	Form of Note
Exhibit H	Form of Security Agreement
Exhibit I	Form of Solvency Certificate

v

AMENDED AND RESTATED CREDIT AGREEMENT
          This AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”), dated as of November 6, 2009, among MAGNACHIP SEMICONDUCTOR S.A., a société anonyme, organized and existing under the laws of the Grand Duchy of Luxembourg, having its registered office at 74, rue de Merl, L - 2146 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Register of commerce and companies under the number B 97,483, MAGNACHIP SEMICONDUCTOR FINANCE COMPANY, a Delaware corporation (collectively, “Borrowers”), MAGNACHIP SEMICONDUCTOR LLC, a Delaware limited liability company (“Holdings”), the Subsidiary Guarantors listed on the signature pages hereto (such term and each other capitalized term used but not defined herein having the meaning given to it in Article I), the Lenders, Wilmington Trust FSB, as administrative agent (in such capacity, “Administrative Agent”) for the Lenders and as collateral agent (in such capacity, “Collateral Agent”) for the Secured Parties.
WITNESSETH:
          WHEREAS, Holdings, the Borrowers, the subsidiary guarantors party thereto, UBS AG, Stamford Branch, as administrative agent and as collateral agent, UBS Securities LLC, as lead arranger, as documentation agent and as syndication agent, UBS Loan Finance LLC, as swingline lender and Korea Exchange Bank, as issuing bank, are parties to that certain Credit Agreement, dated as of December 23, 2004 (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Pre-Petition Credit Agreement”).
          WHEREAS, on June 12, 2009 (“Petition Date”), Holdings, the Borrowers and certain of the Subsidiary Guarantors, as debtors and debtors-in-possession (the “Debtors”), commenced voluntary cases under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), which cases are being jointly administered (the “Chapter 11 Case”).
          WHEREAS, the Plan of Reorganization of the Debtors, dated September 24, 2009, in the form filed with the Bankruptcy Court and any amendments, supplements or modifications thereto (the “Plan of Reorganization”) has been confirmed pursuant to the Confirmation Order, and concurrently with the effectiveness of this Agreement, the effective date with respect to such Plan of Reorganization has occurred.
          WHEREAS, in connection with the Plan of Reorganization, it has been agreed by the parties hereto to amend and restate the Pre-Petition Credit Agreement to (i) terminate any unused commitments thereunder, (ii) reduce the outstanding principal amount thereunder to $61,750,000, (iii) to redenominate the outstanding revolving loans as outstanding Term Loans, and (iv) provide that the “Loans” outstanding as of the Effective Date and other “Obligations” under and as defined in the Pre-Petition Credit Agreement (including indemnities) shall be governed by and deemed to be outstanding under this Agreement with the intent that the terms of this Agreement shall supersede the terms of the Pre-Petition Credit Agreement, and all references to the Pre-Petition Credit Agreement herein or in any Loan Document or other document or instrument delivered in connection herewith or therewith shall be deemed to refer to this Agreement and the provisions hereof.
          NOW, THEREFORE, the Lenders are willing to extend such credit to Borrowers on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS
          SECTION 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:
          “ABR”, when used in reference to any Loan or Borrowing, is used when such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
          “ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.
          “ABR Loan” shall mean any Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.
          “Acquisition Consideration” shall mean the purchase consideration for any Permitted Acquisition and all other payments by Holdings or any of its Subsidiaries in exchange for, or as part of, or in connection with, any Permitted Acquisition, whether paid in cash or by exchange of Equity Interests or of properties or otherwise and whether payable at or prior to the consummation of such Permitted Acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and includes any and all payments representing the purchase price and any assumptions of Indebtedness, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any person or business; provided that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve, if any, required under GAAP at the time of such sale to be established in respect thereof by Holdings or any of its Subsidiaries.
          “Adjusted LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, (a) an interest rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) determined by the Administrative Agent to be equal to the LIBOR Rate for such Eurodollar Borrowing in effect for such Interest Period divided by (b) 1 minus the Statutory Reserves (if any) for such Eurodollar Borrowing for such Interest Period.
          “Administrative Agent” shall have the meaning assigned to such term in the preamble hereto and includes each other person appointed as the successor pursuant to Article X.
          “Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05(a).
          “Administrative Questionnaire” shall mean an Administrative Questionnaire in substantially the form of Exhibit A.
          “Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that, for purposes of Section 6.09, the term “Affiliate” shall also include (i) any person that directly or indirectly owns more than 10% of any class of Equity Interests of the person specified or (ii) any person that is an executive officer or director of the person specified.

          “Agents” shall mean the Administrative Agent and the Collateral Agent; and “Agent” shall mean any of them.
          “Agreement” shall have the meaning assigned to such term in the preamble hereto.
          “Alternate Base Rate” shall mean, for any day, a rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the greater of (a) the Base Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50%. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Base Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Base Rate or the Federal Funds Effective Rate, respectively.
          “Anti-Terrorism Laws” shall have the meaning assigned to such term in Section 3.21.
          “Applicable Margin” shall mean, for any day, (i) with respect to any Eurodollar Loan, 12.00% per annum and (ii) with respect to any ABR Loan, 11.00% per annum.
          “Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
          “Asset Sale” shall mean (a) any conveyance, sale, assignment, transfer or other disposition (including by way of merger or consolidation, any lease, sublease, license or sublicense that is in effect a disposition and any Sale and Leaseback Transaction) of any property excluding sales of inventory, dispositions of cash equivalents and Intellectual Property licenses, in each case, in the ordinary course of business, by Holdings or any of its Subsidiaries and (b) any issuance or sale of any Equity Interests of any Subsidiary of Holdings, in each case, to any person other than (i) any Borrower or (ii) any Subsidiary Guarantor.
          “Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 10.04(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit B, or any other form approved by the Administrative Agent.
          “Attributable Indebtedness” shall mean, when used with respect to any Sale and Leaseback Transaction, as at the time of determination, the present value (discounted at a rate equivalent to Borrowers’ then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.
          “Bankruptcy Code” means the United States Bankruptcy Code, being Title 11 of the United States Code (11 U.S.C. Sections 101-1330), as the same may be amended, modified, recodified or supplemented, together with all official rules and regulations thereunder.
          “Bankruptcy Court” shall have the meanings set forth in the recitals hereto.

          “Base Rate” shall mean, for any day, a rate per annum that is equal to the corporate base rate of interest determined by the Administrative Agent from time to time; each change in the Base Rate shall be effective on the date such change is effective. The corporate base rate is not necessarily the lowest rate charged by the Administrative Agent to its customers.
          “Board” shall mean the Board of Governors of the Federal Reserve System of the United States.
          “Board of Directors” shall mean, with respect to any person, (i) in the case of any corporation, the board of directors of such person; (ii) in the case of any limited liability company, the board of managers of such person; (iii) in the case of any partnership, the Board of Directors of the general partner of such person; and (iv) in any other case, the functional equivalent of the foregoing.
          “Borrowers” shall have the meaning assigned to such term in the preamble hereto.
          “Borrowing” shall mean Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.
          “Borrowing Request” shall mean a request by any Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.
          “Business Day” shall mean any day other than a Saturday, Sunday or other day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
          “Capital Expenditures” shall mean, for any period, without duplication, the increase during that period in the gross property, plant or equipment account in the consolidated balance sheet of Holdings and its Subsidiaries, determined in accordance with GAAP, whether such increase is due to purchase of properties for cash or financed by the incurrence of Indebtedness, but excluding any portion of such increase attributable solely to acquisitions of property, plant and equipment in Permitted Acquisitions.
          “Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
          “Cash Equivalents” shall mean, as to any person, (a) Dollars, Korean Won, Pound Sterling, Hong Kong dollars, New Taiwan dollars, Euros and Japanese Yen; (b) securities issued or directly and fully guaranteed or insured by the United States government, Korean government, EU member states with a sovereign credit rating of A or better, the Japanese government, the Taiwan government, the Hong Kong government, or any agency or instrumentality of any such government (provided that the full faith and credit of any such government is pledged in support of those securities) having maturities of not more than one year from the date of acquisition; (c) Dollar denominated and Korean Won denominated certificates of deposit, eurodollar time deposits and other similar instruments in the United States, Hong Kong, Taiwan and Japan with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any Lender or with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better or comparable rating by a comparable rating agency in the relevant jurisdiction if a Moody’s or S&P rating is unavailable; (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in clause (c) above; (e) commercial paper having one of the three highest ratings obtainable from S&P and one of the two highest ratings obtainable from Moody’s or comparable rating by a comparable rating agency in the relevant jurisdiction if a Moody’s or S&P rating is unavailable and, in each case, maturing within one year after the date of acquisition; and (f) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (e) of this definition.
          “Cash Interest Expense” shall mean, for any period, Consolidated Interest Expense for such period, less the sum of (a) interest on any debt paid by the increase in the principal amount of such debt including by issuance of additional debt of such kind; (b) items described in clause (c) or, other than to the extent paid in cash, clause (g) of the definition of “Consolidated Interest Expense;” and (c) gross interest income of Holdings and its Subsidiaries for such period.
          “Casualty Event” shall mean any loss of title or any loss of or damage to or destruction of, or any condemnation or other taking (including by any Governmental Authority) of, any property of Holdings or any of its Subsidiaries. “Casualty Event” shall include but not be limited to any taking of all or any part of any Real Property of any person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any Requirement of Law, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of any person or any part thereof by any Governmental Authority, civil or military, or any settlement in lieu thereof.
          “CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. § 9601 et seq. and any implementing regulations.
     A “Change in Control” shall be deemed to have occurred if:
     (a) Holdings at any time ceases to own 99% of the Equity Interests of Lux Borrower, 100% of the Equity Interests of the U.S. Sales Subsidiary or 100% of the Equity Interests of MagnaChip SA Holdings;
     (b) MagnaChip SA Holdings ceases to own 1% of the Equity Interests of Lux Borrower;
     (c) Lux Borrower ceases to own 100% of the Equity Interests of each of Dutch Holdco, MagnaChip Semiconductor Finance Company or any Foreign Sales Subsidiary;
     (d) Dutch Holdco ceases to own 100% of the Equity Interests of Korean Opco;
     (e) at any time a change of control occurs under any Material Indebtedness;
     (f) prior to an IPO, (i) the Permitted Holders cease to own, or to have the power to vote or direct the voting of, Voting Stock of Holdings representing a majority of the voting power of the total outstanding Voting Stock of Holdings or (ii) the Permitted Holders cease to own

Equity Interests representing a majority of the total economic interests of the Equity Interests of Holdings;
     (g) following an IPO, (i) the Permitted Holders shall fail to own, or to have the power to vote or direct the voting of, Voting Stock of Holdings representing more than 25% of the voting power of the total outstanding Voting Stock of Holdings, (ii) the Permitted Holders cease to own Equity Interests representing more than 25% of the total economic interests of the Equity Interests of Holdings or (iii) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause such person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock of Holdings representing more than 25% of the voting power of the total outstanding Voting Stock of Holdings; or
     (h) following an IPO, during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Holdings (together with any new directors whose election to such Board of Directors or whose nomination for election was approved by a vote of a majority of the members of the Board of Directors of Holdings, which members comprising such majority are then still in office and were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Holdings.
          For purposes of this definition, a person shall not be deemed to have beneficial ownership of Equity Interests subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.
          “Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking into effect of any law, treaty, order, policy, rule or regulation, (b) any change in any law, treaty, order, policy, rule or regulation or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
          “Chapter 11 Case” shall have the meaning set forth in the recitals hereto.
          “Charges” shall have the meaning assigned to such term in Section 10.15.
          “Class,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Term Loans or Incremental Loans, in each case, under this Agreement, as originally in effect or pursuant to Section 2.18, of which such Loan or Borrowing shall be a part.
          “Clearing House” shall mean the means the Seoul Clearing House, an institution appointed by the Minster of the Ministry of Justice of Korea pursuant to Article 83 of the Bills of Exchange and Promissory Notes Law of Korea and Article 69 of the Cheques Law of Korea and operated by the Korea Financial Telecommunications and Clearing Institute for settlement activities by way of exchange of bills of exchange, promissory notes and cheques in Korea.

          “Closing Date” shall mean December 23, 2004.
          “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
          “Collateral” shall mean, collectively, all of the Security Agreement Collateral, the Mortgaged Property and all other property wherever situate of whatever kind and nature subject or purported to be subject from time to time to a Lien under any Security Document.
          “Collateral Agent” shall have the meaning assigned to such term in the preamble hereto.
          “Collateral Trust Agreement” shall mean that certain Amended and Restated Collateral Trust Agreement dated as of the date hereof by and among the Administrative Agent, the Collateral Agent, the Senior Secured Notes Trustee, Korean Opco and the Collateral Trustee.
          “Collateral Trustee” shall mean US Bank National Association, its successors and assigns.
          “Collateral Trust Documents” shall mean the Collateral Trust Agreement and all other documents executed and delivered in connection therewith relating to the granting of liens or the issuance of guarantees by Korean Opco.
          “Commitment” shall mean, from the date on which any Incremental Loan Commitment shall have become effective pursuant to Section 2.18, with respect to any Lender, such Lender’s Incremental Loan Commitment, if any, as the same may be reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04.
          “Companies” shall mean Holdings and its Subsidiaries; and “Company” shall mean any one of them.
          “Compliance Certificate” shall mean a certificate of a Financial Officer substantially in the form of Exhibit D.
          “Confirmation Order” means the Findings of Fact, Conclusions of Law, and Order Confirming the Loan Parties’ Plan of Reorganization issued by the Bankruptcy Court and entered on September 25, 2009 in the Chapter 11 Case.
          “Consolidated Amortization Expense” shall mean, for any period, the amortization expense of Holdings and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.
          “Consolidated Depreciation Expense” shall mean, for any period, the depreciation expense of Holdings and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.
          “Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, adjusted by (x) adding thereto, in each case only to the extent (and in the same proportion) deducted in determining such Consolidated Net Income (and with respect to the portion of Consolidated Net Income attributable to any Subsidiary of Holdings only if a corresponding amount would be permitted at the date of determination to be distributed to a Borrower by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its Organizational Documents and all agreements, instruments and Requirements of Law applicable to such Subsidiary or its equityholders):
     (a) Consolidated Interest Expense for such period;
     (b) Consolidated Amortization Expense for such period;
     (c) Consolidated Depreciation Expense for such period;
     (d) Consolidated Tax Expense for such period plus the amount of any Permitted Tax Distributions made by Holdings pursuant to Section 6.08(c);
     (e) costs and expenses directly incurred in connection with the Chapter 11 Case and the Transactions; and
     (f) the aggregate amount of all other non-cash charges reducing Consolidated Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period; and
(y) subtracting therefrom the aggregate amount of all non-cash items increasing Consolidated Net Income (other than the accrual of revenue or recording of receivables in the ordinary course of business) for such period. For the avoidance of doubt, Consolidated EBITDA for any period shall not include any Cure Amount received by Holdings in any period. Notwithstanding anything to the contrary in the foregoing, for purposes of calculating Consolidated EBITDA for any period that includes any of the fiscal quarters ended March 29, 2009, June 28, 2009 or September 27, 2009, Consolidated EBITDA for such fiscal quarters shall be deemed to be $2,290,000, $29,010,000 and $31,820,000, respectively, subject, in each case, to normal year-end audit adjustments.
          Consolidated EBITDA shall be calculated on a Pro Forma Basis to give effect to any Permitted Acquisition and Asset Sales (other than any dispositions in the ordinary course of business) consummated at any time on or after the first day of the Test Period thereof as if each such Permitted Acquisition had been effected on the first day of such period and as if each such Asset Sale had been consummated on the day prior to the first day of such period.
          “Consolidated Indebtedness” shall mean, as at any date of determination, the aggregate amount of all Indebtedness of Holdings and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.
          “Consolidated Interest Expense” shall mean, for any period, the total consolidated interest expense of Holdings and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP plus, without duplication:
     (a) imputed interest on Capital Lease Obligations and Attributable Indebtedness of Holdings and its Subsidiaries for such period;
     (b) commissions, discounts and other fees and charges owed by Holdings or any of its Subsidiaries with respect to letters of credit securing financial obligations, bankers’ acceptance financing and receivables financings for such period;

     (c) amortization of debt issuance costs, debt discount or premium and other financing fees and expenses incurred by any Borrower or any of its Subsidiaries for such period;
     (d) cash contributions to any employee stock ownership plan or similar trust made by Holdings or any of its Subsidiaries to the extent such contributions are used by such plan or trust to pay interest or fees to any person (other than any Borrower or a Wholly Owned Subsidiary) in connection with Indebtedness incurred by such plan or trust for such period;
     (e) all interest paid or payable with respect to discontinued operations of Holdings or any of its Subsidiaries for such period;
     (f) the interest portion of any deferred payment obligations of Holdings or any of its Subsidiaries for such period;
     (g) all interest on any Indebtedness of Holdings or any of its Subsidiaries of the type described in clause (f) or (k) of the definition of “Indebtedness” for such period;
provided that (a) to the extent directly related to the Transactions, debt issuance costs, debt discount or premium and other financing fees and expenses shall be excluded from the calculation of Consolidated Interest Expense and (b) Consolidated Interest Expense shall be calculated after giving effect to Hedging Agreements (including associated costs), but excluding unrealized gains and losses with respect to Hedging Agreements.
          Consolidated Interest Expense shall be calculated on a Pro Forma Basis to give effect to any Indebtedness incurred, assumed or permanently repaid or extinguished during the relevant Test Period in connection with any Permitted Acquisitions and Asset Sales (other than any dispositions in the ordinary course of business) as if such incurrence, assumption, repayment or extinguishing had been effected on the first day of such period.
          “Consolidated Net Income” shall mean, for any period, the consolidated net income (or loss) of Holdings and its Subsidiaries determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:
     (a) the net income (or loss) of any person (other than a Subsidiary of Holdings) in which any person other than Holdings or any of its Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by such Borrower or (subject to clause (b) below) such Subsidiary during such period;
     (b) the net income of any Subsidiary of Holdings during such period to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of that income is not permitted by operation of the terms of its Organizational Documents or any agreement, instrument or Requirement of Law applicable to that Subsidiary during such period, except that Borrowers’ equity in net loss of any such Subsidiary for such period shall be included in determining Consolidated Net Income;
     (c) any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss), realized during such period by Holdings or any of its Subsidiaries upon any Asset Sale (other than any dispositions in the ordinary course of business) by any Borrower or any of its Subsidiaries;

     (d) gains and losses due solely to fluctuations in currency values and the related tax effects determined in accordance with GAAP for such period;
     (e) unrealized gains and losses with respect to Hedging Obligations for such period;
     (f) any extraordinary gain (or extraordinary loss), together with any related provision for taxes on any such gain (or the tax effect of any such loss), recorded or recognized by Holdings or any of its Subsidiaries during such period; and
          For purposes of this definition of “Consolidated Net Income,” Consolidated Net Income shall be reduced (to the extent not already reduced thereby) by the amount of any Permitted Tax Distributions made by Holdings pursuant to Section 6.08(c).
          “Consolidated Tax Expense” shall mean, for any period, the tax expense of Holdings and its Subsidiaries, for such period, determined on a consolidated basis in accordance with GAAP.
          “Contingent Obligation” shall mean, as to any person, any obligation, agreement, understanding or arrangement of such person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; (d) with respect to bankers’ acceptances, letters of credit and similar credit arrangements, until a reimbursement obligation arises (which reimbursement obligation shall constitute Indebtedness); or (e) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or any product warranties. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable, whether singly or jointly, pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.
          “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.
          “Controlled Investment Affiliate” means, as to any person, any other person which directly or indirectly is in Control of, is Controlled by, or is under common Control with, such person and is organized by such person (or any person Controlling such person) primarily for making equity or debt investments in Holdings or other portfolio companies.
          “Credit Extension” shall mean the making of a Loan by a Lender.

          “CRPL” shall mean the Corporate Restructuring Promotion Law of Korea (Law Number 09617 (amended in 2009)) and all regulations, rules and decrees promulgated under the CRPL and any successor statute or law.
          “Cumulative Credit” means, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication:
     (a) $5.0 million, plus;
     (b) the aggregate cumulative sum of 50% of Excess Cash Flow for each full fiscal quarter ending after the Effective Date (which, for the avoidance of doubt, shall not include the fiscal quarter ending December 31, 2009), plus;
     (c) cash proceeds from the sale of Equity Interests of Holdings (other than Disqualified Capital Stock or any Equity Interests that provide for the making of mandatory Dividends prior to the first anniversary of the Maturity Date) after the Effective Date, excluding any Cure Amounts, plus;
     (d) cash contributions to the capital of Holdings after the Effective Date, excluding any Cure Amounts, minus;
     (e) any Dividends made pursuant to Section 6.08(d) after the Effective Date, minus;
     (f) any payments, prepayments, redemptions or acquisitions of Subordinated Indebtedness pursuant to Section 6.11(a) after the Effective Date.
          “Cure Amount” shall have the meaning assigned to such term in Section 8.03.
          “Cure Right” shall have the meaning assigned to such term in Section 8.03.
          “Current Assets” shall mean, with respect to Holdings and its Subsidiaries on a consolidated basis at any date of determination, the sum of all assets (other than cash and Cash Equivalents or other cash equivalents) that would, in accordance with GAAP, be classified on a consolidated balance sheet of Holdings and its Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits.
          “Current Liabilities” shall mean, with respect to Holdings and its Subsidiaries on a consolidated basis at any date of determination, all liabilities that would, in accordance with GAAP, be classified on a consolidated balance sheet of Holdings and its Subsidiaries as current liabilities at such date of determination, other than (a) the current portion of any Indebtedness; (b) accruals of Consolidated Interest Expense; (c) accruals for current or deferred Taxes based on income or profits; (d) accruals, if any, of transaction costs resulting from the Transactions; (e) accruals of any costs or expenses related to (i) severance or termination of employees prior to the Effective Date or (ii) bonuses, pension and other post-retirement benefit obligations; and (f) accruals for add-backs to Consolidated EBITDA.
          “Debt Issuance” shall mean the incurrence by Holdings or any of its Subsidiaries of any Indebtedness after the Effective Date (other than as permitted by Section 6.01).
          “Debt Service” shall mean, for any period, Cash Interest Expense for such period plus scheduled principal amortization of all Indebtedness for such period.

          “Default” shall mean any event, occurrence or condition which is, or upon notice, lapse of time or both would constitute, an Event of Default.
          “Default Rate” shall have the meaning assigned to such term in Section 2.06(c).
          “Disqualified Capital Stock” shall mean any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event; (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Maturity Date; (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interests referred to in (a) above, in each case at any time on or prior to the first anniversary of the Maturity Date; or (c) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations; provided, however, that any Equity Interests that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of a change in control or an asset sale occurring prior to the first anniversary of the Maturity Date shall not constitute Disqualified Capital Stock if such Equity Interests provide that the issuer thereof will not redeem any such Equity Interests pursuant to such provisions prior to the repayment in full of the Obligations.
          “Dividend” with respect to any person shall mean that such person has declared or paid a dividend or returned any equity capital to the holders of its Equity Interests or authorized or made any other distribution, payment or delivery of property (other than Qualified Capital Stock of such person) or cash to the holders of its Equity Interests as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration any of its Equity Interests outstanding (or any options or warrants issued by such person with respect to its Equity Interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for consideration any of the Equity Interests of such person outstanding (or any options or warrants issued by such person with respect to its Equity Interests). Without limiting the foregoing, “Dividends” with respect to any person shall also include all payments made or required to be made by such person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.
          “Dutch Holdco” shall mean MagnaChip Semiconductor B.V., a Dutch privately held limited liability company.
          “Dollars” or “$” shall mean lawful money of the United States.
          “Early Excess Cash Flow Prepayment” means a prepayment of Loans pursuant to Section 2.09(d).
          “Effective Date” shall mean the date on which the conditions precedent set forth in Section 4.01 shall have been satisfied or waived with the consent of the Supermajority Lenders, which date is November 6, 2009.

          “Eligible Assignee” shall mean (i) any Lender; (ii) an Affiliate of any Lender; (iii) an Approved Fund; and (iv) any other person (other than a natural person) approved by the Supermajority Lenders and Borrowers.
          “Embargoed Person” shall have the meaning assigned to such term in Section 6.21.
          “Enforcement Lenders” shall mean (i) to the extent that Permitted Holders and their Affiliates hold more than 50% of the sum of all the Loans outstanding and unused Commitments, all Lenders who are not Permitted Holders or Affiliates thereof, and (ii) otherwise, the Required Lenders.
          “Environment” shall mean ambient air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface and subsurface strata, natural resources, the workplace, and any other area or medium in any Environmental Law.
          “Environmental Claim” shall mean any claim, notice, demand, order, action, suit, proceeding or other communication alleging liability for an obligation with respect to any investigation, remediation, removal, cleanup, response, corrective action, damages to natural resources, personal injury, property damage, fines, penalties or other costs resulting from, related to or arising out of (i) the presence, Release or threatened Release in or into the Environment of Hazardous Material at any location or (ii) any violation or alleged violation of any Environmental Law, and shall include any claim seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from, related to or arising out of the presence, Release or threatened Release of Hazardous Material or alleged injury or threat of injury to health, safety or the Environment.
          “Environmental Law” shall mean any and all applicable present and future treaties, laws, statutes, ordinances, regulations, rules, decrees, orders, judgments, consent orders, consent decrees, code or other binding requirements, and the common law, in any jurisdiction relating to protection of public health or the Environment, the Release or threatened Release of Hazardous Material, natural resources or natural resource damages, or occupational safety or health.
          “Environmental Permit” shall mean any permit, license, approval, registration, notification, exemption, consent or other authorization required in any jurisdiction by or from a Governmental Authority under Environmental Law.
          “Equity Interest” shall mean, with respect to any person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued after the Effective Date, but excluding debt securities convertible or exchangeable into such equity.
          “Equity Issuance” shall mean, without duplication, (i) any issuance or sale by Holdings after the Effective Date of any Equity Interests in Holdings (including any Equity Interests issued upon exercise of any warrant or option) or any warrants or options to purchase Equity Interests or (ii) any contribution to the capital of Holdings.
          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

          “ERISA Affiliate” shall mean, with respect to any person, any trade or business (whether or not incorporated) that, together with such person, is treated as a single employer under Section 414 of the Code.
          “ERISA Event” shall mean (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) prior to the effectiveness of the applicable provisions of the Pension Protection Act, the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), or on and after the effective date of the applicable provisions of the Pension Protection Act, any failure by any Plan to satisfy the minimum funding standard (within the meaning of Sections 412 and 430 of the Code or Section 302 of ERISA) applicable to such Plan, in each case whether or not waived; (c) the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the filing pursuant to, prior to the effectiveness of the applicable provisions of the Pension Protection Act, Section 412(d) of the Code or Section 303(d) of ERISA, or on and after the effectiveness of the applicable provisions of the Pension Protection Act, Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence by any Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by any Company or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (g) the incurrence by any Company or any of its ERISA Affiliates of any liability with respect to the withdrawal from any Plan or Multiemployer Plan; (h) the receipt by any Company or its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or on and after the effective date of the applicable provisions of the Pension Protection Act, is in endangered or critical status, with the meaning of Section 305 of ERISA; (i) the “substantial cessation of operations” within the meaning of Section 4062(e) of ERISA with respect to a Plan; (j) the making of any amendment to any Plan which could result in the imposition of a lien or the posting of a bond or other security; (k) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in liability to any Company; and (l) on and after the effectiveness of the applicable provisions of the Pension Protection Act, a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code).
          “Eurodollar Borrowing” shall mean a Borrowing comprised of Eurodollar Loans.
          “Eurodollar Loan” shall mean any Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate in accordance with the provisions of Article II.
          “Event of Default” shall have the meaning assigned to such term in Section 8.01.
          “Excess Cash Flow” shall mean, with respect to Holdings and its Subsidiaries on a consolidated basis for any applicable period, Consolidated EBITDA for such period, minus, without duplication:

     (a) Debt Service for such period (other than principal repayments in respect of any revolving credit facility unless there is an equivalent permanent reduction in commitments thereunder);
     (b) the amount of any voluntary prepayment permitted hereunder of term Indebtedness during such period (other than any voluntary prepayment of the Loans), so long as the amount of such prepayment is not already reflected in Debt Service;
     (c) (i) Capital Expenditures by Holdings and its Subsidiaries on a consolidated basis during such period that are paid in cash (to the extent permitted under this Agreement) other than any such Capital Expenditures that are financed with the Net Cash Proceeds of any Asset Sale pursuant to Section 2.09(c)(ii) and (ii) the aggregate consideration paid in cash during the period in respect of Permitted Acquisitions and other Investments permitted hereunder less any amounts received in cash in respect thereof;
     (d) Capital Expenditures that Holdings or any of its Subsidiaries shall, during such period, become obligated to make but that are not made during such period (to the extent permitted under this Agreement); provided that (i) such Capital Expenditures and the delivery of the related equipment will be made within 180 days after the end of such period, and (ii) any amount so deducted shall not be deducted again in a subsequent period;
     (e) Taxes paid in cash by Holdings and its Subsidiaries (or Permitted Tax Distributions permitted by Section 6.08(c)) on a consolidated basis during such period or that will be paid within six months after the close of such period; provided that with respect to any such amounts to be paid after the close of such period, (i) any amount so deducted shall not be deducted again in a subsequent period, and (ii) appropriate reserves shall have been established in accordance with GAAP;
     (f) an amount equal to any increase in Working Capital for such period;
     (g) cash expenditures made in respect of Hedging Agreements permitted under this Agreement during such period, to the extent not reflected in the computation of Consolidated EBITDA or Consolidated Interest Expense;
     (h) Dividends (including repurchases by Holdings of its Qualified Capital Stock expressly permitted under Section 6.08(b)) paid in cash in such period by Holdings or any of its Subsidiaries to any person other than Holdings, any other Borrower or any of the Subsidiaries and to the extent expressly permitted under Section 6.08 (other than Section 6.08(d));
     (i) amounts paid in cash during such period on account of (A) items that were accounted for as noncash reductions of net income in determining Consolidated Net Income or as noncash reductions of Consolidated Net Income in determining Consolidated EBITDA of Holdings and its Subsidiaries in a prior period and (B) reserves or accruals established in purchase accounting (provided that any amounts that are deducted from Excess Cash Flow pursuant to this clause (i) shall not thereafter be deducted from Excess Cash Flow in any succeeding period);
     (j) to the extent not deducted in the computation of Net Cash Proceeds in respect of any Asset Sale or Casualty Event giving rise thereto, the amount of any mandatory prepayment of

Indebtedness (other than Indebtedness created hereunder or under any other Loan Document) made in cash in such period, together with the cash portion of any interest, premium or penalties required to be paid (and actually paid) in connection therewith; and
     (k) the aggregate amount of items (including the cash funding of pensions and retirement obligations) that were added to or not deducted from net income in calculating Consolidated Net Income or were added to or not deducted from Consolidated Net Income in calculating Consolidated EBITDA to the extent such items represented a cash payment (which had not reduced Excess Cash Flow upon the accrual thereof in a prior period), or an accrual for a cash payment, by Holdings or any of its Subsidiaries or did not represent cash received by Holdings or any of its Subsidiaries, in each case on a consolidated basis during such period;
     plus, without duplication:
     (l) an amount equal to any decrease in Working Capital for such period;
     (m) all amounts referred to in clauses (b), (c), (d) and (h) above to the extent funded with the proceeds of the issuance or the incurrence of Indebtedness (including Capital Lease Obligations and purchase money Indebtedness), the sale or issuance of any Equity Interests (including any capital contributions) and any loss, damage, destruction or condemnation of, or any sale, transfer or other disposition (including any sale and leaseback of assets and any mortgage or lease of Real Property) to any person of any asset or assets, in each case to the extent there is a corresponding deduction from Excess Cash Flow above;
     (n) to the extent any permitted Capital Expenditures referred to in clause (d) above and the delivery of the related equipment have not occurred within 180 days of the end of the period in which such adjustment was made pursuant to clause (d) above, the amount of such Capital Expenditures that were not so made;
     (o) cash payments received in respect of Hedging Agreements during such period to the extent (i) not included in the computation of Consolidated EBITDA or (ii) such payments do not reduce Cash Interest Expense;
     (p) any extraordinary or nonrecurring gain realized in cash during such period (except to the extent such gain consists of Net Cash Proceeds subject to Section 2.09(c) or (f));
     (q) to the extent deducted in the computation of Consolidated EBITDA, cash interest income; and
     (r) the aggregate amount of items that were deducted from or not added to net income in connection with calculating Consolidated Net Income or were deducted from or not added to Consolidated Net Income in calculating Consolidated EBITDA to the extent either (i) such items represented cash received by Holdings or any of its Subsidiaries or (ii) such items do not represent cash paid by Holdings or any of its Subsidiaries, in each case on a consolidated basis during such period.
          “Excess Cash Flow Prepayment” shall have the meaning assigned to such term in Section 2.09(b).
          “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

          “Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) taxes imposed on or measured by the recipient’s overall net income (however denominated), franchise taxes imposed on the recipient (in lieu of net income taxes) and branch profits taxes imposed on the recipient, by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located and (b) any Luxembourg federal withholding tax that is imposed on amounts payable to any Lender at the time such Lender becomes a party hereto (or designates a new lending office) or is attributable to such Lender’s failure to comply with Section 2.14(e), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Borrower with respect to such withholding tax pursuant to Section 2.14(a); provided that this clause (b) shall not apply to any Tax imposed on a Lender in connection with an interest or participation in any Loan or other obligation that such Lender was required to acquire pursuant to Section 2.13(c).
          “Executive Order” shall have the meaning assigned to such term in Section 3.22.
          “Existing Lien” shall have the meaning assigned to such term in Section 6.02(c).
          “Existing Obligations” shall have the meaning assigned to such term in Section 10.19(b).
          “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System of the United States arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.
          “Fee Letter” shall mean that certain Fee Letter dated as of November 6, 2009 among the Borrowers and the Administrative Agent.
          “Final Order” shall mean an order or judgment of a court of competent jurisdiction that has been entered on the docket maintained by the clerk of such court and has not been reversed, vacated or stayed and as to which (a) the time to appeal, petition for certiorari or move for a stay, new trial, reargument or rehearing has expired and as to which no appeal, petition for certiorari or other proceedings for a stay, new trial, reargument or rehearing shall then be pending or (b) if an appeal, writ of certiorari, stay, new trial, reargument or rehearing thereof has been sought, (i) such order or judgment shall have been affirmed by the highest court to which such order was appealed, certiorari shall have been denied or a stay, new trial, reargument or rehearing shall have been denied or resulted in no modification of such order and (ii) the time to take any further appeal, petition for certiorari or move for a stay, new trial, reargument or rehearing shall have expired.
          “Finance Subsidiary” shall mean MagnaChip Semiconductor Finance Company, a Delaware limited liability company.
          “Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person.

          “FIRREA” shall mean the Federal Institutions Reform, Recovery and Enforcement Act of 1989, as amended.
          “Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement (other than a Plan or Multiemployer Plan) maintained or contributed to by any Company with respect to employees employed outside the United States.
          “Foreign Sales Subsidiaries” means each of the Sales Subsidiaries other than the US Sales Subsidiary.
          “Foreign Subsidiary” shall mean a Subsidiary that is organized under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia.
          “Fund” shall mean any person that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.
          “GAAP” shall mean generally accepted accounting principles in the United States applied on a consistent basis.
          “Governmental Authority” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) in any jurisdiction.
          “Governmental Real Property Disclosure Requirements” shall mean any Requirement of Law of any Governmental Authority requiring notification of the buyer, lessee, mortgagee, assignee or other transferee of any Real Property, facility, establishment or business, or notification, registration or filing to or with any Governmental Authority, in connection with the sale, lease, mortgage, assignment or other transfer (including any transfer of control) of any Real Property, facility, establishment or business, of the actual or threatened presence or Release in or into the Environment, or the use, disposal or handling of Hazardous Material on, at, under or near the Real Property, facility, establishment or business to be sold, leased, mortgaged, assigned or transferred.
          “Guaranteed Obligations” shall have the meaning assigned to such term in Section 7.01.
          “Guarantees” shall mean the guarantees issued pursuant to Article VII by Holdings and the Subsidiary Guarantors and the Korean Opco Bank Guarantee.
          “Guarantors” shall mean Holdings and the Subsidiary Guarantors.
          “Hazardous Materials” shall mean the following: hazardous substances; hazardous wastes; polychlorinated biphenyls (“PCBs”) or any substance or compound containing PCBs; asbestos or any asbestos-containing materials in any form or condition; radon or any other radioactive materials including any source, special nuclear or by-product material; petroleum, crude oil or any fraction thereof; and any other pollutant or contaminant or chemicals, wastes, materials, compounds, constituents or substances, subject to regulation or which can give rise to liability under any Environmental Laws.

          “Hedging Agreement” shall mean any swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.
          “Hedging Obligations” shall mean obligations under or with respect to Hedging Agreements.
          “Holdings” shall have the meaning assigned to such term in the preamble hereto.
          “Hynix Related Account Debtors” shall mean Hynix Semiconductor Inc. and each of its Subsidiaries that is an account debtor with respect to any Hynix Related Receivable.
          “Hynix Related Receivables” shall mean any “accounts” as defined in the New York UCC owing to any of the Companies by any Hynix Related Account Debtors.
          “Increase Effective Date” shall have the meaning assigned to such term in Section 2.18(a).
          “Increase Joinder” shall have the meaning assigned to such term in Section 2.18(c).
          “Incremental Loan” shall have the meaning assigned to such term in Section 2.18(c)(i).
          “Incremental Loan Commitments” shall have the meaning assigned to such term in Section 2.18(a).
          “Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money or advances; (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such person upon which interest charges are customarily paid or accrued; (d) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person; (e) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business on normal trade terms and, unless subject to a good faith dispute, not overdue by more than 90 days); (f) all Indebtedness of others secured by any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, but limited to the fair market value of such property; (g) all Capital Lease Obligations, Purchase Money Obligations and synthetic lease obligations of such person; (h) all Hedging Obligations to the extent required to be reflected on a balance sheet of such person; (i) all Attributable Indebtedness of such person; (j) all obligations of such person for the reimbursement of any obligor in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions; and (k) all Contingent Obligations of such person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (j) above. The Indebtedness of any person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person’s ownership interest in or other relationship with such entity, except (other than in the case of general partner liability) to the extent that terms of such Indebtedness expressly provide that such person is not liable therefor.
          “Indemnified Party” shall have the meaning assigned to such term in Section 9.03.
          “Indemnified Taxes” shall mean all Taxes other than Excluded Taxes.

          “Indemnitee” shall have the meaning assigned to such term in Section 10.03(b).
          “Information” shall have the meaning assigned to such term in Section 10.13.
          “Insurance Policies” shall mean the insurance policies and coverages required to be maintained by each Loan Party which is an owner of Mortgaged Property with respect to the applicable Mortgaged Property pursuant to Section 5.04 and all renewals and extensions thereof.
          “Insurance Requirements” shall mean, collectively, all provisions of the Insurance Policies, all requirements of the issuer of any of the Insurance Policies and all orders, rules, regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon each Loan Party which is an owner of Mortgaged Property and applicable to the Mortgaged Property or any use or condition thereof.
          “Intellectual Property” shall mean collectively, all rights, privileges relating to intellecttual property, whether arising under United States, state, multinational or foreign laws or otherwise, including, without limitation, copyrights, patents, trademarks, service-marks, trade names, domain names, technology, proprietary information, know-how and processes, recipes, formulas, trade secrets, all applications for registration or issuance of any of the foregoing, and all rights to sue at law or in equity for any past, present or future infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.
          “Intercompany Loan Documents” shall mean any promissory note or other instrument evidencing any extension of credit by any Loan Party to Holdings or any of its Subsidiaries.
          “Interest Election Request” shall mean a request by any Borrower to convert or continue a Borrowing in accordance with Section 2.08(b), substantially in the form of Exhibit E.
          “Interest Payment Date” shall mean (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December to occur during any period in which such Loan is outstanding; (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Loan with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period; and (c) with respect to any Loan, the Maturity Date or such earlier date on which the maturity of the Loans is accelerated, as the case may be.
          “Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, if each affected Lender so agrees, nine months) thereafter, as any Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day; and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing; provided, however, that an Interest Period shall be limited to the extent required under Section 2.02(e).
          “Investments” shall have the meaning assigned to such term in Section 6.04.
          “IPO” shall mean the first underwritten public offering by Holdings of its Equity Interests after the Effective Date pursuant to a registration statement filed with the Securities and Exchange Commission in accordance with the Securities Act that results in cumulative gross proceeds of not less than $25 million.
          “Joinder Agreement” shall mean a joinder agreement substantially in the form of Exhibit F.
          “Judgment Currency” shall have the meaning assigned to such term in Section 10.18(a).
          “Judgment Currency Conversion Date” shall have the meaning assigned to such term in Section 10.18(a).
          “Korean Opco” shall mean MagnaChip Semiconductor Ltd., a Korean yuhan hoesa.
          “Korean Opco Bank Guarantee” shall have the meaning assigned to such term in Section 4.01(q)(i).
          “Korean Opco Loan Documents” shall mean the Korean Opco Bank Guarantee, the Korean Opco Security Documents, and all other documents executed and delivered with respect thereto.
          “Korean Opco Security Documents” shall mean each of the documents executed by Korean Opco granting liens and/or security interests in each of its assets in favor of the Collateral Trustee as security for the obligations of Korean Opco under the Korean Opco Bank Guarantee and all documents and other instruments related, directly or indirectly, thereto (including, without limitation, such documents and instruments set forth on Schedule 1.01(a)).
          “Leases” shall mean any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, franchise agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any Real Property.
          “Lenders” shall mean (a) the financial institutions listed as Lenders on the signature pages hereto, (b) any financial institution that has become a party hereto pursuant to an Assignment and Assumption, and (c) any financial institution that becomes party hereto pursuant to Section 2.18, other than, in each case, any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Assumption.
          “LIBOR Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent to be the arithmetic mean (rounded upward, if necessary, to the nearest 1/100th of 1%) of the offered rates for deposits in dollars with a term comparable to such Interest Period that appears on the Telerate British Bankers Assoc. Interest Settlement Rates Page (as defined below) at approximately 11:00 a.m., London, England time, on the second full Business Day preceding the first day of such Interest Period; provided, however, that (i) if no comparable term for an Interest Period is available, the LIBOR Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such Interest Period and (ii) if there shall at any time no longer exist a Telerate British Bankers Assoc. Interest Settlement Rates Page, “LIBOR Rate” shall mean, with respect to each day during each Interest Period pertaining to Eurodollar Borrowings comprising part of the same Borrowing, the rate per annum equal to the rate at which the Administrative Agent is offered deposits in dollars at approximately 11:00 a.m., London, England time, two Business Days prior to the first day of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to its portion of the amount of such Eurodollar Borrowing to be outstanding during such Interest Period. “Telerate British Bankers Assoc. Interest Settlement Rates Page” shall mean the display designated as Page 3750 on the Telerate System Incorporated Service (or such other page as may replace such page on such service for the purpose of displaying the rates at which dollar deposits are offered by leading banks in the London interbank deposit market).
          “Lien” shall mean, with respect to any property, (a) any mortgage, deed of trust, lien, pledge, encumbrance, claim, charge, assignment, hypothecation, security interest or encumbrance of any kind or any arrangement to provide priority or preference or any filing of any financing statement under the UCC or any other similar notice of lien under any similar notice or recording statute of any Governmental Authority, including any easement, right-of-way or other encumbrance on title to Real Property, in each of the foregoing cases whether voluntary or imposed by law, and any agreement to give any of the foregoing; (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property; and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
          “Liquidity Requirement” shall have the meaning assigned to such term in Section 6.10.
          “Loan Documents” shall mean this Agreement, the Notes (if any), the Security Documents, the Collateral Trust Documents, and the Korean Opco Loan Documents.
          “Loan Parties” shall mean Holdings, Borrowers and the Subsidiary Guarantors.
          “Loans” shall mean, as the context may require, a Term Loan or an Incremental Loan.
          “Lux Borrower” shall mean MagnaChip Semiconductor S.A., a Luxembourg corporation.
          “MagnaChip SA Holdings” shall mean MagnaChip Semiconductor SA Holdings LLC, a Delaware limited liability company.
          “Margin Stock” shall have the meaning assigned to such term in Regulation U.
          “Material Adverse Effect” shall mean (a) a material adverse effect on the business, property, results of operations, prospects or condition, financial or otherwise, of Borrowers and their Subsidiaries, taken as a whole, or Holdings and its Subsidiaries taken as a whole; (b) material impairment of the ability of the Loan Parties to perform any of their obligations under any Loan Document; (c) material impairment of the rights of or benefits or remedies available to the Lenders or the Collateral Agent under any Loan Document; or (d) a material adverse effect on the Collateral or the Liens in favor of the Collateral Agent (for its benefit and for the benefit of the other Secured Parties) on the Collateral or the priority of such Liens; provided that, neither the Chapter 11 Case nor the events leading thereto shall constitute a Material Adverse Effect.
          “Material Indebtedness” shall mean any Indebtedness (other than the Loans) or Hedging Obligations of Holdings or any of its Subsidiaries in an aggregate outstanding principal amount exceeding $3.0 million. For purposes of determining Material Indebtedness, the “principal amount” in respect of any Hedging Obligations of any Loan Party at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Loan Party would be required to pay if the related Hedging Agreement were terminated at such time.
          “Maturity Date” shall mean November 6, 2013.
          “Maximum Rate” shall have the meaning assigned to such term in Section 10.15.
          “Mortgage” shall mean an agreement, including, but not limited to, a mortgage, deed of trust or any other document, creating and evidencing a Lien on a Mortgaged Property, which shall be reasonably satisfactory to the Collateral Agent and include such provisions as shall be necessary to conform such document to applicable local or foreign law or as shall be customary under applicable local or foreign law.
          “Mortgaged Property” shall mean (a) all Real Property securing all or any portion of the Secured Obligations or any obligations of Korean Opco under the Korean Opco Loan Documents and (b) each Real Property, if any, which shall be subject to a Mortgage delivered after the Closing Date pursuant to Section 5.10(c).
          “Multiemployer Plan” shall mean a multiemployer plan within the meaning of Section 4001(a)(3) or Section 3(37) of ERISA (a) to which any Company or any ERISA Affiliate is then making or accruing an obligation to make contributions; (b) to which any Company or any ERISA Affiliate has within the preceding five plan years made contributions; or (c) with respect to which any Company could incur liability.
          “Net Cash Proceeds” shall mean:
     (a) with respect to any Asset Sale (other than any issuance or sale of Equity Interests), the cash proceeds received by Holdings or any of its Subsidiaries (including cash proceeds subsequently received (as and when received by Holdings or any of its Subsidiaries) in respect of non-cash consideration initially received) net of (i) selling expenses (including reasonable brokers’ fees or commissions, legal, accounting and other professional and transactional fees, transfer and similar taxes and Borrowers’ good faith estimate of income taxes paid or payable in connection with such sale); (ii) amounts provided as a reserve, in accordance with GAAP, against (x) any liabilities under any indemnification obligations associated with such Asset Sale or (y) any other liabilities retained by Holdings or any of its Subsidiaries associated with the properties sold in such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds); (iii) Borrowers’ good faith estimate of payments required to be made with respect to unassumed liabilities relating to the properties sold within 90 days of such Asset Sale (provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within 90 days of such Asset Sale, such cash proceeds shall constitute Net Cash Proceeds); and (iv) the principal amount, premium or penalty, if any, interest and other amounts on any

Indebtedness for borrowed money which is secured by a Lien on the properties sold in such Asset Sale (so long as such Lien was permitted to encumber such properties under the Loan Documents at the time of such sale) and which is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such properties);
     (b) with respect to any Debt Issuance, any Equity Issuance or any other issuance or sale of Equity Interests by Holdings or any of its Subsidiaries, the cash proceeds thereof, net of customary fees, commissions, costs and other expenses incurred in connection therewith; and
     (c) with respect to any Casualty Event, the cash insurance proceeds, condemnation awards and other compensation received in respect thereof, net of all reasonable costs and expenses incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Casualty Event.
          “Non Guarantor Subsidiaries” means each Subsidiary of Holdings that is not a Subsidiary Guarantor.
          “Non-Reinvested Asset Sale Proceeds” shall have the meaning assigned to such term in Section 2.09(c).
          “Non-Reinvested Casualty Proceeds” shall have the meaning assigned to such term in Section 2.09(f).
          “Non-Reinvested Proceeds” shall mean, collectively, the Non-Reinvested Asset Sale Proceeds and the Non-Reinvested Casualty Proceeds.
          “Notes” shall mean any notes evidencing the Loans issued pursuant to this Agreement, if any, substantially in the form of Exhibit G.
          “Obligation Currency” shall have the meaning assigned to such term in Section 10.18(a).
          “Obligations” shall mean (a) obligations of Borrowers and the other Loan Parties from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of Borrowers and the other Loan Parties under this Agreement and the other Loan Documents; (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of Borrowers and the other Loan Parties under or pursuant to this Agreement and the other Loan Documents; and (c) the due and punctual payment and performance of all obligations in respect of overdrafts and related liabilities owed to any Lender, any Affiliate of a Lender, the Administrative Agent or the Collateral Agent arising from treasury, depositary and cash management services or in connection with any automated clearinghouse transfer of funds.
          “OFAC” shall have the meaning assigned to such term in Section 3.21.

          “Officers’ Certificate” shall mean a certificate executed by the chairman of the Board of Directors (if an officer), the chief executive officer or the president and one of the Financial Officers, each in his or her official (and not individual) capacity.
          “Organizational Documents” shall mean, with respect to any person, (i) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such person; (ii) in the case of any limited liability company, the certificate of formation and operating agreement (or similar documents) of such person; (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such person; (iv) in the case of any general partnership, the partnership agreement (or similar document) of such person; and (v) in any other case, the functional equivalent of the foregoing.
          “Other Taxes” shall mean all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.
          “Participant” shall have the meaning assigned to such term in Section 10.04(d).
          “PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
          “Pension Protection Act” shall mean the Pension Protection Act of 2006 (PL 109-280), as amended.
          “Perfection Certificate” shall have the meaning set forth in the Security Agreement.
          “Permitted Acquisition” shall mean any transaction or series of related transactions for the direct or indirect (a) acquisition of all or substantially all of the property of any person, or of any business or division of any person; (b) acquisition of in excess of 50% of the Equity Interests of any person, and otherwise causing such person to become a Subsidiary of such person; or (c) merger or consolidation or any other combination with any person, if each of the following conditions is met:
     (i) no Default then exists or would result therefrom;
     (ii) after giving effect to such transaction on a Pro Forma Basis, the Total Leverage Ratio shall be no more than 3.0 to 1.0,
     (iii) no Company shall, in connection with any such transaction, assume or remain liable with respect to any Indebtedness or other liability (including any material tax or ERISA liability) of the related seller or the business, person or properties acquired, except (A) to the extent permitted under Section 6.01 and (B) obligations not constituting Indebtedness incurred in the ordinary course of business and necessary or desirable to the continued operation of the underlying properties, and any other such liabilities or obligations not permitted to be assumed or otherwise supported by any Company hereunder shall be paid in full or released as to the business, persons or properties being so acquired on or before the consummation of such acquisition;
     (iv) the person or business to be acquired shall be, or shall be engaged in, a business of the type that Borrowers and their Subsidiaries are permitted to be engaged in under

Section 6.15 and the property acquired in connection with any such transaction shall be made subject to the Lien of the Security Documents (to the extent permitted by applicable law) and shall be free and clear of any Liens, other than Permitted Collateral Liens;
     (v) the Board of Directors of the person to be acquired shall not have indicated publicly its opposition to the consummation of such acquisition (which opposition has not been publicly withdrawn);
     (vi) all transactions in connection therewith shall be consummated in accordance with all applicable Requirements of Law;
     (vii) with respect to any transaction involving Acquisition Consideration of more than $25.0 million, unless the Administrative Agent shall otherwise agree, Borrowers shall have provided the Administrative Agent and the Lenders with (A) historical financial statements for the last three fiscal years (or, if less, the number of years since formation) of the person or business to be acquired (audited if available without undue cost or delay) and unaudited financial statements thereof for the most recent interim period which are available; (B) reasonably detailed projections for the succeeding five years pertaining to the person or business to be acquired and updated projections for Borrowers after giving effect to such transaction; (C) a reasonably detailed description of all material information relating thereto and copies of all material documentation pertaining to such transaction; and (D) all such other information and data relating to such transaction or the person or business to be acquired as may be reasonably requested by the Administrative Agent or the Required Lenders;
     (viii) Borrowers shall have delivered to the Agents and the Lenders an Officers’ Certificate certifying that (A) such transaction complies with this definition (which shall have attached thereto reasonably detailed backup data and calculations showing such compliance), and (B) such transaction could not reasonably be expected to result in a Material Adverse Effect; and
     (ix) the Acquisition Consideration for such acquisition shall not exceed $50.0 million of which up to $25.0 million may be cash, and the aggregate amount of the Acquisition Consideration for all Permitted Acquisitions since the Effective Date shall not exceed $100.0 million; provided that any Equity Interests constituting all or a portion of such Acquisition Consideration shall not have a cash dividend requirement on or prior to the Maturity Date.
          “Permitted Collateral Liens” means (i) Contested Liens (as defined in the Security Agreement); (ii) the Liens described in clauses (a), (b), (c), (d), (e), (f), (g), (h), (j), (k), (l), (m) and (n) of Section 6.02; and (iii) in the case of Mortgaged Property, “Permitted Collateral Liens” shall mean the Liens described in clauses (a), (b), (c), (d), (e), (g) and (l) of Section 6.02.
          “Permitted Holders” shall mean Avenue Investments, LP and its Controlled Investment Affiliates.
          “Permitted Liens” shall have the meaning assigned to such term in Section 6.02.
          “Permitted Tax Distributions” means, with respect to any periods during which MagnaChip Semiconductor LLC is treated as a partnership for U.S. federal income tax purposes, payments in respect of tax liabilities of MagnaChip Semiconductor LLC’s members arising from direct or indirect ownership of MagnaChip Semiconductor LLC’s equity interests. Permitted Tax Distributions shall be calculated by reference to the amount of MagnaChip Semiconductor LLC’s and its Subsidiaries’ income determined to be an amount required to be included in income under section 951 of the Code times 35%. A nationally recognized accounting firm chosen by Holdings shall determine the amount of Permitted Tax Distributions.
          “person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
          “Petition Date” shall have the meaning set forth in the recitals hereto.
          “Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA which is maintained or contributed to by any Company or its ERISA Affiliate or with respect to which any Company could incur liability (including under Section 4069 of ERISA).
          “Preferred Stock” shall mean, with respect to any person, any and all preferred or preference Equity Interests (however designated) of such person whether now outstanding or issued after the Effective Date.
          “Premises” shall have the meaning assigned thereto in the applicable Mortgage.
          “Pre-Petition Credit Agreement” shall have the meanings set forth in the recitals hereto.
          “Pro Forma Basis” shall mean on a basis in accordance with GAAP and Regulation S-X and otherwise reasonably satisfactory to the Administrative Agent.
          “property” shall mean any right, title or interest in or to property, undertaking or assets of any kind whatsoever, wherever situate, whether real, personal or mixed and whether tangible or intangible and including Equity Interests or other ownership interests of any person and whether now in existence or owned or hereafter entered into or acquired, including all Real Property.
          “Proposed Assignment” shall have the meaning set forth in Section 10.04(b)(iv).
          “Purchase Money Obligation” shall mean, for any person, the obligations of such person in respect of Indebtedness (including Capital Lease Obligations) incurred for the purpose of financing all or any part of the purchase price of any property (including Equity Interests of any person) or the cost of installation, construction or improvement of any property and any refinancing thereof; provided, however, that (i) such Indebtedness is incurred within one year after such acquisition of such property by such person and (ii) the amount of such Indebtedness does not exceed 100% of the cost of such acquisition, installation, construction or improvement, as the case may be.
          “Qualified Capital Stock” of any person shall mean any Equity Interests of such person that are not Disqualified Capital Stock.
          “Real Property” shall mean, collectively, all right, title and interest (including any leasehold, mineral or other estate) in and to any and all parcels of or interests in real property owned, leased or operated by any person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.
          “Register” shall have the meaning assigned to such term in Section 10.04(c).
          “Regulation D” shall mean Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
          “Regulation S-X” shall mean Regulation S-X promulgated under the Securities Act.
          “Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
          “Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
          “Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
          “Related Parties” shall mean, with respect to any person, such person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such person and of such person’s Affiliates.
          “Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.
          “Required Lenders” shall mean Lenders holding more than 50% of the sum of all Loans outstanding and unused Commitments.
          “Requirements of Law” shall mean, collectively, any and all requirements of any Governmental Authority including any and all laws, judgments, orders, decrees, ordinances, rules, regulations, statutes or case law in any jurisdiction.
          “Response” shall mean (a) “response” as such term is defined in CERCLA, 42 U.S.C. § 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to (i) clean up, remove, treat, abate or in any other way address any Hazardous Material in the Environment; (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material; or (iii) perform studies and investigations in connection with, or as a precondition to, or to determine the necessity of the activities described in, clause (i) or (ii) above.
          “Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof with responsibility for the administration of the obligations of such person in respect of this Agreement.
          “Sale and Leaseback Transaction” has the meaning assigned to such term in Section 6.03.
          “Sales Subsidiaries” shall mean, collectively, (i) MagnaChip Semiconductor, Inc., a California corporation; (ii) MagnaChip Semiconductor Limited, a company incorporated in England and

Wales with registered number 05232381; (iii) MagnaChip Semiconductor, Inc., a Japan company; (iv) MagnaChip Semiconductor Ltd. a Hong Kong company; and (v) MagnaChip Semiconductor Limited, a Taiwan company.
          “Sarbanes-Oxley Act” shall mean the United States Sarbanes-Oxley Act of 2002, as amended, and all rules and regulations promulgated thereunder.
          “Secured Obligations” shall mean the Obligations and the due and punctual payment and performance of all obligations of Borrowers and the other Loan Parties under each Hedging Agreement entered into with any counterparty that is a Secured Party.
          “Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, the Collateral Trustee, the Lenders and each party to a Hedging Agreement relating to the Loans if at the date of entering into such Hedging Agreement such person was a Lender or an Affiliate of a Lender and such person executes and delivers to the Administrative Agent a letter agreement in form and substance reasonably acceptable to the Administrative Agent pursuant to which such person (i) appoints the Collateral Agent as its agent under the applicable Loan Documents and (ii) agrees to be bound by the provisions of Sections 10.03 and 10.09.
          “Securities Act” shall mean the Securities Act of 1933.
          “Securities Collateral” shall have the meaning assigned to such term in the Security Agreement, together with all other certificated Equity Interests, note or other instruments pledged pursuant to any of the Security Documents.
          “Security Agreement” shall mean a Security Agreement substantially in the form of Exhibit H among certain of the Loan Parties and Collateral Agent for the benefit of the Secured Parties.
          “Security Agreement Collateral” shall mean all property pledged or granted as collateral pursuant to the Security Agreement delivered (a) on the Closing Date or (b) thereafter pursuant to Section 5.11.
          “Security Documents” shall mean the Security Agreement, the Mortgages, the Korean Opco Security Documents and each other security document or pledge agreement delivered in accordance with applicable local or foreign law to grant a valid, perfected security interest in any property as collateral for the Secured Obligations and/or Guaranteed Obligations, and all UCC or other financing statements or instruments of perfection required by this Agreement, the Security Agreement, any Mortgage, the Korean Opco Security Documents or any other such security document or pledge agreement to be filed with respect to the security interests in property and fixtures created pursuant to the Security Agreement, any Mortgage or the Korean Opco Security Documents and any other document or instrument utilized to pledge, assign, charge or grant or purport to pledge, assign, charge or grant a security interest or lien under the laws of any jurisdiction on any property as collateral for the Secured Obligations.
          “Specified Lender” shall mean Avenue Investments, LP, its Controlled Investment Affiliates and Related Parties as long as they collectively hold more than 50% of the outstanding Loans and unused Commitments.
          “Statutory Reserves” shall mean for any Interest Period for any Eurodollar Borrowing, the average maximum rate at which reserves (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the United States Federal Reserve System in New York City with deposits exceeding one billion dollars against “Eurocurrency liabilities” (as such term is used in Regulation D).
          “Subordinated Indebtedness” shall mean Indebtedness of any Borrower or any Guarantor that is by its terms subordinated in right of payment to the Obligations of such Borrower and such Guarantor, as applicable.
          “Subordinated Indebtedness Payment” shall have the meaning assigned to such term in Section 6.11(a).
          “Subsidiary” shall mean, with respect to any person (the “parent”) at any date, (i) any person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date; (ii) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors thereof are, as of such date, owned, controlled or held by the parent and/or one or more subsidiaries of the parent; (iii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more subsidiaries of the parent; and (iv) any other person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent. Unless the context requires otherwise, “Subsidiary” refers to a Subsidiary of any Borrower or Holdings.
          “Subsidiary Guarantor” shall mean each Subsidiary listed on Schedule 1.01(d), Korean Opco and each other Subsidiary that is or becomes a party to this Agreement pursuant to Section 5.10.
          “Supermajority Lenders” shall mean at least two Lenders (provided that one of the Lenders shall not be a Specified Lender), who hold in the aggregate at least 70% of the sum of all Loans outstanding and unused Commitments.
          “Survey” shall mean a survey of any Mortgaged Property (and all improvements thereon) which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Mortgaged Property is located, (ii) dated (or redated) not earlier than six months prior to the date of delivery thereof and (b) otherwise in form and substance substantially satisfactory to the Collateral Agent.
          “Tax Return” shall mean all returns, statements, filings, attachments and other documents or certifications required to be filed in respect of Taxes.
          “Taxes” shall mean all present or future taxes, levies, imposts, duties, registration or stamp duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
          “Term Loan” shall mean a Term Loan deemed to be outstanding on the Effective Date pursuant to Section 2.01.
          “Test Period” shall mean, at any time, the four consecutive fiscal quarters of Borrowers (or its predecessor) then last ended for which financial statements have been delivered pursuant to Section 5.01.

          “Total Assets” shall mean the total amount of all assets of a person, determined on a consolidated basis in accordance with GAAP as shown on such person’s most recent balance sheet.
          “Total Leverage Ratio” shall mean, at any date of determination, the ratio of (x) Consolidated Indebtedness on such date to (y) Consolidated EBITDA for the Test Period then most recently ended.
          “Transaction Documents” shall mean the Loan Documents, Collateral Trust Documents and the Plan of Reorganization.
          “Transactions” shall mean, collectively, the transactions to occur on or prior to the Effective Date pursuant to the Transaction Documents, including (a) the execution, delivery and performance of the Loan Documents and the initial borrowing hereunder; (b) the transactions contemplated by the Plan of Reorganization; and (c) the payment of all fees and expenses to be paid on or prior to the Effective Date and owing in connection with the foregoing.
          “Transferred Guarantor” shall have the meaning assigned to such term in Section 7.09.
          “Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBOR Rate or the Alternate Base Rate.
          “UCC” shall mean the Uniform Commercial Code as in effect from time to time (except as otherwise specified) in any applicable state or jurisdiction.
          “UK Sales Subsidiary” shall mean MagnaChip Semiconductor Limited, a company incorporated in England and Wales with registered number 05232381.
          “United States” shall mean the United States of America.
          “USA Patriot Act” shall have the meaning assigned to such term in Section 3.21.
          “U.S. Sales Subsidiary” shall mean MagnaChip Semiconductor, Inc., a California corporation.
          “Voting Stock” shall mean, with respect to any person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of such person.
          “Wholly Owned Subsidiary” shall mean, as to any person, (a) any corporation 100% of whose capital stock (other than directors’ qualifying shares) is at the time owned by such person and/or one or more Wholly Owned Subsidiaries of such person and (b) any partnership, association, joint venture, limited liability company or other entity in which such person and/or one or more Wholly Owned Subsidiaries of such person have a 100% equity interest at such time.
          “Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

          “Working Capital” shall mean, with respect to Holdings and its Subsidiaries on a consolidated basis at any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination; provided that, for purposes of calculating Excess Cash Flow, increases or decreases in Working Capital shall be calculated without regard to any changes in Current Assets or Current Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (b) the effects of purchase accounting.
          SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Term Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type. Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).
          SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any Loan Document, agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any person shall be construed to include such person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall refer to such law or regulation as amended, modified or supplemented from time to time, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (g) “on,” when used with respect to the Mortgaged Property or any property adjacent to the Mortgaged Property, means “on, in, under, above or about.”
          SECTION 1.04 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all financial statements to be delivered pursuant to this Agreement shall be prepared in accordance with GAAP as in effect from time to time and all terms of an accounting or financial nature shall be construed and interpreted in accordance with GAAP, as in effect on the date hereof unless otherwise agreed to by Borrowers and the Supermajority Lenders.
          SECTION 1.05 Resolution of Drafting Ambiguities. Each Loan Party acknowledges and agrees that it was represented by counsel in connection with the execution and delivery of the Loan Documents to which it is a party, that it and its counsel reviewed and participated in the preparation and negotiation hereof and thereof and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation hereof or thereof.

ARTICLE II
THE CREDITS
          SECTION 2.01 Commitments.
           On the Effective Date, subject to the terms and conditions and relying upon the representations and warranties set forth herein, (i) any unused Revolving Commitment, Swingline Commitment and LC Commitment (in each case, as defined in the Pre-Petition Credit Agreement) under the Pre-Petition Credit Agreement is terminated and (ii) the outstanding principal amount of outstanding loans under the Pre-Petition Credit Agreement is reduced to $61,750,000 and are redenominated as Term Loans. As of the Effective Date, the outstanding principal amount of Term Loans owed to each Lender is set forth on Annex I hereto. Amounts repaid in respect of Term Loans may not be reborrowed.
          SECTION 2.02 Loans.
           (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided that the failure of any Lender to make its Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender).
          (b) Subject to Sections 2.11 and 2.12, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as any Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of Borrowers to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided that Borrowers shall not be entitled to request any Borrowing that, if made, would result in more than five Eurodollar Borrowings outstanding hereunder at any one time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.
          (c) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 11:00 a.m., New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account as directed by any Borrower in the applicable Borrowing Request maintained with the Administrative Agent or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.
          (d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above, and the Administrative Agent may, in reliance upon such assumption, make available to Borrowers on such date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, each of such Lender and Borrowers severally agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to Borrowers until the date such amount is repaid to the Administrative Agent at (i) in the case of Borrowers, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement, and Borrowers’ obligation to repay the Administrative Agent such corresponding amount pursuant to this Section 2.02(d) shall cease.
          (e) Notwithstanding any other provision of this Agreement, none of the Borrowers shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
          SECTION 2.03 Borrowing Procedure. To request a Borrowing, a Borrower shall deliver, by hand delivery or telecopier, a duly completed and executed Borrowing Request to the Administrative Agent (i) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (ii) in the case of an ABR Borrowing, not later than 9:00 a.m., New York City time, on the date of the proposed Borrowing. Each Borrowing Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:
          (a) the aggregate amount of such Borrowing;
          (b) the date of such Borrowing, which shall be a Business Day;
          (c) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;
          (d) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;
          (e) the location and number of such Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.02(c); and
          (f) that the conditions set forth in Sections 4.02(b)-(d) have been satisfied as of the date of the notice.
          If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then such Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
          SECTION 2.04 Evidence of Debt; Repayment of Loans.
          (a) Promise to Repay. Each Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender, the then unpaid principal amount of each Loan of such Lender on the Maturity Date.
          (b) Subject to the other paragraphs of this Section:

     (i) the Borrowers shall repay Term Loans on each date set forth below in the aggregate principal amount (as adjusted from time to time pursuant to Section 2.09(h)) set forth opposite such date (each such date being referred to as a “Term Loan Installment Date”):

Date	Amount of Term Loans to Be Repaid
March 31, 2010	$154,375
June 30, 2010	$154,375
September 30, 2010	$154,375
December 31, 2010	$154,375
March 31, 2011	$154,375
June 30, 2011	$154,375
September 30, 2011	$154,375
December 31, 2011	$154,375
March 31, 2012	$154,375
June 30, 2012	$154,375
September 30, 2012	$154,375
December 31, 2012	$154,375
March 31, 2013	$154,375
June 30, 2013	$154,375
September 30, 2013	$154,375
     (ii) in the event that any Incremental Loans that constitute term loans are made pursuant to Section 2.18, the Borrowers shall repay such Incremental Loans on the dates and in the amounts set forth in the Increase Joinder.
          (c) Lender and Administrative Agent Records. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrowers to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement. The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type and Class thereof and the Interest Period applicable thereto; (ii) the amount of any principal or interest due and payable or to become due and payable from Borrowers to each Lender hereunder; and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof. The entries made in the accounts maintained pursuant to this paragraph shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of Borrowers to repay the Loans in accordance with their terms.
          (d) Promissory Notes. Any Lender by written notice to Borrowers (with a copy to the Administrative Agent) may request that Loans of any Class made by it be evidenced by a promissory note. In such event, Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in the form of Exhibit G, as the case may be. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

          SECTION 2.05 Fees.
          (a) Administrative Agent Fees. Borrowers agree to pay to the Administrative Agent, for its own account, the administrative fees set forth in the Fee Letter or such other fees payable in the amounts and at the times separately agreed upon between Borrowers and the Administrative Agent (the “Administrative Agent Fees”).
          (b) All fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders. Once paid, none of the fees shall be refundable under any circumstances.
          SECTION 2.06 Interest on Loans.
          (a) ABR Loans. Subject to the provisions of Section 2.06(c), the Loans comprising each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin.
          (b) Eurodollar Loans. Subject to the provisions of Section 2.06(c), the Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the Adjusted LIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin.
          (c) Default Rate. Notwithstanding the foregoing, during the continuance of an Event of Default, all Obligations shall, to the extent permitted by applicable law, bear interest, after as well as before judgment, at a per annum rate equal to 2% plus the Alternate Base Rate plus the Applicable Margin (the “Default Rate”).
          (d) Interest Payment Dates. Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to Section 2.06(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
          (e) Interest Calculation. All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBOR Rate shall be determined by the Administrative Agent in accordance with the provisions of this Agreement and such determination shall be conclusive absent manifest error.
          SECTION 2.07 [Intentionally Omitted].
          SECTION 2.08 Interest Elections.
          (a) Generally. Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, any Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. Any Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding anything to the contrary, none of the Borrowers shall be entitled to request any conversion or continuation that, if made, would result in more than five Eurodollar Borrowings outstanding hereunder at any one time.
          (b) Interest Election Notice. To make an election pursuant to this Section, a Borrower shall deliver, by hand delivery or telecopier, a duly completed and executed Interest Election Request to the Administrative Agent not later than the time that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each Interest Election Request shall be irrevocable. Each Interest Election Request shall specify the following information in compliance with Section 2.03:
          (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, or if outstanding Borrowings are being combined, allocation to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
          (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
          (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
          (iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”
          If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then such Borrower shall be deemed to have selected an Interest Period of one month’s duration.
          Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
          (c) Automatic Conversion to ABR Borrowing. If an Interest Election Request with respect to a Eurodollar Borrowing is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, the Administrative Agent or the Required Lenders may require, by notice to Borrowers, that (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

          SECTION 2.09 Optional and Mandatory Prepayments of Loans.
          (a) Optional Prepayments. Borrowers shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, subject to the requirements of this Section 2.09; provided that each partial prepayment shall be in an amount that is an integral multiple of $250,000 and not less than $5.0 million.
          (b) Excess Cash Flow Prepayments. Not later than 90 days after the end of each fiscal year (commencing with the fiscal year ending on December 31, 2010), the Borrower shall calculate Excess Cash Flow for such fiscal year and an amount equal to the amount by which (A) 50% of such Excess Cash Flow exceeds (B)(x) the aggregate principal amount of voluntary prepayments of Loans pursuant to Section 2.09(a) during such fiscal year, plus (y) in the case of the fiscal year ending on December 31, 2010, the aggregate principal amount of any Early Excess Cash Flow Prepayments made pursuant to Section 2.09(d) on or prior to 90 days after the end of such fiscal year, shall be applied to prepay Loans in accordance with Section 2.09(h) (each such payment, an “Excess Cash Flow Prepayment”); provided, that if the amount in clause (B) exceeds the amount in clause (A), no such prepayment of Loans shall be required.
          (c) Asset Sales. Not later than three (3) Business Day following the receipt of any Net Cash Proceeds of any Asset Sale by Holdings or any of its Subsidiaries, Borrowers shall make prepayments in accordance with Sections 2.09(h) and (i) in an aggregate amount equal to 100% of such Net Cash Proceeds; provided that:
          (i) no such prepayment shall be required under this Section 2.09(c)(i) with respect to (A) any Asset Sale permitted by Section 6.06(a), (c), (d), (e) and (f), (B) the disposition of property which constitutes a Casualty Event or (C) Asset Sales for fair market value resulting in less than $3.0 million in Net Cash Proceeds in any fiscal year; provided that clause (C) shall not apply in the case of any Asset Sale described in clause (b) of the definition thereof; and
          (ii) so long as no Default shall then exist or would arise therefrom, such proceeds shall not be required to be so applied on such date to the extent that Borrowers shall have delivered an Officers’ Certificate to the Administrative Agent on or prior to such date stating that such Net Cash Proceeds are expected to be reinvested in fixed or capital assets within 360 days following the date of such Asset Sale (which Officers’ Certificate shall set forth the estimates of the proceeds to be so expended); provided that if all or any portion of such Net Cash Proceeds is not so reinvested within such 360-day period, such unused portion ( the “Non-Reinvested Asset Sale Proceeds”) shall be applied on the last day of such period as a mandatory prepayment as provided in this Section 2.09(c); provided, further, that if the property subject to such Asset Sale constituted Collateral, then all property purchased with the Net Cash Proceeds thereof pursuant to this subsection shall be made subject to the Lien of the applicable Security Documents in favor of the Collateral Agent, for its benefit and for the benefit of the other Secured Parties in accordance with Sections 5.11 and 5.12.
          (d) Concurrently with the making of any Dividend pursuant to Section 6.08(d) and any Subordinated Indebtedness Payment pursuant to Section 6.11(a), in each case from any Cumulative Credit prior to the date that the first Excess Cash Flow Prepayment is required to be made pursuant to Section 2.09(b), Borrowers shall make prepayments of the outstanding Loans in accordance with Section 2.09(h) in an amount equal to the amount of such Dividend or Subordinated Indebtedness Payment, as the case may be.

          (e) [Intentionally Omitted].
          (f) Casualty Events. Not later than three (3) Business Day following the receipt of any Net Cash Proceeds from a Casualty Event by Holdings or any of its Subsidiaries in excess of $3.0 million, Borrowers shall do one or more of the following with the full amount of such Net Cash Proceeds: (i) make prepayments of the outstanding Loans or (ii) so long as no Default shall have occurred and be continuing, deliver an Officers’ Certificate to the Administrative Agent stating that such proceeds are expected to be used to repair, replace or restore the property in respect of which such Net Cash Proceeds were paid or to reinvest in other fixed or capital assets no later than 360 days following the date of receipt thereof. To the extent any property subject to a Casualty Event generating Net Cash Proceeds in excess of $250,000 constituted Collateral under the Security Documents, the property so purchased with such Net Cash Proceeds shall be made subject to the Lien of the applicable Security Documents in accordance with Sections 5.11 and 5.12. Any portion of the Net Cash Proceeds that is not used to so repair, replace or restore the property in respect of which such Net Cash Proceeds were paid within 360 days after receipt of such Net Cash Proceeds (the “Non-Reinvested Casualty Proceeds”) shall be applied as a repayment of the outstanding Loans pursuant to Section 2.09(h).
          (g) [Intentionally Omitted].
          (h) Application of Prepayments.
          (i) Prepayment of the Loans: (x) from all Net Cash Proceeds pursuant to Section 2.09(c) and (f), to be applied to prepay Loans of any Class shall be applied to reduce on a pro rata basis (based on the amount of such amortization payments) the remaining scheduled amortization payments in respect of the Loans of such Class; and (y) any optional prepayments of the Loans pursuant to Section 2.09(a) shall be applied to the remaining installments thereof as directed by the Borrowers.
          (ii) Prepayment of the Loans from Excess Cash Flow pursuant to Section 2.09(b) and in connection with the making of certain Dividends and Subordinated Indebtedness Payments pursuant to Section 2.09(d), to be applied to prepay Loans of any Class shall be applied (A) to reduce in order of maturity the next four unpaid quarterly scheduled amortization payments under Section 2.04(b) above in respect of the Loans of such Class, and (B) thereafter, to reduce on a pro rata basis (based on the amount of such amortization payments) the remaining scheduled amortization payments in respect of the Loans of such Class.
          (iii) Prior to any repayment of any Loan or Loans hereunder, the Borrowers shall select the Borrowing or Borrowings constituting such Loan or Loans to be repaid or reduced and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection (i) in the case of an ABR Borrowing, not later than 12:00 p.m., Local Time, one Business Day before the scheduled date of such repayment and (ii) in the case of a Eurocurrency Borrowing, not later than 12:00 p.m., Local Time, three Business Days before the scheduled date of such repayment or reduction. Any mandatory prepayment of Loans shall be applied so that the aggregate amount of such prepayment is allocated among the Term Loans and Incremental Loans, which are term loans, of each Class, if any, pro rata based on the aggregate principal amount of outstanding Loans of each such Class. In the case of prepayments under Section 2.09(a), the Borrowers may in their sole discretion select the Borrowing or Borrowings to be prepaid. Each repayment of a Borrowing within any Class shall be applied ratably to the Loans in such Class included in the repaid Borrowing. Notwithstanding anything to the contrary in the immediately preceding sentence, the Borrowers shall select the Borrowing or Borrowings to be repaid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 12:00 p.m., Local Time, on the scheduled date of such repayment. Repayments of Borrowings shall be accompanied by accrued interest on the amount repaid.
          SECTION 2.10 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
     (a) the Administrative Agent determines (which determination shall be final and conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBOR Rate for such Interest Period; or
     (b) the Administrative Agent is advised in writing by the Required Lenders that the Adjusted LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Administrative Agent shall give written notice thereof to Borrowers and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.
          SECTION 2.11 Yield Protection.
          (a) Increased Costs Generally. If any Change in Law shall:
          (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in, by any Lender (except any reserve requirement reflected in the Adjusted LIBOR Rate);
          (ii) subject any Lender to any tax of any kind whatsoever with respect to this Agreement, or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 2.14 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or
          (iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender (whether of principal, interest or any other amount), then, upon request of such Lender, Borrowers will pay to such Lender, such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
          (b) Capital Requirements. If any Lender determines (in good faith, but in its sole absolute discretion) that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time Borrowers will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
          (c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section 2.11 and delivered to Borrowers shall be conclusive absent manifest error. Borrowers shall pay such Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
          (d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.11 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrowers shall not be required to compensate a Lender pursuant to this Section for any increased costs incurred or reductions suffered more than six months prior to the date that such Lender, as the case may be, notifies Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof) .
          SECTION 2.12 Breakage Payments. In the event of (a) the payment or prepayment, whether optional or mandatory, of any principal of any Eurodollar Loan earlier than the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurodollar Loan earlier than the last day of the Interest Period applicable thereto as a result of a request by any Borrower pursuant to Section 2.15(b), then, in any such event, Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.12 shall be delivered to Borrowers (with a copy to the Administrative Agent) and shall be conclusive and binding absent manifest error. Borrowers shall pay such Lender the amount shown as due on any such certificate within 5 days after receipt thereof.

          SECTION 2.13 Payments Generally; Pro Rata Treatment; Sharing of Setoffs.
          (a) Payments Generally. Borrowers shall make each payment required to be made by them hereunder or under any other Loan Document (whether of principal, interest, fees or Reimbursement Obligations, or of amounts payable under Section 2.11, 2.12, 2.14 or 10.03, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff, deduction or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 301 West 11th Street, Wilmington, DE 19801, except those payments pursuant to Sections 2.11, 2.12, 2.14 and 10.03 shall be made directly to the persons entitled thereto and payments pursuant to other Loan Documents shall be made to the persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, unless specified otherwise, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars, except as expressly specified otherwise.
          (b) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties; and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
          (c) Sharing of Set-Off. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other Obligations resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other Obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact; and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them, provided that:
          (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
          (ii) the provisions of this paragraph shall not be construed to apply to (x) any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant.
Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation. If under applicable bankruptcy, insolvency or any similar law any Secured Party receives a secured claim in lieu of a setoff or counterclaim to which this Section 2.13(c) applies, such Secured Party shall to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights to which the Secured Party is entitled under this Section 2.13(c) to share in the benefits of the recovery of such secured claim.
          (d) Borrowers Default. Unless the Administrative Agent shall have received notice from any Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
          (e) Lender Default. If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.02(c), 2.13(d), 2.16(d), 2.17(d), 2.17(e) or 10.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
          SECTION 2.14 Taxes.
          (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if such Loan Party shall be required by applicable Requirements of Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law.
          (b) Payment of Other Taxes by the Loan Parties. Without limiting the provisions of paragraph (a) above, the Loan Parties shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Requirements of Law.
          (c) Indemnification by the Loan Parties. The Loan Parties shall, jointly and severally, indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Loan Parties by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
          (d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (e) Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which any Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall, to the extent it may lawfully do so, deliver to such Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable Requirements of Law or reasonably requested by such Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Requirements of Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by any Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Requirements of Law or reasonably requested by such Borrower or the Administrative Agent as will enable such Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the above two sentences, in the case of non U.S. withholding taxes the completion, execution and submission of non-U.S. forms shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would be disadvantageous to such Lender in any material respect. Borrowers shall reimburse the Lender for any cost or expense incurred by such Lender in connection with complying with this Section 2.14(e).
          (f) For any period during which, upon a written request provided by the Borrowers to a Lender reasonably in advance of the date compliance is due and describing the documentation requested by the Borrowers, such Lender has failed to provide the Borrowers with the appropriate documentation requested by Borrowers and required by Section 2.14(e), the Borrowers shall not be obligated to pay, and such Lender shall not be entitled to secure additional amounts under this Section 2.14 with respect to Indemnified Taxes imposed by a Governmental Authority to the extent that such additional amounts would not have arisen but for such failure of such Lender; provided that, no Lender shall be required to provide documentation unless legally permitted to do so.
          (g) Treatment of Certain Refunds. If the Administrative Agent or a Lender determines, in its reasonable discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by any Borrower or with respect to which any Borrower has paid additional amounts pursuant to this Section, it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the

Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Borrower or any other person. Notwithstanding anything to the contrary, in no event will any Lender be required to pay any amount to any Borrower the payment of which would place such Lender in a less favorable net after-tax position than such Lender would have been in if the additional amounts giving rise to such refund of any Indemnified Taxes or Other Taxes had never been paid.
          SECTION 2.15 Mitigation Obligations; Replacement of Lenders.
          (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 2.11, or requires any Borrower to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.11 or 2.14, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. A certificate setting forth such costs and expenses submitted by such Lender to Borrowers shall be conclusive absent manifest error.
          (b) Replacement of Lenders. If any Lender requests compensation under Section 2.12, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.14, or if any Lender defaults in its obligation to fund Loans hereunder, or if any Borrower exercises its replacement rights under Section 10.02(d), then such Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.04), all of its interests, rights and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
          (i) such Borrower shall have paid to the Administrative Agent the processing and recordation fee specified in Section 10.04(b);
          (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 2.12), from the assignee (to the extent of such outstanding principal and accrued interest and fees) or such Borrower (in the case of all other amounts);
          (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.14, such assignment will result in a reduction in such compensation or payments thereafter; and
          (iv) such assignment does not conflict with applicable Requirements of Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling such Borrower to require such assignment and delegation cease to apply.
          SECTION 2.16 [Intentionally Omitted].
          SECTION 2.17 [Intentionally Omitted].
          SECTION 2.18 Increase in Commitments.
     (a) Borrower Request. Borrower may by written notice to the Administrative Agent elect to request the establishment of one or more new term loan or revolving loan commitments (the "Incremental Loan Commitments”) by an amount not in excess of $23,250,000 in the aggregate less any Indebtedness incurred pursuant to Section 6.01(k). Each such notice shall specify (i) the date (each, an “Increase Effective Date”) on which Borrower proposes that the new Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to the Administrative Agent and (ii) the identity of each Eligible Assignee to whom Borrower proposes any portion of such new Commitments be allocated and the amounts of such allocations; provided that any existing Lender approached to provide all or a portion of the new Commitments may elect or decline, in its sole discretion, to provide such new Commitment.
     (b) Conditions. The new Commitments shall become effective, as of such Increase Effective Date; provided that:
          (i) each of the conditions set forth in Section 4.02 shall be satisfied;
          (ii) no Default shall have occurred and be continuing or would result from the borrowings to be made on the Increase Effective Date; and
          (iii) Borrower shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by the Administrative Agent in connection with any such transaction.
     (c) Terms of New Loans and Commitments. The terms and provisions of Loans made pursuant to the new Commitments shall be as follows:
          (i) the maturity date of the new loans made pursuant to the new Commitments (each an “Incremental Loan”) shall not be earlier than the Maturity Date and the weighted average life to maturity of any Incremental Loans that are term loans shall be no shorter than the weighted average life to maturity of the Term Loans;
          (ii) the interest rate for the Incremental Loans shall be determined by Borrower and the applicable new Lenders; provided that if the interest rate (which shall be deemed to include all upfront or similar fees or original issue discount (with OID being equated to interest rates in a manner reasonably determined by the Administrative Agent on an assumed four-year life to maturity) and any other component of interest rate) in respect of any Incremental Loans exceeds the interest rate with respect to the Term Loans and/or previously incurred Incremental Loans, the interest rate with respect to the Term Loans and previously incurred Incremental Loans shall be automatically increased on the date of incurrence of such new

Incremental Loans so that it is equal to the interest rate with respect to the new Incremental Loans.
          (iii) subject to clauses (i) and (ii) above, any Incremental Loans consisting of term loans shall have the same terms as the Term Loans (other than as to pricing, maturity and amortization); and
          (iv) subject to clauses (i) and (ii) above, any Incremental Loan consisting of revolving loans shall have the same terms as the Term Loans (other than as to pricing, maturity, amortization and mechanical differences due to the revolving nature of such loans); provided that any such revolving loans shall require no scheduled amortization or mandatory commitment reductions prior to the Maturity Date.
The new Commitments shall be effected by a joinder agreement (the “Increase Joinder”) executed by Borrower, the Administrative Agent and each Lender making such new Commitment, in form and substance satisfactory to each of them. The Increase Joinder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provision of this Section 2.18 (including, without limitation, amending and restating this Agreement or any other Loan Document and mechanical changes to implement an Incremental Loan Commitment with respect to revolving loans).
          (d) Making of Incremental Loans. On any Increase Effective Date on which new Commitments for Incremental Loans are effective or any day thereafter during the effectiveness of such Commitment, in the case of revolving Incremental Loan Commitments, subject to the satisfaction of the foregoing terms and conditions, if requested by the Borrowers, each Lender of such Commitment shall make an Incremental Loan to the Borrowers in an amount up to the available amount of its new Commitment.
          (e) Equal and Ratable Benefit. The Loans and Commitments established pursuant to this paragraph shall constitute Loans and Commitments under, and shall be entitled to all the benefits afforded by, this Agreement and the other Loan Documents, and shall, without limiting the foregoing, benefit equally and ratably from the Guarantees and security interests created by the Security Documents. The Loan Parties shall take any actions reasonably required by the Administrative Agent to ensure and/or demonstrate that the Lien and security interests granted by the Security Documents continue to be perfected under the UCC or otherwise after giving effect to the establishment of any such Class of Incremental Loans or any such new Commitments.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
          Each Loan Party represents and warrants to the Administrative Agent, the Collateral Agent and each of the Lenders (with references to the Companies being references thereto after giving effect to the Transactions unless otherwise expressly stated) that:
          SECTION 3.01 Organization; Powers. Each Company (a) is duly organized and validly existing under the laws of the jurisdiction of its organization, (b) has all requisite power, capacity and authority to carry on its business as now conducted and to own and lease its property and (c) is qualified and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in every jurisdiction where such qualification is required, except in such jurisdictions where the failure to so qualify or be in good standing, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. There is no existing default under any Organizational Document of any Company or any event which, with the giving of notice or passage of time or both, would constitute a default by any party thereunder.
          SECTION 3.02 Authorization; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party’s powers and have been duly authorized by all necessary action on the part of such Loan Party. This Agreement has been duly executed and delivered by each Loan Party and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
          SECTION 3.03 No Conflicts. Except as set forth on Schedule 3.03, the Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect Liens created by the Loan Documents and (iii) consents, approvals, registrations, filings, permits or actions the failure to obtain or perform which could not reasonably be expected to result in a Material Adverse Effect, (b) will not violate the Organizational Documents of any Company, (c) will not violate any Requirement of Law, (d) will not violate or result in a default or require any consent or approval under any indenture, agreement or other instrument binding upon any Company or its property, or give rise to a right thereunder to require any payment to be made by any Company, except for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect and (e) will not result in the creation or imposition of any Lien on any property of any Company, except Liens created by the Loan Documents and Permitted Liens.
          SECTION 3.04 Financial Statements; Projections.
          (a) Historical Financial Statements. Borrowers have heretofore delivered to the Lenders the consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries (i) as of and for the fiscal years ended December 31, 2006 and 2007, audited by and accompanied by the unqualified opinion of Samil Pricewaterhouse Coopers, independent public accountants, (ii) as of and for the fiscal year ended December 31, 2008 and (iii) as of and for the six-month period ended June 30, 2009 and for the comparable period of the preceding fiscal year. Such financial statements and all financial statements delivered pursuant to Sections 5.01(a) and (b) have been prepared in accordance with GAAP (subject in the case of the interim statements to normal year-end adjustments and the absence of footnotes) and present fairly and accurately the financial condition and results of operations and cash flows of Borrowers as of the dates and for the periods to which they relate.
          (b) No Liabilities. Except as set forth in the financial statements referred to in Section 3.04(a), there are no liabilities of any Company of any kind, whether accrued, contingent, absolute, determined, determinable or otherwise, which could reasonably be expected to result in a Material Adverse Effect, and there is no existing condition, situation or set of circumstances which could reasonably be expected to result in such a liability, other than liabilities under the Loan Documents. Since the Effective Date, there has been no event, change, circumstance or occurrence that, individually or in the aggregate, has had or could reasonably be expected to result in a Material Adverse Effect.

          (c) [Intentionally Omitted].
          (d) Forecasts. The forecasts of financial performance of Holdings and its subsidiaries furnished to the Lenders have been prepared in good faith by Borrowers and based on assumptions believed by Borrowers to be reasonable.
          SECTION 3.05 Properties.
          (a) Generally. Each Company has good title to, or valid leasehold interests in, all its property material to its business, free and clear of all Liens except for, in the case of Collateral, Permitted Collateral Liens and, in the case of all other material property, Permitted Liens and minor irregularities or deficiencies in title that, individually or in the aggregate, do not interfere with its ability to conduct its business as currently conducted or to utilize such property for its intended purpose. The property of the Companies, taken as a whole, (i) is in good operating order, condition and repair (ordinary wear and tear excepted) and (ii) constitutes all the property which is required for the business and operations of the Companies as presently conducted.
          (b) Real Property. Schedule 3.05(b) hereto contains as of the Effective Date a true and complete list of each interest in Real Property (i) owned by any Company as of the date hereof and describes the type of interest therein held by such Company and whether such owned Real Property is leased and if leased whether the underlying Lease contains any option to purchase all or any portion of such Real Property or any interest therein or contains any right of first refusal relating to any sale of such Real Property or any portion thereof or interest therein and (ii) leased, subleased or otherwise occupied or utilized by any Company, as lessee, sublessee, franchisee or licensee, as of the date hereof and describes the type of interest therein held by such Company and, in each of the cases described in clauses (i) and (ii) of this Section 3.05(b), whether any Lease requires the consent of the landlord or tenant thereunder, or other party thereto, to the Transactions.
          (c) No Casualty Event. No Company has received any notice of, nor has any knowledge of, the occurrence or pendency or contemplation of any Casualty Event affecting all or any material portion of its property or any material portion of the Collateral.
          (d) Collateral. Each Company owns or has rights to use all of the Collateral and all rights with respect thereto used in, necessary for or material to each Company’s business as currently conducted. The use by each Company of such Collateral and all such rights with respect to the foregoing do not infringe on the rights of any person other than such infringement which could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. No claim has been made and remains outstanding that any Company’s use of any Collateral does or may violate the rights of any third party that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
          SECTION 3.06 Intellectual Property.
          (a) Ownership/No Claims. Each Loan Party owns, or is licensed to use, all Intellectual Property, except for those the failure to own or license which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No claim has been asserted and is pending by any person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Loan Party know of any valid basis for any such claim which could reasonably be expected to have a Material Adverse Effect. The use of such Intellectual Property by each Loan Party does not infringe the rights of any person, except for such claims and infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
          (b) Registrations. Except pursuant to licenses and other user agreements entered into by each Loan Party in the ordinary course of business, on and as of the date hereof (i) each Loan Party owns and possesses the right to use, and has done nothing to authorize or enable any other person to use, any of its Intellectual Property that is material to its business and (ii) all registrations with respect to such Intellectual Property are valid and in full force and effect.
          (c) No Violations or Proceedings. To each Loan Party’s knowledge, on and as of the date hereof, there is no material violation by others of any right of such Loan Party with respect to any of its Intellectual Property pledged by it under the name of such Loan Party except as may be set forth on Schedule 3.06(c).
          SECTION 3.07 Equity Interests and Subsidiaries.
          (a) Equity Interests. Schedule 3.07(a) sets forth a list as of the Effective Date of (i) all the Subsidiaries of Holdings and their jurisdictions of organization and (ii) the number of each class of its Equity Interests authorized, and the number thereof outstanding, and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights. All Equity Interests of each Company are duly and validly issued and are fully paid and non-assessable, and, other than Holdings, are owned by Holdings, directly or indirectly through Wholly Owned Subsidiaries. All Equity Interests of Borrowers are owned directly or indirectly by Holdings through Wholly Owned Subsidiaries. Each Loan Party is the record and beneficial owner of, and has good and marketable title to, the Equity Interests pledged by it under the Security Documents, free of any and all Liens, rights or claims of other persons, except the security interest created by the Security Documents, and there are no outstanding warrants, options or other rights to purchase, or shareholder, voting trust or similar agreements outstanding with respect to, or property that is convertible into, or that requires the issuance or sale of, any such Equity Interests.
          (b) No Consent of Third Parties Required. No consent of any person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any other trust beneficiary is necessary or reasonably desirable (from the perspective of a secured party) in connection with the creation, perfection or first priority status of the security interest of the Collateral Agent in any Equity Interests pledged to the Collateral Agent for the benefit of the Secured Parties under the Security Agreement or the exercise by the Collateral Agent of the voting or other rights provided for in the Security Agreement or the exercise of remedies in respect thereof.
          (c) Organizational Chart. An accurate organizational chart, showing the ownership structure of Holdings, Borrowers and each Subsidiary on the Effective Date, and after giving effect to the Transactions, is set forth on Schedule 3.07(c).
          SECTION 3.08 Litigation; Compliance with Laws. There are no actions, suits, investigations or proceedings at law or in equity by or before any Governmental Authority now pending or, to the knowledge of any Company, threatened against or affecting any Company or any business, property or rights of any Company (i) that involve any Loan Document or any of the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. Except for matters covered by Section 3.18, no Company or any of its property is in violation of, nor will the continued operation of its property as currently conducted violate, any Requirements of Law (including any zoning or building ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting any Company’s Real Property or is in default with respect to any Requirement of Law, where such violation or default, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.
          SECTION 3.09 Agreements. No Company is a party to any agreement or instrument or subject to any corporate or other constitutional restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect. No Company is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other agreement or instrument to which it is a party or by which it or any of its property is or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect, and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default.
          SECTION 3.10 Federal Reserve Regulations. No Company is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock. No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X. The pledge of the Securities Collateral pursuant to the Security Agreement does not violate such regulations.
          SECTION 3.11 Investment Company Act; Public Utility Holding Company Act. No Company is (a) an “investment company” or a company “controlled” by an “investment company,” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, or (b) a “holding company,” an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company,” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935, as amended.
          SECTION 3.12 Use of Proceeds. Borrowers shall use the proceeds of the Loans for general corporate purposes.
          SECTION 3.13 Taxes. Each Company has (a) timely filed or caused to be timely filed all federal Tax Returns and all material state, local and foreign Tax Returns or materials required to have been filed by it and all such Tax Returns are true and correct in all material respects and (b) duly and timely paid, collected or remitted or caused to be duly and timely paid, collected or remitted all Taxes (whether or not shown on any Tax Return) due and payable, collectible or remittable by it and all assessments received by it, except Taxes (i) that are being contested in good faith by appropriate proceedings and for which such Company has set aside on its books adequate reserves in accordance with GAAP (and any locally applicable generally accepted accounting principles) and (ii) which could not, individually or in the aggregate, have a Material Adverse Effect. Each Company has made adequate provision in accordance with GAAP for all Taxes not yet due and payable. Each Company is unaware of any proposed or pending tax assessments, deficiencies or audits that could be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect. No Company has ever been a party to any understanding or arrangement constituting a “tax shelter” within the meaning of Section 6111(c), Section 6111(d) or Section 6662(d)(2)(C)(iii) of the Code, except as could not be reasonably expected to, individually or in the aggregate, result in a Material Adverse Effect.

          SECTION 3.14 No Material Misstatements. No information, report, financial statement, certificate, Borrowing Request, exhibit or schedule furnished by or on behalf of any Company to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken as a whole, contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading as of the date such information is dated or certified; provided that to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, each Company represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule.
          SECTION 3.15 Labor Matters. As of the Effective Date, there are no strikes, lockouts or slowdowns against any Company pending or, to the knowledge of any Company, threatened. The hours worked by and payments made to employees of any Company subject thereto have not been in violation of the Fair Labor Standards Act of 1938, as amended, or any other applicable federal, state, local or foreign law dealing with such matters in any manner which could reasonably be expected to result in a Material Adverse Effect. All payments due from any Company, or for which any claim may be made against any Company, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Company except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Company is bound.
          SECTION 3.16 Solvency. Immediately after the consummation of the Transactions to occur on the Effective Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, (a) the fair value of the properties of each Loan Party (individually and on a consolidated basis with its Subsidiaries) will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of each Loan Party (individually and on a consolidated basis with its Subsidiaries) will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Loan Party (individually and on a consolidated basis with its Subsidiaries) will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; (d) each Loan Party (individually and on a consolidated basis with its Subsidiaries) will not have unreasonably small capital with which to conduct its business in which it is engaged as such business is now conducted and is proposed to be conducted following the Effective Date and (e) with respect to the UK Sales Subsidiary only, it is not “unable to pay its debts”; provided, that in this context, “unable to pay its debts” means that there are no grounds on which the UK Sales Subsidiary could be deemed unable to pay its debts (as defined in Section 123(1) of the United Kingdom Insolvency Act 1986) or on which a court could be satisfied that the value of its assets is less than the amount of its liabilities, taking into account its contingent and prospective liabilities (as such term would be construed for the purposes of Section 123(2) of the United Kingdom Insolvency Act 1986).
          SECTION 3.17 Employee Benefit Plans. Each Company which is subject to ERISA and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in material liability of any Company which is subject to ERISA or any of its ERISA Affiliates or the imposition of a Lien on any of the property of any Company which is subject to ERISA. The present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $1,000,000 the fair market value of the property of all such underfunded Plans. Using actuarial assumptions and computation methods consistent with subpart I of subtitle E of Title IV of ERISA, the aggregate liabilities of each Company which is subject to ERISA or its ERISA Affiliates to all Multiemployer Plans in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan, could not reasonably be expected to result in a Material Adverse Effect.
          To the extent applicable, each Foreign Plan has been maintained in compliance in all material respects with its terms and with the requirements of any and all applicable Requirements of Law and has been maintained, where required, in good standing with applicable regulatory authorities. No Company has incurred any material obligation in connection with the termination of or withdrawal from any Foreign Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan which is required to be funded under applicable law, determined as of the end of the most recently ended fiscal year of the respective Company on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the property of such Foreign Plan by an amount in excess of $1,000,000, and for each Foreign Plan which is not funded, the obligations of such Foreign Plan are properly accrued.
          SECTION 3.18 Environmental Matters.
          (a) Except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:
          (i) The Companies and their businesses, operations and Real Property are and have always been in compliance with, and the Companies have no liability under, any applicable Environmental Law;
          (ii) The Companies have obtained all Environmental Permits required for the conduct of their businesses and operations, and the ownership, operation and use of their property, under Environmental Law, all such Environmental Permits are valid and in good standing, the Companies and their businesses are in compliance with all, and have not violated any, Environmental Permits and, under the currently effective business plan of the Companies, no expenditures or operational adjustments will be required in order to renew or modify such Environmental Permits during the next ten years;
          (iii) There has been no Release or threatened Release of Hazardous Material on, at, under or from any Real Property or facility presently or formerly owned, leased or operated by the Companies or their predecessors in interest that could result in liability by the Companies under Environmental Law;
          (iv) There is no Environmental Claim pending or, to the knowledge of the Companies, threatened against the Companies, or relating to the Real Property currently or formerly owned, leased or operated by the Companies or relating to the operations of the Companies or their predecessors in interest (including, without limitation, the transportation, treatment or disposal of any Hazardous Material at any location), and there are no actions, activities, circumstances, conditions, events or incidents (including, without limitation, any written request for information under CERCLA or any similar Environmental Law) that could form the basis of such an Environmental Claim; and
          (v) No person with an indemnity or contribution obligation to the Companies relating to compliance with or liability under Environmental Law is in default with respect to such obligation.
          (b) Except as, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect:
          (i) No Company is obligated to perform any action or otherwise incur any expense under Environmental Law pursuant to any order, decree, judgment or agreement by which it is bound or has assumed by contract, agreement or operation of law, and no Company is conducting or financing any Response pursuant to any Environmental Law with respect to any Real Property or any other location;
          (ii) No Real Property or facility owned, operated or leased by the Companies and, to the knowledge of the Companies, no Real Property or facility formerly owned, operated or leased by the Companies or any of their predecessors in interest is (i) listed or proposed for listing on the National Priorities List promulgated pursuant to CERCLA or (ii) listed on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated pursuant to CERCLA or (iii) included on any similar list maintained by any Governmental Authority including any such list relating to petroleum;
          (iii) No Lien has been recorded or, to the knowledge of any Company, threatened under any Environmental Law with respect to any Real Property or property of the Companies;
          (iv) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not require any notification, registration, filing, reporting, disclosure, investigation, remediation or cleanup pursuant to any Governmental Real Property Disclosure Requirements or any other applicable Environmental Law; and
          (v) The Companies have made available to the Lenders all material records and files in the possession, custody or control of, or otherwise reasonably available to, the Companies concerning compliance with or liability under Environmental Law, including those concerning the actual or suspected existence of Hazardous Material at Real Property or facilities currently or formerly owned, operated, leased or used by the Companies.
          SECTION 3.19 Insurance. Except as could not reasonably be expected to result in a Material Adverse Effect, all insurance maintained by the Companies is in full force and effect, all premiums have been duly paid, no Company has received notice of violation or cancellation thereof, the Premises, and the use, occupancy and operation thereof, comply in all material respects with all Insurance Requirements, and there exists no default under any Insurance Requirement. Each Company has insurance in such amounts and covering such risks and liabilities as are customary for companies of a similar size engaged in similar businesses in similar locations.

          SECTION 3.20 Security Documents.
          (a) Security Agreement. The Security Agreement is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Security Agreement Collateral and, when (i) financing statements and other filings in appropriate form are filed in the offices specified on Schedule 3.20 and (ii) upon the taking of possession or control by the Collateral Agent of the Security Agreement Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Collateral Agent to the extent possession or control by the Collateral Agent is required by each Security Agreement), the Liens created by the Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Security Agreement Collateral (other than such security Agreement Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Collateral Liens.
          (b) Copyright Office Filing. When the Security Agreement or a short form thereof is filed in the United States Copyright Office, the Liens created by such Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in the Registered Copyrights and Registered Copyright Licenses (each as defined in such Security Agreement), in each case subject to no Liens other than Permitted Collateral Liens.
          (c) Mortgages. Each Mortgage is effective to create, in favor of the Collateral Agent, for its benefit and the benefit of the Secured Parties, or with respect to each Mortgage executed by Korean Opco, is effective to create in favor of the Collateral Trustee, legal, valid and enforceable first priority Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, subject only to Permitted Collateral Liens or other Liens acceptable to the Collateral Agent, and when the Mortgages are filed in the appropriate offices for the recording thereof, the Mortgages shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, in each case prior and superior in right to any other person, other than Liens permitted by such Mortgage.
          (d) Valid Liens. Each Security Document delivered on or prior to the Effective Date is, and, when delivered pursuant to Sections 5.11, 5.12 or 5.13 or any other requirement of this Agreement or any Loan Document, each other Security Document will upon execution and delivery thereof be, effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, or the Collateral Trustee, as applicable, legal, valid and enforceable Liens on, and security interests in, all of the Loan Parties’ right, title and interest in and to the Collateral thereunder, and when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable law, or other notices given as may be required pursuant to applicable law, such Security Document will constitute fully perfected, first ranking Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral, in each case subject to no Liens other than the applicable Permitted Collateral Liens.
          SECTION 3.21 Anti-Terrorism Law.
          (a) No Loan Party and, to the knowledge of the Loan Parties, none of its Affiliates is in violation of any Requirement of Law related to terrorism financing or money laundering (“Anti-Terrorism Laws”) including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (“USA PATRIOT Act”) of 2001 (Title III of Pub. L.

107-56), The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959), the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) and Executive Order 13224 (effective September 24, 2001) (“Executive Order”).
          (b) No Loan Party and to the knowledge of the Loan Parties, no Affiliate or broker or other agent of any Loan Party acting or benefiting in any capacity in connection with the Loans is any of the following:
          (i) a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
          (ii) a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
          (iii) a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;
          (iv) a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or
          (v) a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.
          (c) No Loan Party and, to the knowledge of the Loan Parties, no broker or other agent of any Loan Party acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
          SECTION 3.22 [Intentionally Omitted].
          SECTION 3.23 UK Financial Assistance. Neither the execution, delivery or performance of any of the Loan Documents nor the incurrence of any of the Obligations by any Loan Party constitutes or will constitute unlawful financial assistance for the purposes of sections 151 to 154 (inclusive) of the United Kingdom Companies Act 1985 (as re-enacted or amended from time to time).
ARTICLE IV
CONDITIONS PRECEDENT
          SECTION 4.01 Conditions to Effective Date. Subject to Section 5.13, the amendment and restatement of the Pre-Petition Credit Agreement set forth herein shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section 4.01.

          (a) Loan Documents. All legal matters incident to this Agreement, the Credit Extensions hereunder and the other Loan Documents shall be satisfactory to the Lenders and to the Administrative Agent and there shall have been delivered to the Administrative Agent an executed counterpart of each of the Loan Documents.
          (b) Corporate Documents. The Administrative Agent shall have received:
          (i) a certificate of the secretary or assistant secretary (or other authorized officer or member acceptable to the Administrative Agent) of each Loan Party dated the Effective Date, certifying (A) that attached thereto is a true and complete copy of each Organizational Document of such Loan Party certified (to the extent applicable) as of a recent date by the Secretary of State of the state of its organization (or other applicable Governmental Authority); (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of Borrowers, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect; and (C) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party (together with a certificate of another officer as to the incumbency and specimen signature of the secretary or assistant secretary executing the certificate in this clause (i));
          (ii) a certificate as to the good standing of each Loan Party (in so-called “long-form” if available) as of a recent date, from such Secretary of State (or other applicable Governmental Authority); and
          (iii) such other documents as the Lenders or the Administrative Agent may reasonably request.
          (c) Officers’ Certificate. The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the chief executive officer or the chief financial officer of Borrowers, confirming compliance with the conditions precedent set forth in this Section 4.01 and Sections 4.02(b), (c) and (d).
          (d) Financings and Other Transactions, Etc.
          (i) The Transactions shall have been consummated or shall be consummated simultaneously on the Effective Date, in each case in all material respects in accordance with the terms hereof and the terms of the Transaction Documents, without the waiver or amendment of any such terms not approved by the Lenders other than any waiver or amendment thereof that is not materially adverse to the interests of the Lenders.
          (ii) The Lenders shall be satisfied with the capitalization, the terms and conditions of any equity arrangements and the corporate or other organizational structure of the Companies.
          (iii) The Administrative Agent shall have received evidence in form and substance reasonably satisfactory to the Administrative Agent that all debt set forth on Schedule 4.01(d) has been extinguished or cancelled; and the Administrative Agent shall have received from any person holding any Lien securing any such debt, such UCC termination statements, mortgage releases, releases of assignments of leases and rents, releases of security interests in Intellectual Property and other instruments, in each case, in any jurisdiction, in proper form for recording, as the Administrative Agent shall have reasonably requested to release and terminate of record the Liens securing such debt.
          (e) Financial Statements; Projections. The Lenders shall have received and shall be satisfied with the form and substance of the financial statements described in Section 3.04 and with the forecasts of the financial performance of Holdings, Borrowers and their respective Subsidiaries.
          (f) Indebtedness and Minority Interests. After giving effect to the Transactions and the other transactions contemplated hereby, no Company shall have outstanding any Indebtedness or Preferred Stock other than (i) the Loans and Credit Extensions hereunder; (ii) Indebtedness permitted pursuant to Section 6.01; and (iii) Indebtedness owed to any Borrower or any Guarantor.
          (g) Opinions of Counsel. The Administrative Agent shall have received, on behalf of itself, the Collateral Agent, the Collateral Trustee and the Lenders a favorable written opinion of (i) DLA Piper, special counsel for the Loan Parties, in form and substance satisfactory to the Lenders, and (ii) each local and foreign counsel listed on Schedule 4.01(g), in form and substance satisfactory to the Lenders, in each case (A) dated the Effective Date; (B) addressed to Administrative Agent, the Collateral Agent, the Collateral Trustee and the Lenders; and (C) covering such other matters relating to the Loan Documents and the Transactions as the Lenders shall reasonably request.
          (h) Solvency Certificate. The Lenders shall have received a solvency certificate in the form of Exhibit I, dated the Effective Date and signed by the chief financial officer of Borrowers.
          (i) Requirements of Law. The Lenders shall be satisfied that Holdings, its Subsidiaries and the Transactions shall be in full compliance with all material Requirements of Law, including Regulations T, U and X of the Board, and shall have received satisfactory evidence of such compliance reasonably requested by them.
          (j) Consents. The Lenders shall be satisfied that all requisite Governmental Authorities and third parties shall have approved or consented to the Transactions, and there shall be no governmental or judicial action, actual or threatened, that has or would have, singly or in the aggregate, a reasonable likelihood of restraining, preventing or imposing burdensome conditions on the Transactions or the other transactions contemplated hereby.
          (k) Litigation. There shall be no litigation, public or private, or administrative proceedings, governmental investigation or other legal or regulatory developments, actual or threatened, that, singly or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or could materially and adversely affect the ability of Holdings, Borrowers and their respective Subsidiaries to fully and timely perform their respective obligations under the Transaction Documents, or the ability of the parties to consummate the financings contemplated hereby or the other Transactions.
          (l) [Intentionally Omitted].
          (m) Fees. The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-pocket expenses (including the legal fees and expenses of Latham & Watkins LLP and Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the Administrative

Agent, the legal fees and expenses of Akin Gump Strauss Hauer & Feld LLP, counsel to the Specified Lender, Latham & Watkins LLP, special counsel to certain of the Lenders, and the reasonable fees and expenses of any local counsel, foreign counsel, appraisers, consultants and other advisors) required to be reimbursed or paid by Borrowers hereunder or under any other Loan Document.
          (n) Personal Property Requirements. The Collateral Agent shall have received:
          (i) all certificates, agreements or instruments representing or evidencing the Securities Collateral accompanied by instruments of transfer and stock powers undated and endorsed in blank;
          (ii) Intercompany Loan Documents existing as of the Effective Date accompanied by instruments of transfer, undated and endorsed in blank;
          (iii) all other certificates, agreements, or instruments (excluding control agreements) necessary to perfect the Collateral Agent’s and the Collateral Trustee’s (as applicable) security interest in all Chattel Paper, all Instruments, all Deposit Accounts and all Investment Property of each Loan Party (as each such term is defined in the Security Agreement and to the extent required by the Security Agreement);
          (iv) UCC financing statements in appropriate form for filing under the UCC, filings with the United States Patent and Trademark Office and United States Copyright Office and such other documents under applicable Requirements of Law in each jurisdiction as may be necessary or appropriate or, in the opinion of the Collateral Agent, desirable to perfect the Liens created, or purported to be created, by the Security Documents; and
          (v) evidence acceptable to the Collateral Agent of payment or arrangements for payment by the Loan Parties of all applicable recording taxes, fees, charges, costs and expenses required for the recording of the Security Documents.
          (o) Insurance. The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.04 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable) and shall name the Collateral Agent, on behalf of the Secured Parties, and the Collateral Trustee as additional insured, in form and substance satisfactory to the Administrative Agent.
          (p) Patriot Act. Each Borrower, each Subsidiary Guarantor and Korean Opco shall have provided to each Lender the information required by Section 10.14 and such additional information as may be reasonably requested by any Lender in order to satisfy its “know your customer” and anti-money-laundering rules and regulations.
          (q) Korean Law Requirements. Administrative Agent shall have received:
          (i) a fully executed guarantee in form and substance satisfactory to the Administrative Agent (the “Korean Opco Bank Guarantee”) by and between Korean Opco and the Collateral Trustee;
          (ii) duly executed originals of the Korean Opco Security Documents, each in full force and effect together with all authorizations, approvals, consents and licenses necessary in connection therewith and evidence that the same are in full force and effect (including, without limitations, such documents set forth on Schedule 1.01(a));
          (iii) any and all notices, consents, letters of undertaking, certificates and other documents annexed, exhibited, appended or related to the Korean Opco Loan Documents;
          (iv) a certified copy of the Articles of Incorporation of Korean Opco, as amended, modified or supplemented to the Closing Date, certified to be true, correct and complete by an authorized officer of Korean Opco;
          (v) a certified copy of the resolutions of the board of directors of Korean Opco approving and authorizing the execution, delivery and performance of the Korean Opco Loan Documents to which it is a party and any other documents to be executed and delivered by Korean Opco in relation thereto;
          (vi) a certificate of the representative director of Korean Opco dated the Effective Date certifying the name(s) and signature(s) of the officer(s) of Korean Opco authorized to sign the Korean Opco Loan Documents to which it is a party and the power of attorney for the execution of the Korean Opco Loan Documents;
          (vii) a certified copy of the shareholders registry of Korean Opco;
          (viii) the seal impression certificate of the representative director of Korean Opco executing the Korean Opco Loan Documents and all other certificates hereunder;
          (ix) a certificate of the representative director of Korean Opco dated the Closing Date certifying the following: (i) the representations and warranties of Korean Opco set forth herein and in each other Loan Document to which it is a party are true and correct; (ii) no Default shall have occurred and be continuing; and (iii) the seal impressions or signatures set out beside the names of each director listed in the resolutions of the board of directors referred to in paragraph 1(b) above are the respective genuine seal impressions or signatures of such director;
          (x) copies of the relevant reports and/or Approvals required under the Foreign Exchange Transaction Law of Korea or other similar laws and regulations; and
          (xi) certified copies of all material approvals, consents, filings and authorizations of the Korean government authority necessary for the valid execution, delivery and performance of the Korean Opco Loan Documents, if any.
          (r) Collateral Trustee Requirements. The terms and conditions of the Collateral Trust Documents shall be in form and substance satisfactory to the Administrative Agent in its sole and absolute discretion.
          (s) UK Sales Subsidiary Requirements. The Administrative Agent shall have received in form and substance satisfactory to it:
          (i) evidence of the appointment of an agent for service of process in the United Kingdom by the shareholder of the UK Sales Subsidiary;

          (ii) a shareholder resolution of the UK Sales Subsidiary authorising the entry into of the applicable Loan Documents by the UK Sales Subsidiary; and
          (iii) original signed, stamped but undated stock transfer forms and original share certificates with respect to the shares in the UK Sales Subsidiary charged pursuant to the applicable Security Document.
          (t) The Administrative Agent and the Lenders shall have received the Confirmation Order.
          (u) The terms and provisions of the Plan of Reorganization shall be reasonably satisfactory to the Administrative Agent and Lenders (it being acknowledged by the Administrative Agent and the Lenders that the terms and provisions of the Plan of Reorganization, dated September 24, 2009, and filed with the Bankruptcy Court on September 25, 2009, are satisfactory), and the Confirmation Order shall include such provisions with respect to the Loans as are reasonably satisfactory to the Administrative Agent and the Lenders and, providing, among other things, that the Borrowers, Holdings and the Subsidiary Guarantors shall be authorized to (i) enter into the Loan Documents, (ii) grant the Liens and security interests and incur or guarantee the Obligations under the Loan Documents and (iii) issue, execute and deliver all documents, agreements and instruments necessary or appropriate to implement and effectuate all obligations under the Loan Documents and to take all other actions necessary to implement and effectuate Borrowings under the Loan Documents. Except as consented to by the Administrative Agent and the Lenders, the Bankruptcy Court’s retention of jurisdiction under the Confirmation Order shall not govern the enforcement of the Loan Documents or any rights or remedies related thereto.
          (v) The Administrative Agent and the Lenders shall have received evidence, reasonably satisfactory to the Administrative Agent and the Lenders, that (i) the effective date under the Plan of Reorganization shall have occurred, the Confirmation Order shall be valid, subsisting and continuing as a Final Order and all conditions precedent to the effectiveness of the Plan of Reorganization shall have been fulfilled, or validly waived with the consent of the Lenders, including, without limitation, the execution, delivery and performance of all of the conditions thereof other than conditions that have been validly waived with the consent of the Lenders (but not including conditions consisting of the effectiveness of the Loan Documents) and (ii) no motion, action or proceeding by any creditor or other party-in-interest to the Chapter 11 Case which would adversely affect the Plan of Reorganization, the consummation of the Plan of Reorganization, the business or operations of the Borrowers, Holdings or the Subsidiary Guarantors or the transactions contemplated by the Loan Documents, as determined by the Lenders in good faith, shall be pending.
          SECTION 4.02 Conditions to All Credit Extensions. The obligation of each Lender to make any Credit Extension shall be subject to, and to the satisfaction of, each of the conditions precedent set forth below.
          (a) Notice. The Administrative Agent shall have received a Borrowing Request as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03).
          (b) No Default. Borrowers and each other Loan Party shall be in compliance in all material respects with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and, at the time of and immediately after giving effect to such Credit

Extension and the application of the proceeds thereof, no Default or Event of Default shall have occurred and be continuing on such date.
          (c) Representations and Warranties. Each of the representations and warranties made by any Loan Party set forth in Article III hereof or in any other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.
          (d) No Legal Bar. No order, judgment or decree of any Governmental Authority shall purport to restrain any Lender from making any Loans to be made by it. No injunction or other restraining order shall have been issued, shall be pending or noticed with respect to any action, suit or proceeding seeking to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated by this Agreement or the making of Loans hereunder.
          Each delivery of a Borrowing Request and the acceptance by Borrowers of the proceeds of such Credit Extension shall constitute a representation and warranty by Borrowers and each other Loan Party that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the conditions contained in Sections 4.02(b)-(d) have been satisfied. Borrowers shall provide such information as the Administrative Agent may reasonably request to confirm that the conditions in Sections 4.02(b)-(d) have been satisfied.
ARTICLE V
AFFIRMATIVE COVENANTS
          Each Loan Party warrants, covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document shall have been paid in full, unless the Required Lenders shall otherwise consent in writing, each Loan Party will, and will cause each of its Subsidiaries to:
          SECTION 5.01 Financial Statements, Reports, etc. Furnish to the Administrative Agent and each Lender:
          (a) Annual Reports. As soon as available and in any event within 90 days (or such earlier date on which Holdings is required to file a Form 10-K under the Exchange Act) after the end of each fiscal year, (i) the consolidated balance sheet of Holdings as of the end of such fiscal year and related consolidated statements of income, cash flows and stockholders’ equity for such fiscal year, in comparative form with such financial statements as of the end of, and for, the preceding fiscal year, and notes thereto (including, with respect to any Subsidiary of Holdings that is not a Subsidiary Guarantor, and each other Subsidiary of Holdings for which such note is required to be prepared pursuant to the requirements of applicable law or GAAP, a note with a consolidating balance sheet and financial statement of income and cash flows separating out each of such Subsidiary), all prepared in accordance with Regulation S-X if required by the Securities Act, and accompanied by an opinion of Samil Pricewaterhouse Coopers or other independent public accountants of recognized international standing satisfactory to the Administrative Agent (which opinion shall not be qualified as to scope or contain any going concern or other qualification),stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Holdings as of the dates and for the periods specified in accordance with GAAP; (ii) a management report in a form reasonably satisfactory to the Administrative Agent setting forth (A) statement of income items and Consolidated EBITDA of Holdings for such fiscal year, showing variance, by dollar amount and percentage, from amounts for the previous fiscal year and budgeted amounts and (B) key operational information and statistics for such fiscal year consistent with internal and industry-wide reporting standards; and (iii) a narrative report and management’s discussion and analysis, in a form reasonably satisfactory to the Administrative Agent, of the financial condition and results of operations of Holdings for such fiscal year, as compared to amounts for the previous fiscal year and budgeted amounts (it being understood that the information required by clause (i) may be furnished in the form of a Form 10-K);
          (b) Quarterly Reports. As soon as available and in any event within 45 days (or such earlier date on which Holdings is required to file a form 10-Q under the Exchange Act) after the end of each of the first three fiscal quarters of each fiscal year, (i) the consolidated balance sheet of Holdings as of the end of such fiscal quarter and related consolidated statements of income and cash flows for such fiscal quarter and for the then elapsed portion of the fiscal year, in comparative form with the consolidated statements of income and cash flows for the comparable periods in the previous fiscal year, and notes thereto (including, with respect to any Subsidiary of Holdings that is not a Subsidiary Guarantor, and each other Subsidiary of Holdings for which such note is required to be prepared pursuant to the requirements of applicable law or GAAP, a note with a consolidating balance sheet and financial statement of income and cash flows separating out each of such Subsidiary), all prepared in accordance with Regulation S-X under the Securities Act if required by the Securities Act and accompanied by a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of Holdings as of the date and for the periods specified in accordance with GAAP consistently applied, and on a basis consistent with audited financial statements referred to in clause (a) of this Section, subject to normal year-end audit adjustments, (ii) a management report in a form reasonably satisfactory to the Administrative Agent setting forth (A) statement of income items and Consolidated EBITDA of Holdings for such fiscal quarter and for the then elapsed portion of the fiscal year, showing variance, by dollar amount and percentage, from amounts for the comparable periods in the previous fiscal year and budgeted amounts and (B) key operational information and statistics for such fiscal quarter and for the then elapsed portion of the fiscal year consistent with internal and industry wide reporting standards and (iii) a narrative report and management’s discussion and analysis, in a form reasonably satisfactory to the Administrative Agent, of the financial condition and results of operations for such fiscal quarter and the then elapsed portion of the fiscal year, as compared to the comparable periods in the previous fiscal year and budgeted amounts (it being understood that the information required by clause (i) may be furnished in the form of a Form 10-Q);
          (c) Financial Officer’s Certificate. (i) Concurrently with any delivery of financial statements under Section 5.01(a) or (b), a Compliance Certificate certifying that no Default has occurred or, if such a Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) concurrently with any delivery of financial statements under Section 5.01(a) above, a report of the accounting firm opining on or certifying such financial statements stating that in the course of its regular audit of the financial statements of Holdings and its Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm obtained no knowledge that any Default insofar as it relates to financial or accounting matters has occurred or, if in the opinion of such accounting firm such a Default has occurred, specifying the nature and extent thereof;

          (d) Public Reports. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Company with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed to holders of its Indebtedness pursuant to the terms of the documentation governing such Indebtedness (or any trustee, agent or other representative therefor), as the case may be;
          (e) Management Letters. Promptly after the receipt thereof by any Company, a copy of any “management letter” received by any such person from its certified public accountants and the management’s responses thereto;
          (f) Budgets. Within 60 days after the beginning of Holdings fiscal year, a budget for Holdings in form reasonably satisfactory to the Required Lenders, but to include balance sheets, statements of income and sources and uses of cash, for each month of such fiscal year prepared in detail, with appropriate presentation and discussion of the principal assumptions upon which such budgets are based, accompanied by the statement of a Financial Officer of Borrowers to the effect that the budget of Holdings is a reasonable estimate for the periods covered thereby and, promptly when available, any significant revisions of such budget;
          (g) Notification to Account Debtors. Within ten (10) Business Days after the end of each month commencing with the first full month ending after the Effective Date, a certification from an authorized officer of each of (i) Korean Opco and (ii) any Sales Subsidiary having accounts owing from Japanese customers totaling in excess of $500,000, certifying that (x) all notices to Hynix Related Account Debtors that are required to be given under applicable law in order to perfect the Collateral Trustee’s or the Collateral Agent’s lien on any Hynix Related Receivables shall have been given to such Hynix Related Account Debtors and that each such notice contained an accurate “fixed date stamp” under applicable law indicating the date of such notice, (y) notices have been given to all other account debtors of Korean Opco or such Sales Subsidiary that (except for the affixing of a fixed date stamp thereon) are required to be given under applicable law in order to perfect the Collateral Trustee’s lien on the accounts receivable of Korean Opco or the Collateral Agent’s lien on accounts receivable of such Sales Subsidiary (to the extent that such accounts arise under contracts or invoices that do not prohibit the granting of such liens) shall have been given to such account debtors, and (z) confirming that Korean Opco and any such Sales Subsidiary have used their commercially reasonable efforts to ensure that no new contracts, agreements or invoices have been entered into since the Effective Date by Korean Opco or any such Sales Subsidiary prohibiting the granting of such liens. With respect to any existing contracts or invoices prohibiting the granting of liens in favor of the Collateral Trustee or the Collateral Agent on accounts receivable arising thereunder, the Borrowers shall use, and shall cause Korean Opco and/or such Sales Subsidiaries to use, commercially reasonable efforts to obtain the consent of the parties thereto to the granting of liens in favor of the Collateral Trustee or the Collateral Agent, as applicable, on such accounts receivable.
          (h) Perfection Certificate Supplements. At all times prior to the continuation of a Default, upon the reasonable request of the Enforcement Lenders (but in no event, more than one time per fiscal year), and after the occurrence and during the continuation of a Default, concurrently with any delivery of financial statements under Section 5.01(b), a certificate of a Financial Officer that supplements the information set forth in the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate (after giving effect to all amendments, supplements and other modifications thereto).

          (i) Other Information. Promptly, from time to time, such other information regarding the operations, business affairs and financial condition of any Company, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.
          SECTION 5.02 Litigation and Other Notices. Furnish to the Administrative Agent and each Lender written notice of the following promptly (and, in any event, within three Business Days of the occurrence thereof):
     (a) any Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;
     (b) the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit, litigation or proceeding, whether at law or in equity by or before any Governmental Authority, (i) against any Company or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect or (ii) with respect to any Loan Document;
     (c) any development that has resulted in, or could reasonably be expected to result in a Material Adverse Effect;
     (d) the occurrence of a Casualty Event with respect to property having a value individually or in the aggregate in excess of $1 million; and
     (e) (i) the incurrence of any material Lien (other than Permitted Collateral Liens) on, or claim asserted against any of the Collateral or (ii) the occurrence of any other event which could materially affect the value of the Collateral.
          SECTION 5.03 Existence; Businesses and Properties.
          (a) Do or cause to be done all things necessary to preserve, renew and maintain in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05 or Section 6.06 or, in the case of any Subsidiary, where the failure to perform such obligations, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
          (b) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, privileges, franchises, authorizations and Intellectual Property material to the conduct of its business; maintain and operate such business in substantially the manner in which it is presently conducted and operated; comply with all material contractual obligations and all applicable Requirements of Law (including taxation, ERISA, any and all zoning, building, Environmental Law, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Real Property) and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except with respect to any of the foregoing where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; pay and perform its obligations under all Transaction Documents; and at all times maintain, preserve and protect all property material to the conduct of such business and keep such property in good repair, working order and condition (other than wear and tear occurring in the ordinary course of business) and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times; provided that nothing in this

Section 5.03(b) shall prevent (i) sales of property, consolidations or mergers by or involving any Company in accordance with Section 6.05 or Section 6.06; (ii) the withdrawal by any Company of its qualification as a foreign corporation in any jurisdiction where such withdrawal, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; or (iii) the abandonment by any Company of any rights, franchises, licenses or Intellectual Property that such person reasonably determines are not useful to its business or no longer commercially desirable.
          SECTION 5.04 Insurance.
          (a) Generally. Keep its insurable property adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks as is customary with companies in the same or similar businesses operating in the same or similar locations, including insurance with respect to Mortgaged Properties and other properties material to the business of the Companies against such casualties and contingencies and of such types and in such amounts with such deductibles as is customary in the case of similar businesses operating in the same or similar locations, including (i) physical hazard insurance on an “all risk” basis; (ii) commercial general liability against claims for bodily injury, death or property damage covering any and all insurable claims; (iii) explosion insurance in respect of any boilers, machinery or similar apparatus constituting Collateral; (iv) business interruption insurance; (v) worker’s compensation insurance and such other insurance as may be required by any Requirement of Law; and (vi) such other insurance against risks as the Administrative Agent may from time to time require (such policies to be in such form and amounts and having such coverage as may be reasonably satisfactory to the Administrative Agent and the Collateral Agent); provided that with respect to physical hazard insurance, neither the Collateral Agent nor the applicable Company shall agree to the adjustment of any claim thereunder without the consent of the other (such consent not to be unreasonably withheld or delayed); provided, further, that no consent of any Company shall be required during an Event of Default.
          (b) Requirements of Insurance. All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Collateral Agent or the Collateral Trustee, as applicable, of written notice thereof; (ii) name the Collateral Agent or the Collateral Trustee, as applicable, as mortgagee (in the case of property insurance) or additional insured on behalf of the Secured Parties (in the case of liability insurance) or loss payee (in the case of property insurance), as applicable; (iii) if reasonably requested by the Collateral Agent or the Collateral Trustee, as applicable, include a breach of warranty clause and (iv) be reasonably satisfactory in all other respects to the Collateral Agent and the Collateral Trustee.
          (c) Notice to Agents. Notify the Administrative Agent and the Collateral Agent immediately whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.04 is taken out by any Company; and, upon request, promptly deliver to the Administrative Agent and the Collateral Agent a duplicate original copy of such policy or policies.
          (d) Flood Insurance. With respect to each Mortgaged Property, to the extent the applicable property is located in a flood zone or on a flood plain and such insurance is available at reasonable commercial rates, obtain flood insurance in such total amount as the Administrative Agent or the Required Lenders may from time to time reasonably require.

          (e) Broker’s Report. Deliver to the Administrative Agent and the Collateral Agent and the Lenders a report of a reputable insurance broker with respect to such insurance and such supplemental reports with respect thereto as the Administrative Agent or the Collateral Agent may from time to time reasonably request.
          (f) Mortgaged Properties. No Loan Party that is an owner of Mortgaged Property shall take any action that is reasonably likely to be the basis for termination, revocation or denial of any insurance coverage required to be maintained under such Loan Party’s respective Mortgage or that could be the basis for a defense to any claim under any Insurance Policy maintained in respect of the Premises, and each Loan Party shall otherwise comply in all material respects with all Insurance Requirements in respect of the Premises; provided, however, that each Loan Party may, at its own expense and after written notice to the Administrative Agent, (i) contest the applicability or enforceability of any such Insurance Requirements by appropriate legal proceedings, the prosecution of which does not constitute a basis for cancellation or revocation of any insurance coverage required under this Section 5.04 or (ii) cause the Insurance Policy containing any such Insurance Requirement to be replaced by a new policy complying with the provisions of this Section 5.04.
          SECTION 5.05 Obligations and Taxes.
          (a) Payment of Obligations. Pay its Indebtedness and other obligations promptly and in accordance with their terms and pay and discharge promptly when due all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, services, materials and supplies or otherwise that, if unpaid, might give rise to a Lien other than a Permitted Lien upon such properties or any part thereof; provided that such payment and discharge shall not be required with respect to any such Indebtedness, obligation, Tax, assessment, charge, levy or claim so long as (x)(i) the validity or amount thereof shall be contested in good faith by appropriate proceedings timely instituted and diligently conducted and the applicable Company shall have set aside on its books adequate reserves or other appropriate provisions with respect thereto in accordance with GAAP and (ii) such contest operates to suspend collection of the contested Indebtedness, obligation, Tax, assessment or charge and enforcement of a Lien other than a Permitted Lien and (y) the failure to pay could not reasonably be expected to result in a Material Adverse Effect.
          (b) Filing of Returns. Timely and correctly file all material Tax Returns required to be filed by it. Withhold, collect and remit all material Taxes that it is required to collect, withhold or remit.
          (c) Tax Shelter Reporting. Borrowers do not intend to treat the Loans as being a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4. In the event Borrowers determine to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof.
          SECTION 5.06 Employee Benefits. (a) Comply in all material respects with the applicable provisions of ERISA (to the extent applicable to any Company) and the Code and (b) furnish to the Administrative Agent (x) as soon as possible after, and in any event within 5 days after any Responsible Officer of any Company or any ERISA Affiliates of any Company knows or has reason to know that, any ERISA Event has occurred that, alone or together with any other ERISA Event could reasonably be expected to result in liability of the Companies or any of their ERISA Affiliates in an aggregate amount exceeding $500,000 or the imposition of a Lien, a statement of a Financial Officer of Borrowers setting forth details as to such ERISA Event and the action, if any, that the Companies propose to take with respect thereto, and (y) upon request by the Administrative Agent, copies of (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Company or any ERISA Affiliate with the Internal Revenue Service with respect to each Plan; (ii) the most recent actuarial valuation report for each Plan; (iii) all notices received by any Company or any ERISA Affiliate from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan (or employee benefit plan sponsored or contributed to by any Company) as the Administrative Agent shall reasonably request. With respect to Korean Opco, Korean Opco shall ensure that all pension plans or schemes operated by or maintained for the benefit of any of its employees are, to the extent required by applicable law, fully funded based on reasonable actuarial assumptions and recommendations and otherwise are operated or maintained in all material respects as required by Korean law.
          SECTION 5.07 Maintaining Records; Access to Properties and Inspections; Annual Meetings.
          (a) Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law are made of all dealings and transactions in relation to its business and activities. Each Company will permit any representatives designated by the Administrative Agent or any Lender to visit such Company’s offices and facilities to inspect the financial records and the property of such Company at reasonable times and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances, accounts and condition of any Company with the officers and employees thereof and advisors therefor (including independent accountants).
          (b) Within 150 days after the end of each fiscal year of the Companies, at the request of the Administrative Agent or Supermajority Lenders, hold a meeting (at a mutually agreeable location, venue and time or, at the option of the Administrative Agent, by conference call, the costs of such venue or call to be paid by Borrowers) with all Lenders who choose to attend such meeting, at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of the Companies and the budgets presented for the current fiscal year of the Companies.
          SECTION 5.08 Use of Proceeds. Use the proceeds of the Loans only for the purposes set forth in Section 3.12.
          SECTION 5.09 Compliance with Environmental Laws; Environmental Reports.
          (a) Comply, and cause all lessees and other persons occupying Real Property owned, operated or leased by any Company to comply, in all material respects with all Environmental Laws and Environmental Permits applicable to its operations and Real Property; obtain and renew all material Environmental Permits applicable to its operations and Real Property; and conduct all Responses required by, and in accordance with, Environmental Laws; provided that no Company shall be required to undertake any Response to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP.

          (b) If a Default caused by reason of a breach of Section 3.18 or Section 5.09(a) shall have occurred and be continuing for more than 20 days without the Companies commencing activities reasonably likely to cure such Default, at the written request of the Administrative Agent or the Supermajority Lenders through the Administrative Agent, provide to the Lenders within 45 days after such request, at the expense of Borrowers, an environmental assessment report regarding the matters which are the subject of such Default, including, where appropriate, any soil and/or groundwater sampling, prepared by an environmental consulting firm and, in the form and substance, reasonably acceptable to the Administrative Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or Response to address them.
          (c) Each Loan Party that is an owner of Mortgaged Property shall not install nor permit to be installed in the Mortgaged Property any Hazardous Materials, other than in compliance with applicable Environmental Laws.
          SECTION 5.10 Additional Collateral; Additional Guarantors.
          (a) Subject to this Section 5.10, with respect to any property acquired, created or developed (including, without limitation, the filing of any application or registration or issuance of any Intellectual Property) after the Effective Date by any Loan Party with a value in excess of $250,000 (individually or in the aggregate for all such property) that is intended to be subject to the Lien created by any of the Security Documents but is not so subject, promptly (and in any event within 30 days after the acquisition thereof) (i) execute and deliver to the Administrative Agent and the Collateral Agent (or the Collateral Trustee, as the case may be) such amendments or supplements to the relevant Security Documents or such other documents as the Administrative Agent or the Collateral Agent (or the Collateral Trustee, as the case may be) shall deem necessary or advisable to grant to the Collateral Agent (or the Collateral Trustee, as the case may be), for its benefit and for the benefit of the other Secured Parties, a Lien on such property subject to no Liens other than Permitted Collateral Liens and (ii) take all actions necessary to cause such Lien to be duly perfected to the extent required by such Security Document in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent. Borrowers shall otherwise take such actions and execute and/or deliver to the Collateral Agent (or the Collateral Trustee, as the case may be) such documents as the Administrative Agent or the Collateral Agent (or the Collateral Trustee, as the case may be) shall require to confirm the validity, perfection and priority of the Lien of the Security Documents against such after-acquired properties. The Loan Parties shall not be required to take any actions pursuant to this Section 5.10 if the Administrative Agent shall determine in the exercise of its reasonable discretion that the costs of obtaining Liens on any property as otherwise required by this Section 5.10 are excessive in relation to the value of such property. In addition, neither Korean Opco nor any Subsidiary described in Section 5.01(g) shall be required to affix a “fixed date stamp” to any notification sent to any account debtor (other than as contemplated by Section 5.01(g)).
          (b) With respect to any person that is or becomes a Subsidiary of either Borrower or Holdings after the Effective Date, promptly (and in any event within 30 days after such person becomes a Subsidiary of either Borrower or Holdings) (i) deliver to the Collateral Agent (or the Collateral Trustee, as the case may be) the certificates, if any, representing all of the Equity Interests of such Subsidiary, together with undated stock powers or other appropriate instruments of transfer executed and delivered in blank by a duly authorized officer of the holder(s) of such Equity Interests, and all intercompany notes owing from such Subsidiary to any Loan Party together with instruments of transfer executed and delivered in blank by a duly authorized officer of such Loan Party and (ii) cause such new Subsidiary (A) to execute a Joinder Agreement or such comparable documentation to become a Subsidiary Guarantor

(to the extent permitted under applicable law) and a joinder agreement to the applicable Security Agreement, substantially in the form annexed thereto or, in the case of a Foreign Subsidiary, execute (to the extent permitted by applicable law) a security agreement compatible with the laws of such Foreign Subsidiary’s jurisdiction in form and substance reasonably satisfactory to the Administrative Agent, and (B) to take all actions necessary or advisable in the opinion of the Administrative Agent or the Collateral Agent to cause the Lien created by the applicable Security Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Administrative Agent or the Collateral Agent.
          (c) Promptly grant to the Collateral Agent (or the Collateral Trustee, as the case may be), in each case to the extent permitted by applicable law, within 60 days of the acquisition thereof, a security interest in and Mortgage on (i) each Real Property owned in fee by such Loan Party as is acquired by such Loan Party after the Effective Date and that, together with any improvements thereon, individually has a fair market value of at least $1.0 million, and (ii) unless the Collateral Agent otherwise consents or such Mortgage cannot be obtained after the use of commercially reasonable efforts, each leased Real Property of such Loan Party, which lease individually has a fair market value of at least $1.0 million, in each case, as additional security for the Secured Obligations (unless the subject property is already mortgaged to a third party to the extent permitted by Section 6.02). Such Mortgages shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and the Collateral Agent (and, if applicable, the Collateral Trustee) and shall constitute valid and enforceable perfected Liens subject only to Permitted Collateral Liens or other Liens acceptable to the Collateral Agent. The Mortgages or instruments related thereto shall be duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent (or the Collateral Trustee, as the case may be) required to be granted pursuant to the Mortgages and all taxes, fees and other charges payable in connection therewith shall be paid in full. Such Loan Party shall otherwise take such actions and execute and/or deliver to the Collateral Agent (or the Collateral Trustee, as the case may be) such documents as the Administrative Agent or the Collateral Agent (or the Collateral Trustee, as the case may be) shall require to confirm the validity, perfection and priority of the Lien of any existing Mortgage or new Mortgage against such after-acquired Real Property (including a title policy, if available in the opinion of the Administrative Agent on commercially reasonable terms, a Survey, if customarily obtained in the jurisdiction where such Real Property is located and available in the opinion of the Administrative Agent on commercially reasonable terms, and local counsel opinion (in form and substance reasonably satisfactory to the Administrative Agent) in respect of such Mortgage).
          (d) Notwithstanding anything to the contrary set forth in this Section 5.10, Subsidiaries of Holdings that have assets having a fair value of less than $500,000 individually (but not to exceed $5,000,000 for all such Subsidiaries covered by this clause (d)) shall not be required to become a Subsidiary Guarantor pursuant to the requirements of, or grant the liens and security interest contemplated by, this Section 5.10.
          (e) Notwithstanding anything to the contrary herein or in any Loan Document, no Loan Party shall be required to deliver control agreements over deposit accounts or securities accounts.
          SECTION 5.11 Security Interests; Further Assurances. Promptly, upon the reasonable request of the Administrative Agent, the Collateral Agent, the Collateral Trustee or any Lender, at Borrowers’ expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by the Administrative Agent, the Collateral Agent or the Collateral Trustee reasonably necessary or desirable for the continued validity, perfection and priority of the Liens on the Collateral covered thereby subject to no other Liens except as permitted hereby or by the applicable Security Document, or use commercially reasonable efforts to obtain any consents or waivers as may be necessary or appropriate in connection therewith. Deliver or cause to be delivered to the Administrative Agent, the Collateral Agent and the Collateral Trustee from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to the Administrative Agent, the Collateral Trustee and the Collateral Agent as the Administrative Agent, the Collateral Trustee and the Collateral Agent shall reasonably deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Security Documents (and, in the case of any security governed by the laws of England and Wales, preserve, establish or otherwise evidence the fixed nature of such security). Upon the exercise by the Administrative Agent, the Collateral Agent, the Collateral Trustee or any Lender of any power, right, privilege or remedy pursuant to any Loan Document which requires any consent, approval, registration, qualification or authorization of any Governmental Authority execute and deliver all applications, certifications, instruments and other documents and papers that the Administrative Agent, the Collateral Agent, the Collateral Trustee or such Lender may reasonably require. If the Administrative Agent, the Collateral Agent, the Collateral Trustee or the Required Lenders determine that they are required by a Requirement of Law to have appraisals prepared in respect of the Real Property of any Loan Party constituting Collateral, Borrowers shall provide to the Administrative Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA and are otherwise in form and substance reasonably satisfactory to the Administrative Agent, the Collateral Agent and the Collateral Trustee. Each Loan Party also agrees to promptly notify the Collateral Agent and the Collateral Trustee (if applicable) of any change in the location of any office in which it maintains books or records relating to Collateral owned by it or any office or facility at which Collateral having a value in excess of $250,000 is located (including the establishment of any such new office or facility), other than changes in location to a Mortgaged Property or a leased property subject to a landlord access agreement, in form and substance reasonably satisfactory to the Supermajority Lenders.
          SECTION 5.12 Information Regarding Collateral.
          Not effect any change (i) in any Loan Party’s legal name; (ii) in the location of any Loan Party’s chief executive office; (iii) in any Loan Party’s identity or organizational structure, (iv) in any Loan Party’s Federal Taxpayer Identification Number or organizational identification number, if any; or (v) in any Loan Party’s jurisdiction of organization (in each case, including by merging with or into any other entity, reorganizing, dissolving, liquidating, reorganizing or organizing in any other jurisdiction), until (A) it shall have given the Collateral Agent, the Collateral Trustee and the Administrative Agent and the Collateral Trustee not less than 30 days’ prior written notice (in the form of an Officers’ Certificate), or such lesser notice period agreed to by the Collateral Agent or the Collateral Trustee (as applicable), of its intention so to do, clearly describing such change and providing such other information in connection therewith as the Collateral Agent, the Administrative Agent or the Collateral Trustee (as applicable) may reasonably request and (B) it shall have taken all action reasonably satisfactory to the Collateral Agent or the Collateral Trustee (as applicable) to maintain the perfection and priority of the security interest of the Collateral Agent for the benefit of the Secured Parties or the Collateral Trustee in the Collateral, if applicable. Each Loan Party agrees to promptly provide the Collateral Agent and the Collateral Trustee, if applicable, with certified Organizational Documents reflecting any of the changes described in the preceding sentence.

          SECTION 5.13 Post-Closing Collateral Matters. Execute and deliver the documents and complete the tasks set forth on Schedule 5.13, in each case within the time limits specified on such schedule.
          SECTION 5.14 Affirmative Covenants with Respect to Leases. With respect to each Lease, the respective Loan Party shall perform all the obligations imposed upon the landlord under such Lease and enforce all of the tenant’s obligations thereunder, except where the failure to so perform or enforce could not reasonably be expected to result in a Material Adverse Effect.
ARTICLE VI
NEGATIVE COVENANTS
          Each Loan Party warrants, covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document have been paid in full, unless the Required Lenders shall otherwise consent in writing, no Loan Party will, nor will it cause or permit any Subsidiaries to:
          SECTION 6.01 Indebtedness. Incur, create, assume or permit to exist, directly or indirectly, any Indebtedness, except:
     (a) Indebtedness incurred under this Agreement and the other Loan Documents;
     (b) (i) Indebtedness outstanding on the Effective Date and (ii) refinancings or renewals thereof; provided that (A) any such refinancing Indebtedness is in an aggregate principal amount not greater than the aggregate principal amount of the Indebtedness being renewed or refinanced, plus the amount of any premiums required to be paid thereon and reasonable fees and expenses associated therewith, (B) such refinancing Indebtedness has a later or equal final maturity and longer or equal weighted average life than the Indebtedness being renewed or refinanced and (C) the covenants, events of default, subordination and other provisions thereof (including any guarantees thereof) shall be, in the aggregate, no less favorable to the Lenders than those contained in the Indebtedness being renewed or refinanced;
     (c) Indebtedness under Hedging Obligations with respect to interest rates, foreign currency exchange rates or commodity prices, in each case not entered into for speculative purposes; provided that if such Hedging Obligations relate to interest rates, (i) such Hedging Obligations relate to payment obligations on Indebtedness otherwise permitted to be incurred by the Loan Documents and (ii) the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate;
     (d) Indebtedness permitted by Section 6.04(f);
     (e) Indebtedness in respect of Purchase Money Obligations and Capital Lease Obligations, and refinancings or renewals thereof, in an aggregate amount not to exceed $25.0 million at any time outstanding;
     (f) Indebtedness in respect of bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances issued for the account of any Company in the ordinary course of business, including guarantees or obligations of any Company with respect to letters of credit supporting such bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances (in each case other than for an obligation for money borrowed);
     (g) Contingent Obligations of any Loan Party in respect of Indebtedness otherwise permitted under this Section 6.01;
     (h) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;
     (i) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;
     (j) unsecured Indebtedness of any Company in an aggregate amount not to exceed $30.0 million at any time outstanding;
     (k) secured or unsecured Indebtedness of any Company up to an amount equal to $23,250,000 less any Incremental Loans incurred after the Effective Date; provided that if such Indebtedness is secured by Collateral, it may be secured either on a junior basis or on an equal and ratable basis with the Secured Obligations, in each case, subject to intercreditor arrangements reasonably satisfactory to the Supermajority Lenders; provided further that if the interest rate (which shall be deemed to include all upfront or similar fees or original issue discount (with OID being equated to interest rates in a manner reasonably determined by the Administrative Agent on an assumed four-year life to maturity) and any other component of interest rate) in respect of any such Indebtedness that is secured by Collateral on an equal and ratable basis with the Secured Obligations exceeds the interest rate with respect to the Term Loans and/or previously incurred Incremental Loans, the interest rate with respect to the Term Loans and previously incurred Incremental Loans shall be increased so that it is equal to the interest rate with respect to such Indebtedness; and
     (l) other Indebtedness of any Company; provided that, if such Indebtedness is secured by Collateral, it may be secured on a junior basis with the Secured Obligations subject to intercreditor arrangements reasonably satisfactory to the Supermajority Lenders; provided further that, after giving effect to such Indebtedness, on a Pro Forma Basis, the Total Leverage Ratio shall be no more than 3.0 to 1.0.
          SECTION 6.02 Liens. Create, incur, assume or permit to exist, directly or indirectly, any Lien on any property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, the “Permitted Liens”):
     (a) inchoate Liens for taxes, assessments or governmental charges or levies not yet due and payable or delinquent and Liens for taxes, assessments or governmental charges or levies, which are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;

     (b) Liens in respect of property of any Company imposed by Requirements of Law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business, and (i) which do not in the aggregate materially detract from the value of the property of the Companies, taken as a whole, and do not materially impair the use thereof in the operation of the business of the Companies, taken as a whole and (ii) which, if they secure obligations that are then due and unpaid, are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property subject to any such Lien;
     (c) any Lien in existence on the Effective Date and any Lien granted as a replacement or substitute therefor; provided that any such replacement or substitute Lien (i) except as permitted by Section 6.01(b)(ii)(A), does not secure an aggregate amount of Indebtedness, if any, greater than that secured on the Effective Date and (ii) does not encumber any property other than the property subject thereto on the Effective Date (any such Lien, an “Existing Lien”);
     (d) easements, rights-of-way, restrictions (including zoning restrictions), covenants, licenses, encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies on or with respect to any Real Property, in each case whether now or hereafter in existence, not (i) securing Indebtedness; (ii) individually or in the aggregate materially impairing the value or marketability of such Real Property; or (iii) individually or in the aggregate materially interfering with the ordinary conduct of the business of the Companies at such Real Property;
     (e) Liens arising out of judgments, attachments or awards not resulting in a Default and in respect of which such Company shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings;
     (f) Liens (other than any Lien imposed by ERISA) (x) imposed by Requirements of Law or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security legislation, (y) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or (z) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; provided that (i) with respect to clauses (x), (y) and (z) of this paragraph (f), such Liens are for amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings for orders entered in connection with such proceedings have the effect of preventing the forfeiture or sale of the property subject to any such Lien and (ii) to the extent such Liens are not imposed by Requirements of Law, such Liens shall in no event encumber any property other than cash and Cash Equivalents;

     (g) Leases of the properties of any Company, in each case entered into in the ordinary course of such Company’s business so long as such Leases are subordinate in all respects to the Liens granted and evidenced by the Security Documents and do not, individually or in the aggregate, (i) interfere in any material respect with the ordinary conduct of the business of any Company or (ii) materially impair the use (for its intended purposes) or the value of the property subject thereto;
     (h) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by any Company in the ordinary course of business in accordance with the past practices of such Company;
     (i) Liens securing Indebtedness incurred pursuant to Section 6.01(e); provided that any such Liens attach only to the property being financed pursuant to such Indebtedness and do not encumber any other property of any Company;
     (j) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by any Company, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, unless such Liens are non-consensual and arise by operation of law, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;
     (k) Liens on property of a person existing at the time such person is acquired or merged with or into or consolidated with any Company to the extent permitted hereunder (and not created in anticipation or contemplation thereof); provided that such Liens do not extend to property not subject to such Liens at the time of acquisition (other than improvements thereon) and are no more favorable to the lienholders than such existing Lien;
     (l) (x) Liens granted pursuant to the Security Documents to secure the Secured Obligations, (y) Liens securing Indebtedness permitted to be incurred pursuant to Section 6.01(k), which may extend to Collateral on either a junior basis or an equal and ratable basis with the Secured Obligations, in each case, subject to intercreditor arrangements reasonably satisfactory to the Supermajority Lenders, and (z) Liens securing Indebtedness permitted to be incurred pursuant to Section 6.01(l), so long as such Liens, to the extent covering Collateral, are junior to the liens granted pursuant to the Security Documents, subject to intercreditor arrangements reasonably satisfactory to the Supermajority Lenders;
     (m) licenses of Intellectual Property granted by any Company in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Companies;
     (n) the filing of UCC financing statements solely as a precautionary measure in connection with operating leases or consignment of goods; and
     (o) Liens with respect to obligations that do not in the aggregate exceed $5.0 million at any time outstanding, so long as, other than any such Liens securing obligations of up to $1.0 million, such Liens to the extent covering any Collateral are junior to the Liens granted pursuant to the Security Documents.
          SECTION 6.03 Sale and Leaseback Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Leaseback Transaction”) unless (i) the sale of such property is permitted by Section 6.06 and (ii) any Liens arising in connection with its use of such property are permitted by Section 6.02.
          SECTION 6.04 Investment, Loan and Advances. Directly or indirectly, lend money or credit (by way of guarantee or otherwise) or make advances to any person, or purchase or acquire any stock, bonds, notes, debentures or other obligations or securities of, or any other interest in, or make any capital contribution to, any other person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract (all of the foregoing, collectively, “Investments”), except that the following shall be permitted:
     (a) the Companies may consummate the Transactions in accordance with the provisions of the Transaction Documents;
     (b) Investments outstanding on the Effective Date;
     (c) the Companies may (i) acquire and hold accounts receivables owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, (ii) invest in, acquire and hold cash and Cash Equivalents, (iii) endorse negotiable instruments held for collection in the ordinary course of business or (iv) make lease, utility and other similar deposits in the ordinary course of business;
     (d) Hedging Obligations incurred pursuant to Section 6.01(c);
     (e) loans and advances to directors, employees and officers of any Borrower and any of its Subsidiaries for bona fide business purposes and to purchase Equity Interests of Holdings, in aggregate amount not to exceed $1.0 million at any time outstanding;
     (f) Investments by any Company in any other Company; provided that (i) any Investment in the form of a loan or advance to any such Company (whether or not a Subsidiary Guarantor) shall be pledged as Collateral pursuant to the Security Documents, (ii) to the extent any such loans or advances in an amount exceeding $500,000 (individually or in the aggregate) is evidenced by an Intercompany Loan Document, such Intercompany Loan Document shall be delivered to the Collateral Agent, accompanied by instruments of transfer, undated and endorsed in blank, and (iii) the equity interests of any Subsidiary of Holdings into which any such Investment is made shall be pledged as additional security for the Secured Obligations pursuant to the Security Documents;
     (g) Investments in securities of trade creditors or customers in the ordinary course of business received upon foreclosure or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

     (h) Investments made by any Borrower or any Subsidiary as a result of consideration received in connection with an Asset Sale made in compliance with Section 6.06;
     (i) Investments constituting Contingent Obligations permitted by Section 6.01;
     (j) Investments constituting Permitted Acquisitions; and
     (k) other investments in an aggregate amount not to exceed $10.0 million at any time outstanding.
     Notwithstanding anything to the contrary set forth in this Section 6.04, Investments in Non-Guarantor Subsidiaries will not be deemed permitted under this Section 6.04 if the aggregate value of (i) all Investments in such Non-Guarantor Subsidiaries (the value of which is measured at the time of such Investment) and (ii) all transfers of assets to such Non-Guarantor Subsidiaries (the value of which is measured at the time of such transfers of assets) exceeds an amount equal to 20% of the Total Assets of Holdings and its Subsidiaries that are Subsidiary Guarantors.
          SECTION 6.05 Mergers and Consolidations. Wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation (or agree to do any of the foregoing at any future time), except that the following shall be permitted:
     (a) the Transactions as contemplated by the Transaction Documents;
     (b) Asset Sales in compliance with Section 6.06;
     (c) acquisitions in compliance with Section 6.07;
     (d) (i) any Company may merge or consolidate with or into any Borrower or any Subsidiary Guarantor (as long as such Borrower is the surviving person in the case of any merger or consolidation involving such Borrower and a Subsidiary Guarantor is the surviving person and remains a Wholly Owned Subsidiary of Holdings in any other case); (ii) any Non-Subsidiary Guarantor may merge or consolidate with any other Non-Subsidiary Guarantor; and (iii) any Subsidiary of Holdings organized under the laws of the United States or any political subdivision thereof may merge with Holdings (so long as Holdings is the surviving person) or any other such Subsidiary organized under such laws (so long as the surviving person is a Subsidiary Guarantor); provided that in the case of each of clauses (i), (ii) and (iii), the Lien on and security interest in such property granted or to be granted in favor of the Collateral Agent under the Security Documents shall be maintained or created in accordance with the provisions of Section 5.10 or Section 5.11, as applicable; and
     (e) any Subsidiary may dissolve, liquidate or wind up its affairs at any time; provided that such dissolution, liquidation or winding up, as applicable, could not reasonably be expected to have a Material Adverse Effect.
          To the extent the Required Lenders waive the provisions of this Section 6.05 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 6.05, such Collateral (unless sold to a Company) shall be sold free and clear of the Liens created by the Security Documents, and the Agents shall take all actions they deem appropriate in order to effect the foregoing.

          SECTION 6.06 Asset Sales. Effect any Asset Sale, or agree to effect any Asset Sale, except that the following shall be permitted:
     (a) disposition of used, worn out, obsolete or surplus property by any Company in the ordinary course of business and the abandonment or other disposition of Intellectual Property that is, in the reasonable judgment of Borrowers, no longer economically practicable to maintain or useful in the conduct of the business of the Companies taken as a whole;
     (b) Asset Sales; provided that the aggregate consideration received in respect of all Asset Sales pursuant to this clause (b) shall not exceed $10.0 million in any four consecutive fiscal quarters of Borrowers;
     (c) leases of real or personal property in the ordinary course of business and in accordance with the applicable Security Documents;
     (d) the Transactions as contemplated by the Transaction Documents;
     (e) mergers and consolidations in compliance with Section 6.05; and
     (f) Investments in compliance with Section 6.04.
          To the extent the Required Lenders waive the provisions of this Section 6.06 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 6.06, such Collateral (unless sold to a Company) shall be sold free and clear of the Liens created by the Security Documents, and the Agents shall take all actions they deem appropriate in order to effect the foregoing.
          SECTION 6.07 Acquisitions. Purchase or otherwise acquire (in one or a series of related transactions) any part of the property (whether tangible or intangible) of any person (or agree to do any of the foregoing at any future time), except that the following shall be permitted:
     (a) Capital Expenditures by Borrowers and their Subsidiaries shall be permitted;
     (b) purchases and other acquisitions of inventory, materials, equipment and intangible property in the ordinary course of business and licenses of Intellectual Property in the ordinary course of business;
     (c) Investments in compliance with Section 6.04;
     (d) leases of real or personal property in the ordinary course of business and in accordance with the applicable Security Documents;
     (e) the Transactions as contemplated by the Transaction Documents;
     (f) Permitted Acquisitions; and
     (g) mergers and consolidations in compliance with Section 6.05;
provided that the Lien on and security interest in such property granted or to be granted in favor of the Collateral Agent under the Security Documents shall be maintained or created in accordance with the provisions of Section 5.10 or Section 5.11, as applicable.

          SECTION 6.08 Dividends. Authorize, declare or pay, directly or indirectly, any Dividends with respect to any Company, except that the following shall be permitted:
     (a) Dividends by any Company or any Subsidiary of any Company to Holdings, any Borrower or any Guarantor that is a Wholly Owned Subsidiary of Holdings;
     (b) payments to Holdings to permit Holdings, and the subsequent use of such payments by Holdings, to repurchase or redeem Qualified Capital Stock of Holdings held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of any Company, upon their death, disability, retirement, severance or termination of employment or service; provided that the aggregate cash consideration paid for all such redemptions and payments shall not exceed, in any fiscal year, $2.0 million; provided further that this amount may be increased by an amount not to exceed the sum of (i) the cash proceeds from the sale of Equity Interests of Holdings and (ii) to the extent contributed to Holdings, cash proceeds from the sale of Equity Interests of any of Holdings’ direct or indirect parent corporations, in each case to current or former members of management, directors, managers or consultants of Holdings and any of its Subsidiaries or any of its direct or indirect parent corporations that occurs after the Effective Date and during the year of any such Dividend permitted by this clause (b);
     (c) Permitted Tax Distributions by Holdings to its investors and dividends and payments to Holdings in an amount not to exceed such Permitted Tax Distributions for the purpose of enabling Holding to make such Permitted Tax Distributions; and
     (d) Dividends by Holdings equal to the portion of the Cumulative Credit on such date that Holdings elects to apply pursuant to this Section 6.08(d); provided that no Default or Event of Default has occurred and is continuing or result therefrom and after giving effect thereto, the Total Leverage Ratio, on a Pro Forma Basis, is no greater than 3.0 to 1.0; provided, further that if any such Dividend is made from the Cumulative Credit prior to the first Excess Cash Flow Prepayment required to be made pursuant to Section 2.09(b), the Borrowers shall concurrently prepay the Loans pursuant to Section 2.09(d) in an amount equal to such Dividend.
          SECTION 6.09 Transactions with Affiliates. Enter into, directly or indirectly, any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of any Company (other than between or among one or more Loan Parties), other than on terms and conditions at least as favorable to such Company as would reasonably be obtained by such Company at that time in a comparable arm’s-length transaction with a person other than an Affiliate, except that the following shall be permitted:
     (a) Dividends permitted by Section 6.08;
     (b) Investments permitted by Sections 6.04(e) and (f);
     (c) reasonable and customary director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements, in each case approved by the Board of Directors of the applicable Borrower;

     (d) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case in the ordinary course of business and otherwise not prohibited by the Loan Documents;
     (e) So long as no Default exists and the Total Leverage Ratio, on a Pro Forma Basis, is no greater than 3.0 to 1.0, the payment of management fees in an amount not to exceed $2.0 million in any fiscal year;
     (f) the existence of, and the performance by any Loan Party of its obligations under the terms of, any limited liability company, limited partnership or other Organizational Document or securityholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party on the Effective Date, as in effect on the Effective Date, and similar agreements that it may enter into thereafter; provided, however, that the existence of, or the performance by any Loan Party of obligations under, any amendment to any such existing agreement or any such similar agreement entered into after the Effective Date shall only be permitted by this Section 6.09(f) to the extent not more adverse to the interest of the Lenders in any material respect, when taken as a whole, than any of such documents and agreements as in effect on the Effective Date;
     (g) sales of Qualified Capital Stock of Holdings to Affiliates of any Borrower not otherwise prohibited by the Loan Documents and the granting of registration and other customary rights in connection therewith;
     (h) any transaction with an Affiliate where the only consideration paid by any Loan Party is Qualified Capital Stock of Holdings; and
     (i) the Transactions as contemplated by the Transaction Documents.
          SECTION 6.10 Minimum Liquidity.
          Permit, on the last day of each fiscal quarter, the sum of qualified and unrestricted cash and Cash Equivalents held by Loan Parties to be less than $12,500,000 (the “Liquidity Requirement”).
          SECTION 6.11 Prepayments of Other Indebtedness; Modifications of Organizational Documents and Other Documents, etc. Directly or indirectly:
     (a) make (or give any notice in respect thereof) any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of any Subordinated Indebtedness (the “Subordinated Indebtedness Payment”), unless, if after giving effect thereto, the Total Leverage Ratio, on a Pro Forma Basis, is no greater than 3.0 to 1.0, then any Subordinated Indebtedness Payment may be made up to an aggregate amount equal to the Cumulative Credit; provided that if any such Subordinated Indebtedness Payment is made from the Cumulative Credit prior to the date of the first Excess Cash Flow Prepayment required to be made pursuant to Section 2.09(b), the Borrowers shall concurrently prepay the Loans pursuant to Section 2.09(d) in an amount equal to such Subordinated Indebtedness Payment.
     (b) amend or modify, or permit the amendment or modification of, any provision of any Transaction Document in any manner that is adverse in any material respect to the interests of the Lenders; and

     (c) terminate, amend, modify (including electing to treat any Pledged Interests (as defined in the Security Agreement) as a “security” under Section 8-103 of the UCC) or change any of its Organizational Documents (including by the filing or modification of any certificate of designation) or any agreement to which it is a party with respect to its Equity Interests (including any stockholders’ agreement), or enter into any new agreement with respect to its Equity Interests, other than any such amendments, modifications or changes or such new agreements which are not adverse in any material respect to the interests of the Lenders; provided that Holdings may issue such Equity Interests, so long as such issuance is not prohibited by Section 6.13 or any other provision of this Agreement, and may amend its Organizational Documents to authorize any such Equity Interests.
          SECTION 6.12 Limitation on Certain Restrictions on Subsidiaries. Directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by any Borrower or any Subsidiary, or pay any Indebtedness owed to a Borrower or a Subsidiary, (b) make loans or advances to any Borrower or any Subsidiary or (c) transfer any of its properties to any Borrower or any Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) applicable Requirements of Law; (ii) this Agreement and the other Loan Documents; (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of a Subsidiary; (iv) customary provisions restricting assignment of any agreement entered into by a Subsidiary in the ordinary course of business; (v) any holder of a Lien permitted by Section 6.02 restricting the transfer of the property subject thereto; (vi) customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 6.06 pending the consummation of such sale; (vii) any agreement in effect at the time such Subsidiary becomes a Subsidiary of a Borrower, so long as such agreement was not entered into in connection with or in contemplation of such person becoming a Subsidiary of a Borrower; (viii) without affecting the Loan Parties’ obligations under Section 5.10, customary provisions in partnership agreements, limited liability company organizational governance documents, asset sale and stock sale agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company or similar person; (ix) restrictions on cash or other deposits or net worth imposed by suppliers or landlords under contracts entered into in the ordinary course of business; (x) any instrument governing Indebtedness assumed in connection with any Permitted Acquisition, which encumbrance or restriction is not applicable to any person, or the properties or assets of any person, other than the person or the properties or assets of the person so acquired; (xi) in the case of any joint venture which is not a Loan Party in respect of any matters referred to in clauses (b) and (c) above, restrictions in such person’s Organizational Documents or pursuant to any joint venture agreement or stockholders agreements solely to the extent of the Equity Interests of or property held in the subject joint venture or other entity; or (xii) any encumbrances or restrictions imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clauses (iii) or (viii) above; provided that such amendments or refinancings are no more materially restrictive with respect to such encumbrances and restrictions than those prior to such amendment or refinancing.

          SECTION 6.13 Limitation on Issuance of Capital Stock.
     (a) With respect to Holdings, issue any Equity Interest that is not Qualified Capital Stock.
     (b) With respect to any Borrower or any Subsidiary, issue any Equity Interest (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, any Equity Interest, except (i) for stock splits, stock dividends and additional issuances of Equity Interests which do not decrease the percentage ownership of any Borrower or any Subsidiaries in any class of the Equity Interest of such Subsidiary; (ii) Subsidiaries of any Borrower formed after the Effective Date in accordance with Section 6.14 may issue Equity Interests to such Borrower or the Subsidiary of such Borrower which is to own such Equity Interests; and (iii) any Borrower may issue common stock that is Qualified Capital Stock to Holdings. All Equity Interests issued in accordance with this Section 6.13(b) shall, to the extent required by Sections 5.10 and 5.11 or any Security Agreement, be delivered to the Collateral Agent for pledge pursuant to the applicable Security Agreement to the extent permitted by applicable law.
          SECTION 6.14 Limitation on Creation of Subsidiaries. Establish, create or acquire any additional Subsidiaries without the prior written consent of the Required Lenders; provided that, without such consent (i) any Borrower may establish or create one or more Wholly Owned Subsidiaries of such Borrower; (ii) any Borrower may establish, create or acquire one or more Subsidiaries in connection with an Investment made pursuant to Section 6.04(f); (iii) any Borrower may acquire one or more Subsidiaries in connection with a Permitted Acquisition; or (iv) Holdings may acquire or form one or more Subsidiaries in connection with a Permitted Acquisition, so long as, in each case, Section 5.10(b) shall be complied with.
          SECTION 6.15 Business.
     (a) With respect to Holdings, engage in any business activities or have any properties or liabilities, other than (i) the direct or indirect ownership of the Equity Interests of its Subsidiaries in existence as of the Effective Date and any other Subsidiary acquired or formed by Holdings in connection with a Permitted Acquisition, (ii) obligations under the Loan Documents and (iii) activities and properties incidental to the foregoing clauses (i) and (ii).
     (b) With respect to Borrowers and their Subsidiaries, engage (directly or indirectly) in any business other than those businesses in which Borrowers and its Subsidiaries are engaged on the Effective Date and activities incidental or related thereto.
          SECTION 6.16 Limitation on Accounting Changes. Make or permit any change in accounting policies or reporting practices, without the consent of the Required Lenders, which consent shall not be unreasonably withheld, except changes that are required by GAAP.
          SECTION 6.17 Fiscal Year. Change its fiscal year-end to a date other than December 31.
          SECTION 6.18 [Intentionally Omitted].
          SECTION 6.19 No Further Negative Pledge. Enter into any agreement, instrument, deed or lease which prohibits or limits the ability of any Loan Party to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, or which requires the grant of any security for an obligation if security is granted for another obligation, except the following: (1) this Agreement and the other Loan Documents; (2) covenants in documents creating Liens permitted by Section 6.02 prohibiting further Liens on the properties encumbered thereby; (3) any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Loan Documents on any Collateral securing the Secured Obligations and does not require the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of any Loan Party to secure the Secured Obligations; and (4) any prohibition or limitation that (a) exists pursuant to applicable Requirements of Law; (b) consists of customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 6.06 pending the consummation of such sale; (c) restricts subletting or assignment of any lease governing a leasehold interest of a Borrower or a Subsidiary; (d) exists in any agreement in effect at the time such Subsidiary becomes a Subsidiary of a Borrower, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary; or (e) is imposed by any amendments or refinancings that are otherwise permitted by the Loan Documents of the contracts, instruments or obligations referred to in clause (3) or (5)(d); provided that such amendments and refinancings are no more materially restrictive with respect to such prohibitions and limitations than those prior to such amendment or refinancing.
          SECTION 6.20 Anti-Terrorism Law; Anti-Money Laundering.
     (a) Directly or indirectly, (i) knowingly conduct any business or engage in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in Section 3.21; (ii) knowingly deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or any other Anti-Terrorism Law; or (iii) knowingly engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law (and the Loan Parties shall deliver to the Lenders any certification or other evidence requested from time to time by any Lender in its reasonable discretion, confirming the Loan Parties’ compliance with this Section 6.20).
     (b) Cause or permit any of the funds of such Loan Party that are used to repay the Loans to be derived from any unlawful activity with the result that the making of the Loans would be in violation of any Requirement of Law.
          SECTION 6.21 Embargoed Person. Cause or permit (a) any of the funds or properties of the Loan Parties that are used to repay the Loans to constitute property of, or be beneficially owned directly or indirectly by, any person subject to sanctions or trade restrictions under United States law (“Embargoed Person” or “Embargoed Persons”) that is identified on (1) the “List of Specially Designated Nationals and Blocked Persons” maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Order or Requirement of Law promulgated thereunder, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by a Requirement of Law, or the Loans made by the Lenders would be in violation of a Requirement of Law, or (2) the Executive Order, any related enabling legislation or any other similar Executive Orders; or (b) any Embargoed Person to have any direct or indirect interest, of any nature whatsoever in the Loan Parties, with the result that the investment in the Loan Parties (whether directly or indirectly) is prohibited by a Requirement of Law or the Loans are in violation of a Requirement of Law.

          SECTION 6.22 Limitation on Finance Subsidiary. Finance Subsidiary may not hold any material properties, become liable for any material obligations, engage in any trade or business, or conduct any business activity, other than (1) the issuance of its Equity Interests to Lux Borrower or any Wholly Owned Subsidiary of Lux Borrower; (2) the incurrence of Indebtedness as a co-obligor or guarantor, as the case may be, of any Indebtedness that is permitted to be incurred by Borrowers under the Loan Documents; provided that the net proceeds of such Indebtedness are retained by Lux Borrower or loaned to or contributed as capital to one or more Subsidiaries other than Finance Subsidiary; and (3) activities incidental thereto. Neither Lux Borrower nor any Subsidiary thereof shall engage in any transactions with Finance Subsidiary in violation of the immediately preceding sentence.
          SECTION 6.23 Preservation of Claims Under the Korean Opco Bank Guarantees. Make any payment or take any other action that would reduce the obligations of Korean Opco under the Korean Opco Bank Guarantee below an amount equal to the outstanding balance of the Secured Obligations at such time.
ARTICLE VII
GUARANTEE
          SECTION 7.01 The Guarantee. The Guarantors (other than Korean Opco which has separately executed the Korean Opco Bank Guarantee) hereby jointly and severally guarantee, as a primary obligor and not as a surety to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code) on the Loans made by the Lenders to, and the Notes held by each Lender of, Borrowers, and all other Secured Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan Document or any Hedging Agreement entered into with a counterparty that is a Secured Party, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby jointly and severally agree that if Borrowers or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.
          SECTION 7.02 Obligations Unconditional. The obligations of the Guarantors under Section 7.01 shall constitute a guaranty of payment and to the fullest extent permitted by applicable Requirements of Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of Borrowers under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, and, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:

          (i) at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;
          (ii) any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;
          (iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;
          (iv) any Lien or security interest granted to, or in favor of, any Lender, the Collateral Trustee, the Collateral Agent or the Administrative Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or
          (v) the release of any other Guarantor pursuant to Section 7.09.
          The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against any Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings among Borrowers and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against Borrowers or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.
          SECTION 7.03 Reinstatement. The obligations of the Guarantors under this Article VII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Borrowers or other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

          SECTION 7.04 Subrogation. Each Guarantor hereby agrees that until the indefeasible payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 7.01, whether by subrogation or otherwise, against Borrowers or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.
          SECTION 7.05 Remedies. The Guarantors jointly and severally agree that, as between the Guarantors and the Lenders, the obligations of Borrowers under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 8.01 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8.01) for purposes of Section 7.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Borrowers and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrowers) shall forthwith become due and payable by the Guarantors for purposes of Section 7.01.
          SECTION 7.06 Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Article VII constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CRPL Section 3213.
          SECTION 7.07 Continuing Guarantee. The guarantee in this Article VII is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.
          SECTION 7.08 General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 7.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 7.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.
          SECTION 7.09 Release of Guarantors. If, in compliance with the terms and provisions of the Loan Documents, all or substantially all of the Equity Interests or property of any Guarantor are sold or otherwise transferred (a “Transferred Guarantor”) to a person or persons, none of which is a Borrower or a Subsidiary, such Transferred Guarantor shall, upon the consummation of such sale or transfer, be released from its obligations under this Agreement (including under Section 10.03 hereof) and its obligations to pledge and grant any Collateral owned by it pursuant to any Security Document and, in the case of a sale of all or substantially all of the Equity Interests of the Transferred Guarantor, the pledge of such Equity Interests to the Collateral Agent pursuant to the Security Agreements shall be released, and the Collateral Agent shall take such actions as are necessary to effect each release described in this Section 7.09 in accordance with the relevant provisions of the Security Documents

          SECTION 7.10 Provisions Applicable to Certain Guarantees. Notwithstanding any of the provisions of Article VII, the Guaranteed Obligations of any Subsidiary Guarantor shall under no circumstances whatsoever extend to include any monies, liabilities or obligations (including the Obligations) which, if so included, would cause the infringement by any Subsidiary Guarantor of any of sections 151 to 154 (inclusive) of the United Kingdom Companies Act 1985 (as re-enacted or amended from time to time).
ARTICLE VIII
EVENTS OF DEFAULT
          SECTION 8.01 Events of Default. Upon the occurrence and during the continuance of the following events (“Events of Default”):
     (a) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment (whether voluntary or mandatory) thereof or by acceleration thereof or otherwise;
     (b) default shall be made in the payment of any interest on any Loan or any fee or any other amount (other than an amount referred to in paragraph (a) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;
     (c) any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;
     (d) default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in Section 5.02, 5.03(a) or 5.08 or in Article VI;
     (e) default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (a), (b) or (d) immediately above) and such default shall continue unremedied or shall not be waived for a period of thirty (30) days after written notice thereof from the Administrative Agent or any Lender to Borrowers;
     (f) any Company shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (other than the Obligations), when and as the same shall become due and payable beyond any applicable grace period, or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee or other representative on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, such Indebtedness to become due prior to its stated maturity or become subject to a mandatory offer purchase by the obligor; provided that it shall not constitute an Event of Default pursuant to this paragraph (f) unless the aggregate amount of all such Indebtedness referred to in clauses (i) and (ii) exceeds $3.0 million at any one time (provided that, in the case of Hedging Obligations, the amount counted for this purpose shall be the amount payable by all Companies if such Hedging Obligations were terminated at such time);
     (g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed or any application shall be made in a court of competent jurisdiction seeking (i) relief in respect of any Company, or of a substantial part of the property of any Company, under Title 11 of the Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law in any jurisdiction; (ii) the appointment of a receiver, administrator, administrative receiver, liquidator, trustee, custodian, sequestrator, conservator or similar official for any Company or for a substantial part of the property of any Company; or (iii) the suspension of payments, a moratorium of any indebtedness, bankruptcy, dissolution, administration, examination, reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise), the winding-up or liquidation of any Company; and (other than with respect to the UK Sales Subsidiary) such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
     (h) any Company shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law in any jurisdiction; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (g) above; (iii) apply for or consent to the appointment of a receiver, administrator, administrative receiver, liquidator, trustee, custodian, sequestrator, conservator or similar official for any Company or for a substantial part of the property of any Company; (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due including, in the case of the UK Sales Subsidiary, within the meaning of subsections 123(1)(a), (b), (c) or (d) of the United Kingdom Insolvency Act of 1986; (vii) take any action for the purpose of effecting any of the foregoing; (viii) wind up or liquidate; (ix) suspend making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commence negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness, (x) declare or institute a moratorium in respect of any of its indebtedness; (xi) enter into a composition, compromise, assignment or arrangement with any creditor of any Loan Party; or (xii) the value of the assets of the UK Sales Subsidiary is less than its liabilities (taking into account contingent and prospective liabilities);
     (i) one or more judgments, orders or decrees for the payment of money in an aggregate amount in excess of $1,000,000 shall be rendered against any Company or any combination thereof and the same shall remain undischarged, unvacated or unbonded for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon properties of any Company to enforce any such judgment;
     (j) one or more ERISA Events or noncompliance with respect to Foreign Plans shall have occurred that, in the opinion of the Required Lenders, when taken together with all other such ERISA Events and noncompliance with respect to Foreign Plans that have occurred, could reasonably be expected to result in liability of any Company and its ERISA Affiliates in an aggregate amount exceeding $1,000,000 or in the imposition of a Lien on any properties of a Company;
     (k) any security interest and Lien purported to be created by any Security Document with respect to property in excess of $500,000 in value shall cease to be in full force and effect, or shall cease to give the Collateral Agent, for the benefit of the Secured Parties, or the Collateral Trustee, as applicable, the Liens, rights, powers and privileges purported to be created and granted under such Security Document (including a perfected first priority security interest in and Lien on all of the Collateral thereunder (except as otherwise expressly provided in such Security Document)) in favor of the Collateral Agent or the Collateral Trustee, as applicable, or shall be asserted by any Borrower or any other Loan Party not to be a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in or Lien on the Collateral covered thereby;
     (l) any Loan Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by any Loan Party or any other person, or by any Governmental Authority, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Loan Party shall repudiate or deny any portion of its liability or obligation for the Obligations;
     (m) there shall have occurred a Change in Control;
     (n) any Company shall be prohibited or otherwise restrained from conducting the business theretofore conducted by it in any manner that has or could reasonably be expected to result in a Material Adverse Effect by virtue of any determination, ruling, decision, decree or order of any court or Governmental Authority of competent jurisdiction;
     (o) Korean Opco is designated as a “failing company” under the CRPL; or
     (p) the Clearing House suspends any current transactions of Korean Opco;
then, and in every such event (other than an event with respect to Holdings or any Borrower described in paragraph (g), (h), (o) or (p) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Enforcement Lenders shall, by notice to Borrowers, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued fees and all other Obligations of Borrowers accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrowers and the Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event, with respect to Holdings or any Borrower described in paragraph (g), (h), (o) or (p) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued fees and all other Obligations of Borrowers accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrowers and the Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding.

          SECTION 8.02 Application of Proceeds. The proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Collateral Agent of its remedies shall be applied, in full or in part, together with any other sums then held by the Collateral Agent pursuant to this Agreement, promptly by the Collateral Agent as follows:
     (a) First, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization including compensation to the Collateral Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Collateral Agent in connection therewith and all amounts for which the Collateral Agent is entitled to indemnification pursuant to the provisions of any Loan Document, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;
     (b) Second, to the payment of all other reasonable costs and expenses of such sale, collection or other realization including compensation to the other Secured Parties and their agents and counsel and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;
     (c) Third, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the indefeasible payment in full in cash, pro rata, of interest and other amounts constituting Obligations (other than principal) and any fees, premiums and scheduled periodic payments due under Hedging Agreements constituting Secured Obligations and any interest accrued thereon, in each case equally and ratably in accordance with the respective amounts thereof then due and owing;
     (d) Fourth, to the indefeasible payment in full in cash, pro rata, of principal amount of the Obligations and any breakage, termination or other payments under Hedging Agreements constituting Secured Obligations and any interest accrued thereon; and
     (e) Fifth, the balance, if any, to the person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns) or as a court of competent jurisdiction may direct.
          In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (e) of this Section 8.02, the Loan Parties shall remain liable, jointly and severally, for any deficiency.
          SECTION 8.03 Right to Cure. Notwithstanding anything to the contrary contained in Section 8.01, in the event that the Loan Parties fail (or, but for the operation of this Section 8.03, would fail) to comply with the Liquidity Requirement, until the expiration of the 30th day subsequent to the fiscal quarter for which such failure to comply occurs, Holdings shall have the right to issue Qualified Capital Stock (which does not provide for the making of mandatory Dividends prior to the first anniversary of the Maturity Date) for cash or otherwise receive cash contributions to the capital of Holdings, (collectively, the “Cure Right”), and upon the receipt by Holdings of such cash (the “Cure Amount”) pursuant to the exercise by Holdings of such Cure Right the covenant in Section 6.10 shall be recalculated giving effect to the Cure Amount and, if, after giving effect to such adjustment, the Loan Parties shall then be in compliance with the requirements of the Liquidity Requirement, the Loan Parties shall be deemed to have satisfied the Liquidity Requirement as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Liquidity Requirement that had occurred shall be deemed cured for the purposes of the Agreement; provided that in any four consecutive fiscal quarter period there shall be at least two fiscal quarters in which no Cure Right has been exercised.
ARTICLE IX
THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT
          SECTION 9.01 Appointment and Authority. Each of the Lenders hereby irrevocably appoints Wilmington Trust FSB, to act on its behalf as the Administrative Agent and the Collateral Agent hereunder and under the other Loan Documents and authorizes such Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agents by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Collateral Agent and the Lenders, and neither any Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.
          SECTION 9.02 Rights as a Lender. Each person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each person serving as an Agent hereunder in its individual capacity. Such person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Borrower or any Subsidiary or other Affiliate thereof as if such person were not an Agent hereunder and without any duty to account therefor to the Lenders.
          SECTION 9.03 Exculpatory Provisions. Agents and any of their respective officers, partners, directors, employees or agents (each an “Indemnified Party”) shall not be liable to Lenders for any action taken or omitted to be taken by any Agent (including the Prior Agent) under or in connection with any of the Loan Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction. No such Agent shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Required Lenders or Supermajority Lenders (or such other Lenders as may be required, or as such Agent shall believe in good faith shall be necessary, to give such instructions under Section 10.02) and, upon receipt of such instructions from Required Lenders or Supermajority Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Agents may distribute documents, deliverables or other materials to the Lenders for acceptance or rejection, and may, upon appropriate notice, rely on the lack of an objection by Lenders as deemed approval of the action presented. Without prejudice to the generality of the foregoing, (i) each Indemnified Party shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons and shall be entitled to rely, and shall be fully protected in relying, on opinions and judgments of attorneys (who may be attorneys for Borrower and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender or Loan Party shall have any right of action whatsoever against any Indemnified Party as a result of such Agent acting or (where so instructed) refraining from acting hereunder or under any of the other Loan Documents in accordance with the instructions of Required Lenders, Supermajority Lenders (or such other Lenders as may be required, or as such Agent shall believe in good faith shall be necessary, to give such instructions under Section 10.02). Without limiting the generality of the foregoing, no Agent:
          (i) shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
          (ii) shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that such Agent is required to exercise as directed in writing by the Required Lenders or the Supermajority Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that such Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable Requirements of Law; and
          (iii) shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any of its Affiliates that is communicated to or obtained by the person serving as such Agent or any of its Affiliates in any capacity.
No Agent shall be liable for any action taken or not taken by it (x) with the consent or at the request of the Required Lenders, other than with respect to any items that are subject to the consent of the Supermajority Lenders or another vote of Lenders as provided in this Agreement, in which case such Agent shall obtain the consent of the Supermajority Lenders, (or such other Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 10.02) or (y) in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Default unless and until notice describing such Default is given to such Agent by Borrowers or a Lender.
          No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to such Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term us used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

          SECTION 9.04 Reliance by Agent. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. Each Agent may consult with legal counsel (who may be counsel for Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
          SECTION 9.05 Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent. Each Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent. Notwithstanding anything herein to the contrary, with respect to each Indemnified Party (other than an Agent), including any sub-agent appointed by an Agent, (i) such sub-agent or other Indemnified Party shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Loan Parties and the Lenders, (ii) no waiver, amendment or modification of such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall be effective with respect to any such sub-agent or other Indemnified Party without the consent of such Person, and (iii) such sub-agent or other Indemnified Party shall only have obligations to such Agent, and not to any Loan Party, Lender or any other Person and no Loan Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent or other Indemnified Person.
          SECTION 9.06 Resignation of Agent. Each Agent may at any time give notice of its resignation to the Lenders and Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Borrowers, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above provided that if the Agent shall notify Borrowers and the Lenders that no qualifying person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders under any of the Loan Documents, the retiring Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through an Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by any Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between such Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.03 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.
          SECTION 9.07 Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon any Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
          SECTION 9.08 Agents Not Required to Advance Funds. Without limiting the foregoing, none of the Agents shall be required to act hereunder or to advance its own funds or otherwise incur any financial liability in the performance of its duties or the exercise of its rights hereunder and under any other agreements or documents to which it is a party, and shall in all cases be fully justified in failing or refusing to act hereunder unless it shall receive further assurances to its satisfaction from the Secured Parties (other than the Agents) of their indemnification obligations under and in accordance with the provisions of Section 10.03 against any and all liability and expense that may be incurred by it by reason of taking or continuing to take or refraining from taking any such action.
ARTICLE X
MISCELLANEOUS
          SECTION 10.01 Notices.
          (a) Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:
(i)	if to any Loan Party, to Borrowers at:

c/o MagnaChip Semiconductor, Ltd.

891	Daechi-dong, Gangnam-gu

Seoul 135-738 Korea

Attention: General Counsel

Telecopier No.: +82-2-6903-3898

(ii)	if to the Administrative Agent or the Collateral Agent, to it at:

Wilmington Trust FSB
50 South Sixth Street, Suite 1290
Minneapolis, MN 55402
Attention: Renee Kuhl
Telecopier No.: 612-217-5651
          (iii)      if to a Lender, to it at its address (or telecopier number) set forth in its Administrative Questionnaire.
Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).
          (b) Electronic Communications. Notices and other communications to the Lenders hereunder may (subject to Section 10.01(d)) be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent, the Collateral Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it (including as set forth in Section 10.01(d)); provided that approval of such procedures may be limited to particular notices or communications.
          Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
          (c) Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.
          (d) Posting. Each Loan Party hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to this Agreement and any other Loan Document, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto);

(ii)relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor; (iii) provides notice of any Default under this Agreement; or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications, collectively, the “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent at rkuhl@wilmingtontrust.com or at such other e-mail address(es) provided to Borrowers from time to time or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require. In addition, each Loan Party agrees to continue to provide the Communications to the Administrative Agent in the manner specified in this Agreement or any other Loan Document or in such other form, including hard copy delivery thereof, as the Administrative Agent shall require. Nothing in this Section 10.01 shall prejudice the right of the Agents, any Lender or any Loan Party to give any notice or other communication pursuant to this Agreement or any other Loan Document in any other manner specified in this Agreement or any other Loan Document or as any such Agent shall require.
          To the extent consented to by the Administrative Agent in writing from time to time, Administrative Agent agrees that receipt of the Communications by the Administrative Agent at its e-mail address(es) set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents; provided that Borrowers shall also deliver to the Administrative Agent an executed original of each Compliance Certificate required to be delivered hereunder.
          Each Loan Party further agrees that Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” The Agents do not warrant the accuracy or completeness of the Communications, or the adequacy of the Platform and expressly disclaim liability for errors or omissions in the communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by any Agent in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties have any liability to the Loan Parties, any Lender or any other person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications through the Internet, except to the extent the liability of such person is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from such person’s gross negligence or willful misconduct.
          SECTION 10.02 Waivers; Amendment.
          (a) Generally. No failure or delay by any Agent or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of each Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by this Section 10.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether any Agent or any Lender may have had notice or knowledge of such Default at the time. No notice or demand on any Borrower in any case shall entitle such Borrower to any other or further notice or demand in similar or other circumstances.
          (b) Required Consents. Subject to Section 10.02(c), and (d), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended, supplemented or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Borrowers and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent, the Collateral Agent (in the case of any Security Document) and the Loan Party or Loan Parties that are party thereto, in each case with the written consent of the Required Lenders; provided that no such agreement shall be effective if the effect thereof would:
          (i) increase the Commitment of any Lender without the written consent of such Lender (it being understood that no amendment, modification, termination, waiver or consent with respect to any condition precedent, covenant or Default shall constitute an increase in the Commitment of any Lender);
          (ii) reduce the principal amount of any Loan or reduce the rate of interest thereon (other than interest pursuant to Section 2.06(c)), or reduce any fees payable hereunder, or change the form or currency of payment of any Obligation, without the written consent of each Lender directly affected thereby (it being understood that any amendment or modification to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (ii));
          (iii) (A) change the scheduled final maturity of any Loan, (B) postpone the date for payment of any interest or fees payable hereunder, (C) change the amount of, waive or excuse any such payment (other than waiver of any increase in the interest rate pursuant to Section 2.06(c)), or (D) postpone the scheduled date of expiration of any Commitment beyond the Maturity Date, in any case, without the written consent of each Lender directly affected thereby;
          (iv) increase the maximum duration of Interest Periods hereunder, without the written consent of each Lender directly affected thereby;
          (v) permit the assignment or delegation by any Borrower of any of its rights or obligations under any Loan Document, without the written consent of each Lender;
          (vi) release Holdings, Korean Opco or all or substantially all of the Subsidiary Guarantors from their Guarantee (except as expressly provided in Article VII), or limit their liability in respect of such Guarantee, without the written consent of each Lender;
          (vii) release all or a substantial portion of the Collateral from the Liens of the Security Documents or subordinate the priorities of the Liens of the Security Documents or the Secured Obligations entitled to the Liens of the Security Documents, in each case without the written consent of each Lender (it being understood that additional Classes of Loans pursuant to Section 2.18 and Indebtedness incurred pursuant to Section 6.01(k) may be equally and ratably secured by the Collateral with the then existing Secured Obligations under the Security Documents);

          (viii) change Section 2.13(b) or (c) or Section 2.09(h) in a manner that would alter the pro rata sharing of payments or setoffs required thereby or any other provision in a manner that would alter the pro rata allocation among the Lenders of Loan disbursements, including the requirements of Sections 2.02(a), 2.16(d), 2.17(d) and 8.02, without the written consent of each Lender directly affected thereby;
          (ix) change any provision of this Section 10.02(b) or Section 10.02(c) or (d), without the written consent of each Lender directly affected thereby (except for additional restrictions on amendments or waivers for the benefit of Lenders of additional Classes of Loans pursuant to Section 2.18);
          (x) change the percentage set forth in the definition of “Required Lenders,” “Supermajority Lenders” or any other provision of any Loan Document (including this Section) specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be);
          (xi) change or waive any provision of Article X as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the written consent of such Agent;
          (xii) expressly change or waive any condition precedent in Section 4.02 to any Borrowing without the written consent of the Supermajority Lenders;
provided further that, to the extent that any Lender (together with any other Lender that is a Controlled Investment Affiliate or a Related Party of such Lender) holds more than 50% of the sum of all the Loans outstanding and unused Commitments, any amendments, supplements or other modifications of any provision of any Loan Document (including any series of related waivers, amendments, supplements or modifications) which are materially adverse to the interests of the Lenders shall not be effective without the written consent of Supermajority Lenders, it being understood that any of the following will be materially adverse to the interests of the Lenders:
          (i) changes to and waivers of Section 2.06(c), 2.08(c), 2.18, 6.07(f), 6.08, 6.09, 6.10, 6.11(a), 6.15, 8.03, 10.04(b)(iv), the definition of “Cumulative Credit” and the definition of “Permitted Acquisition”, in each case, as in effect immediately prior to such change or waiver;
          (ii) changes to and waivers of Section 6.01, as in effect immediately prior to such change or waiver, that permit the incurrence of additional Indebtedness or removes or modifies the requirement that intercreditor arrangements are reasonably satisfactory to the Supermajority Lenders;
          (iii) changes to and waivers of Sections 6.02, 6.22 and 6.23, in each case, as in effect immediately prior to such change or waiver, that adversely affects the grant of and/or priority of the Liens on Collateral securing the Secured Obligations;

          (iv) changes to and waivers of Sections 6.04 or 6.06, in each case, as in effect immediately prior to such change or waiver, that would permit additional cash or other assets to be distributed, disposed of or otherwise transferred to the Permitted Holders; and
          (v) changes to and waivers of Section 5.10 that increase the dollar thresholds above those set forth therein on the Effective Date.
          (c) Collateral. Without the consent of any other person, the applicable Loan Party or Parties and the Administrative Agent and/or Collateral Agent may (in its or their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable Requirements of Law.
          (d) Dissenting Lenders. If, in connection with any proposed change, waiver, discharge or termination of the provisions of this Agreement as contemplated by Section 10.02(b), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Borrowers shall have the right to replace all, but not less than all, of such non-consenting Lender or Lenders (so long as all non-consenting Lenders are so replaced) with one or more persons pursuant to Section 2.15 so long as at the time of such replacement each such new Lender consents to the proposed change, waiver, discharge or termination.
          SECTION 10.03 Expenses; Indemnity; Damage Waiver.
          (a) Costs and Expenses. Borrowers shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Collateral Trustee, the Specified Lender and their respective Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, the Collateral Agent, the Collateral Trustee and the Specified Lender) in connection with the syndication of the credit facilities provided for herein (including the obtaining and maintaining of CUSIP numbers for the Loans), the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses (including the reasonable fees, charges and disbursements of a single counsel) incurred by the Lenders (other than the Specified Lender) in connection with the preparation, negotiation, execution, delivery and administration of the Loan Documents incurred on or prior to the Effective Date; provided that, such expenses specified in clause (ii) shall in no event exceed $70,000, (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Collateral Trustee or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, the Collateral Agent, the Collateral Trustee or any Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and/or the other Loan Documents, including its rights under this Section 10.03, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans and (iv) all documentary and similar taxes and charges in respect of the Loan Documents.
     (b) Indemnification by Borrowers. Borrowers shall, jointly and severally, indemnify the Administrative Agent (and any sub-agent thereof), the Collateral Agent (and any sub-agent thereof),

the Collateral Trustee, each Lender, and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby; (ii) any Loan or the use or proposed use of the proceeds therefrom; (iii) any actual or alleged presence or Release or threatened Release of Hazardous Materials on, at, under or from any property owned, leased or operated by any Company at any time, any violation of, noncompliance with, or liability or obligation under, any Environmental Laws, any orders, requirements or demands of any Governmental Authority relating to any Environmental Laws or Environmental Permits, or any Environmental Claim related in any way to any Company; or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if such Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
          (c) Reimbursement by Lenders. To the extent that any Borrower for any reason fails to indefeasibly pay any amount required under paragraph (a) or (b) of this Section 10.03 to be paid by it to the Administrative Agent (or any sub-agent thereof), the Collateral Agent, the Collateral Trustee or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof), the Collateral Trustee or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), the Collateral Trustee, the Collateral Agent (or any sub-agent thereof) or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), the Collateral Agent (or any sub-agent thereof) or the Collateral Trustee in connection with such capacity. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Loans Outstanding and unused Commitments at the time.
          (d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Requirements of Law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

          (e) Payments. All amounts due under this Section shall be payable not later than 3 Business Days after demand therefore accompanied by appropriate invoices or other evidence of amounts owed.
          (f) Collateral Trustee as Third Party Beneficiary. The Collateral Trustee is hereby made an express third party beneficiary of this Section 10.03.
          SECTION 10.04 Successors and Assigns.
          (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that none of the Borrowers may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent, the Collateral Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of paragraph (b) of this Section 10.04, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section 10.04 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any Borrower or any Lender shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the other Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that:
          (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5.0 million, unless the Administrative Agent and, so long as no Default has occurred and is continuing, Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed);
          (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate tranches on a non-pro rata basis;
          (iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; and

          (iv) in the case of an assignment to Borrowers, Holdings or any Subsidiary Guarantor, (A) such assigned Loans or Commitments may not be further assigned to any person other than to a Borrower, Holdings or any Subsidiary Guarantor, (B) the Borrowers, Holdings or any Subsidiary Guarantor shall not be entitled to participate as a Lender in any Lender meetings, (C) the Borrowers, Holdings or any Subsidiary Guarantor shall not be permitted to vote in connection with any amendment, modification, waiver, consent or other action with respect to the terms of any Loan Document, other than with respect to any such amendment, modification, waiver, consent or other action described in clauses (i) through (xiv) of Section 10.02(b); provided that no amendment, modification, waiver, consent or other action to any Loan Document shall deprive the Borrowers, Holdings or any Subsidiary Guarantor of its pro rata share of any payments to which it is entitled to share in its capacity as a Lender under the Loan Documents; provided, further that the Administrative Agent is authorized to automatically deem any Loans or unused Commitments held by any Borrower, Holdings or any Subsidiary Guarantor to be voted (and, at the request of the Supermajority Lenders, is authorized to appoint an independent third party reasonably acceptable to such Supermajority Lenders as attorney in fact for any such Borrower, Holdings or any such Subsidiary Guarantor with respect to such Loans and/or unused Commitments then held by any such Borrower, Holdings or any such Subsidiary Guarantor to be voted) pro rata according to the Loans and unused Commitments of all other Lenders in the aggregate (other than any Borrower, Holdings or Subsidiary Guarantor that is a Lender) in connection with any such amendment, modification, waiver, consent or other action (including, without limitation, all voting and consent rights arising out of any bankruptcy or other insolvency proceedings, including voting on any plan of reorganization), and (D) prior to consummating any proposed assignment of the Loans and/or Commitments to Borrowers, Holdings or any Subsidiary Guarantor (a “Proposed Assignment”), Borrowers, Holdings or such Subsidiary Guarantor, as applicable, shall notify each Lender of the principal amount and purchase price (specified as a percentage of par) of such Proposed Assignment and shall offer each Lender the right to participate on a pro rata basis in such Proposed Assignment, which offer shall remain open for at least five Business Days.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section 10.04, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.11, 2.13, 2.15 and 10.03 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section 10.04.
          (c) Register. The Administrative Agent, acting solely for this purpose as an agent of Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Borrowers, the Administrative Agent, and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any Borrower, the Collateral Agent and any Lender (with respect to its own interest only), at any reasonable time and from time to time upon reasonable prior notice.
          (d) Participations. Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent sell participations to any person (other than a natural person or any Borrower or any Affiliates of a Borrower or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) such Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
          Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i), (ii) or (iii) of the first proviso to Section 10.02(b) that affects such Participant. Subject to paragraph (e) of this Section, Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.11, 2.12 and 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.14 as though it were a Lender.
          (e) Limitations on Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 2.11, 2.12 and 2.14 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrowers’ prior written consent. A Participant shall not be entitled to the benefits of Section 2.14 unless Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrowers, to comply with Section 2.14(e) as though it were a Lender.
          (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of Borrowers or the Administrative Agent, collaterally assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities.
          SECTION 10.05 Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid and so long as the Commitments have not expired or terminated. The provisions of Sections 2.11, 2.13, 2.14 and Article X shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.
          SECTION 10.06 Counterparts; Integration; Effectiveness; Electronic Execution.
          (a) Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.
          (b) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Requirement of Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
          SECTION 10.07 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
          SECTION 10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of any Borrower or any other Loan Party against any and all of the obligations of such Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of such Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify Borrowers and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
          SECTION 10.09 Governing Law; Jurisdiction; Consent to Service of Process.
          (a) Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.
          (b) Submission to Jurisdiction. Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.
          (c) Waiver of Venue. Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable Requirements of Law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 10.09(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable Requirements of Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          (d) Service of Process. Each party hereto irrevocably consents to service of process in any action or proceeding arising out of or relating to any Loan Document, in the manner provided for notices (other than telecopier) in Section 10.01. Nothing in this Agreement or any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by applicable Requirements of Law.
          SECTION 10.10 Waiver of Jury Trial. Each Loan Party hereby waives, to the fullest extent permitted by applicable Requirements of Law, any right it may have to a trial by jury in any legal proceeding directly or indirectly arising out of or relating to this Agreement, any other Loan Document or the transactions contemplated hereby (whether based on contract, tort or any other theory). Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.
          SECTION 10.11 Obligations Joint and Several. The liability of the Borrowers for all amounts due to any Agent, any Lender or any Indemnitees in respect of any of the Obligations shall be joint and several regardless of which Borrower actually received Loans hereunder or the amount of such Loans or the manner in which the Lenders or the Agents account for such Loans in their respective books and records.
          SECTION 10.12 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
          SECTION 10.13 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and other representatives (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable Requirements of Law or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section 10.13, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations or (iii) any rating agency for the purpose of obtaining a credit rating applicable to any Lender; (g) with the consent of Borrowers; or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than any Borrower. For purposes of this Section, “Information” means all information received from any Borrower or any of its Subsidiaries relating to any Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Borrower or any of its Subsidiaries; provided that, in the case of information received from any Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information.
          SECTION 10.14 USA PATRIOT Act Notice. Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrowers that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies Borrowers, which information includes the name, address and tax identification number of Borrowers and other information regarding Borrowers that will allow such Lender or the Administrative Agent, as applicable, to identify Borrowers in accordance with the USA

PATRIOT Act. This notice is given in accordance with the requirements of the USA PATRIOT Act and is effective as to the Lenders and the Administrative Agent.
          SECTION 10.15 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Requirements of Law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Requirements of Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
          SECTION 10.16 [Intentionally Omitted].
          SECTION 10.17 Obligations Absolute. To the fullest extent permitted by applicable Requirements of Law, all obligations of the Loan Parties hereunder shall be absolute and unconditional irrespective of:
     (a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Loan Party;
     (b) any lack of validity or enforceability of any Loan Document or any other agreement or instrument relating thereto against any Loan Party;
     (c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from any Loan Document or any other agreement or instrument relating thereto;
     (d) any exchange, release or non-perfection of any other Collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Obligations;
     (e) any exercise or non-exercise, or any waiver of any right, remedy, power or privilege under or in respect hereof or any Loan Document; or
     (f) any other circumstances which might otherwise constitute a defense available to, or a discharge of, the Loan Parties.
          SECTION 10.18 Judgment Currency.
          (a) Each Borrower’s obligations hereunder and under the other Loan Documents to make payments in Dollars (the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or the respective Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent or such Lender or under this Agreement or the other

Loan Documents. If, for the purpose of obtaining or enforcing judgment against Borrower in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made at the rate of exchange (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) determined, in each case, as of the Business Day immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).
          (b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, each Borrower covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.
          (c) For purposes of determining the Relevant Currency Equivalent or any other rate of exchange for this Section 10.18, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.
          SECTION 10.19 Restatement of Pre-Petition Credit Agreement.
          The parties hereto agree that on the Effective Date, the following transactions shall be deemed to occur automatically, without further action by any party hereto:
          (a) the Pre-Petition Credit Agreement shall be deemed to be amended and restated in its entirety in the form of this Agreement;
          (b) all existing “Obligations” (under and as defined in the Pre-Petition Credit Agreement) under the Pre-Petition Credit Agreement (“Existing Obligations”) shall, to the extent not paid on the Effective Date, be deemed to be Obligations outstanding hereunder;
          (c) the guaranties and Liens in favor of administrative agent, collateral agent or collateral trustee under the Pre-Petition Credit Agreement for the benefit of the lenders under the Pre-Petition Credit Agreement securing payment of the Existing Obligations, whether registered, recorded or otherwise perfected, shall remain in full force and effect and shall be continuing with respect to the Obligations; and
          (d) all references in the other Loan Documents to the Pre-Petition Credit Agreement shall be deemed to refer without further amendment to this Agreement.
          The parties hereto acknowledge and agree that this Agreement and the other Loan Documents do not constitute a novation, payment and reborrowing or termination of the Existing Obligations and that all such Existing Obligations are in all respects continued and outstanding as Obligations under this Agreement with only the terms being modified from and after the Effective Date as provided in this Agreement and the other Loan Documents.
[Signature Pages Follow]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

MAGNACHIP SEMICONDUCTOR S.A., a Luxembourg company
By:
Name:
Title:

MAGNACHIP SEMICONDUCTOR FINANCE COMPANY, a Delaware limited liability company
By:
Name:
Title:

MAGNACHIP SEMICONDUCTOR LLC, a Delaware limited liability company
By:
Name:
Title:

Signature Page to Credit Agreement

SUBSIDIARY GUARANTORS MAGNACHIP SEMICONDUCTOR, INC., a California company
By:
Name:
Title:

Signature Page to Credit Agreement

MAGNACHIP SEMICONDUCTOR SA HOLDINGS LLC, a Delaware limited liability company
By:
Name:
Title:

Signature Page to Credit Agreement

MAGNACHIP SEMICONDUCTOR LIMITED, a company incorporated in England and Wales with registered number 05232381
By:
Name:
Title:

Signature Page to Credit Agreement

MAGNACHIP SEMICONDUCTOR HOLDING COMPANY LIMITED, a company incorporated in the British Virgin Islands
By:
Name:
Title:

Signature Page to Credit Agreement

MAGNACHIP SEMICONDUCTOR, INC., a Japanese company
By:
Name:
Title:

Signature Page to Credit Agreement

For execution as a deed:
SEALED WITH THE COMMON SEAL	)
OF MAGNACHIP SEMICONDUCTOR	)
LIMITED AND SIGNED	)
BY	)
in the presence of:	)

Witness:		Witness:

Name:		Name:

Address:		Address:
Signature Page to Credit Agreement

MAGNACHIP SEMICONDUCTOR LIMITED, a Taiwan company
By:
Name:
Title:

Signature Page to Credit Agreement

MAGNACHIP SEMICONDUCTOR B.V.
By:
Name:
Title:

Signature Page to Credit Agreement

WILMINGTON TRUST FSB, as Administrative Agent and Collateral Agent
By:
Name:
Title:

By:
Name:
Title:

Signature Page to Credit Agreement

AVENUE INVESTMENTS, L.P.
By:	Avenue Partners, LLC, its General Partner

By:
Name:
Title:

Signature Page to Credit Agreement

GOLDMAN SACHS LENDING PARTNERS LLC
By:
Name:
Title:

Signature Page to Credit Agreement

CITICORP NORTH AMERICA INC.
By:
Name:
Title:

Signature Page to Credit Agreement